Exhibit 10.5

Execution Copy

COMMON TERMS AGREEMENT

among

SABINE PASS LIQUEFACTION, LLC,

as the Borrower

THE SECURED DEBT HOLDER GROUP REPRESENTATIVES,

SECURED HEDGE REPRESENTATIVES AND

SECURED GAS HEDGE REPRESENTATIVES,

that are parties to this Agreement from time to time

SOCIÉTÉ GÉNÉRALE,

as the Common Security Trustee

and

SOCIÉTÉ GÉNÉRALE,

as the Intercreditor Agent

i

	4.5	No Breach	18

	4.6	Government Approvals; Government Rules	18

	4.7	Proceedings	20

	4.8	Environmental Matters	20

	4.9	Taxes	21

	4.10	Tax Status	21

	4.11	ERISA; ERISA Event	21

	4.12	Nature of Business	21

	4.13	Security Documents	22

	4.14	Subsidiaries	22

	4.15	Investment Company Act of 1940	22

	4.16	Energy Regulatory Status	22

	4.17	Material Project Documents; Other Documents	23

	4.18	Margin Stock	24

	4.19	Regulations T, U and X	24

	4.20	Patents, Trademarks, Etc.	24

	4.21	Disclosure	24

	4.22	Insurance	25

	4.23	Indebtedness	25

	4.24	Material Adverse Effect	25

	4.25	Absence of Default	25

	4.26	Real Property	25

	4.27	Solvency	26

	4.28	Legal Name and Place of Business	26

	4.29	No Force Majeure	26

	4.30	Ranking	26

	4.31	Labor Matters	27

	4.32	OFAC	27

	4.33	Accounts	27

	4.34	Operating Arrangements	27

	4.35	No Condemnation	27

5.	CONDITIONS PRECEDENT TO DRAWDOWNS OF SECURED DEBT		27

6.	AFFIRMATIVE COVENANTS		28

	6.1	Separateness	28

	6.2	Project Documents, Etc.	28

	6.3	Maintenance of Existence, Etc.	28

	6.4	Books and Records; Inspection Rights	29

	6.5	Compliance with Government Rules, Etc.	29

	6.6	Insurance; Events of Loss	30

	6.7	Project Construction; Maintenance of Properties	31

	6.8	Taxes	32

	6.9	Maintenance of Liens	33

	6.10	Use of Proceeds	33

	6.11	Interest Rate Protection Agreements	33

	6.12	Operating Budget	34

	6.13	Other Documents and Information	34

	6.14	Expansion Debt; Independent Engineer	35

	6.15	Debt Service Coverage Ratio	35

	6.16	Further Assurances; Cooperation	36

	6.17	Auditors	37

	6.18	Surveys and Title Policies	37

	6.19	Working Capital Debt	37

	6.20	Debt Service Reserve Amount	37

	6.21	EPC Contract	37

7.	NEGATIVE COVENANTS		38

	7.1	[Reserved]	38

	7.2	Prohibition of Fundamental Changes	38

	7.3	Nature of Business	39

	7.4	Performance Tests and Liquidated Damages	39

	7.5	Restrictions on Indebtedness	39

	7.6	Capital Expenditures	39

	7.7	Restricted Payments	40

	7.8	Limitation on Liens	40

	7.9	Project Documents, Etc.	40

	7.10	Terminal Use Agreements	42

	7.11	Transactions with Affiliates	42

	7.12	Accounts	42

	7.13	EPC and Construction Contracts	43

	7.14	GAAP	46

	7.15	Use of Proceeds; Margin Regulations	46

	7.16	Permitted Investments	47

	7.17	Hedging Arrangements	47

	7.18	Environmental Matters	47

	7.19	Guarantees	47

	7.20	Gas Purchase Contracts and LNG Sales Contracts	47

8.	REPORTING REQUIREMENTS		48

	8.1	Financial Statements	48

	8.2	Notice of Default, Event of Default and Other Events	49

	8.3	Other Notices	50

	8.4	Operating Statements and Reports	51

	8.5	Construction Reports	52

	8.6	Commodity Positions	54

	8.7	Other Information	54

9.	EVENTS OF DEFAULT FOR SECURED DEBT		54

	9.1	Non-Payment of Scheduled Payments	54

	9.2	Non-Payment of Other Obligations	54

	9.3	Non-Performance of Covenants and Obligations	55

	9.4	Breach of Representation or Warranty	56

	9.5	Project Document Defaults	56

	9.6	Government Approvals	57

	9.7	Bankruptcy; Insolvency	57

	9.8	Judgments	57

	9.9	Unenforceability of Documentation	58

	9.10	Event of Loss	58

	9.11	Change of Control	58

	9.12	ERISA Events	59

	9.13	Insurance	59

	9.14	Liens	59

	9.15	Abandonment	59

	9.16	Certain Regulations	59

	9.17	Commercial Delivery	60

	9.18	Project Completion	60

	9.19	Certain Force Majeure Events	60

10.	MISCELLANEOUS PROVISIONS		61

	10.1	Amendments	61

	10.2	Entire Agreement	61

	10.3	Applicable Law; Jurisdiction	61

	10.4	Assignments	63

	10.5	Successors and Assigns	63

	10.6	Consultants	63

	10.7	Costs and Expenses	63

	10.8	Counterparts; Effectiveness	64

	10.9	No Waiver; Cumulative Remedies	64

	10.10	Indemnification by Borrower	65

	10.11	Notices and Other Communication	67

	10.12	Severability	68

	10.13	Survival	68

	10.14	Waiver of Consequential Damages, Etc.	69

	10.15	Reinstatement	69

	10.16	Treatment of Certain Information; Confidentiality	69

	10.17	No Recourse	71

SCHEDULES

Schedule 1 - Definitions

Schedule 2.4 – Form of Officer’s Certificate (Working Capital Debt)

Schedule 2.5 - Form of Officer’s Certificate (Replacement Debt)

Schedule 2.7(a) - Form of Accession Agreements

Schedule 2.7(e) - Debt Commitments; Secured Hedge Obligations

Schedule 2.8(d) - Form of Transfer of Accession Agreement (Secured Debt Holder Group Representative)

Schedule 2.8(e) - Form of Transfer of Accession Agreement (Secured Hedge Representative)

Schedule 2.8(f) - Form of Transfer of Accession Agreement (Secured Gas Hedge Representative)

Schedule 4.6(a) - Government Approvals

Schedule 4.6(b) - Government Approvals - Post Closing

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Schedule 4.6(c) –Government Approvals – Subject to Appeal

Schedule 4.7 – Environmental Claims

Schedule 4.8 – Environmental Matters

Schedule 4.17 – Project Documents

Schedule 4.20 – Patents, Trademarks, Etc.

Schedule 6.1 - Separateness

Schedule 6.6 - Insurance

Schedule 7.13 - Change Orders

Schedule 10.11 - Notice Information

EXHIBITS

Exhibit A – Knowledge

Exhibit B-1.a – Form of Consent (BG)

Exhibit B-1.b – Form of Consent (BG Guaranty)

Exhibit B-2.a – Form of Consent (GN)

Exhibit B-2.b – Form of Consent (GN Guaranty)

Exhibit B-3 – Form of Consent (ConocoPhillips)

Exhibit B-4.a – Form of Consent (EPC Contractor)

Exhibit B-4.b – Form of Consent (EPC Contract Guaranty)

Exhibit B-5 – Form of Consent (Port Arthur)

Exhibit B-6 – Form of Consent (Affiliates)

Exhibit B-7 – Form of Consent (Material Project Parties)

Exhibit C - Form of Interest Rate Protection Agreement

Exhibit D- 1- Construction Budget

Exhibit D-2 – Construction Schedule

Exhibit E – Base Case Forecast

Exhibit F – Hedging Program

Exhibit G – Gas Sourcing Plan

Exhibit H – Project Description

Exhibit I – Form of Precedent Agreement

THIS COMMON TERMS AGREEMENT (this “Agreement”), dated as of July 31, 2012, is made among:

(1)	SABINE PASS LIQUEFACTION, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”);

(2)	each SECURED DEBT HOLDER GROUP REPRESENTATIVE that is a party to this Agreement from time to time in accordance with the terms of this Agreement;

(4)	each SECURED HEDGE REPRESENTATIVE that is a party to this Agreement from time to time in accordance with the terms of this Agreement;

(5)	each SECURED GAS HEDGE REPRESENTATIVE that is a party to this Agreement from time to time in accordance with the terms of this Agreement;

(6)	SOCIÉTÉ GÉNÉRALE, as the Common Security Trustee; and

(7)	SOCIÉTÉ GÉNÉRALE, as the Intercreditor Agent,

each a “Party” and together the “Parties”.

WHEREAS:

(A)	Sabine Pass LNG, L.P. (“Sabine Pass LNG”), an indirect wholly owned subsidiary of Cheniere Energy Partners, L.P. (the “Sponsor”), owns and operates the Sabine Pass LNG Terminal (“Sabine Pass Terminal”) located in Cameron Parish, Louisiana. The Sabine Pass Terminal has liquefied natural gas (“LNG”) regasification and send-out capacity of approximately 4.3 Bcf/d, storage capacity of approximately 16.9 Bcfe and two marine berths;

(B)	The Borrower intends to design, engineer, develop, procure, construct, install, complete, own, operate and maintain two liquefaction trains, each with a nominal production capacity of at least 182,500,000 MMBtu per annum (as more fully described herein, the “Project”), that will add liquefaction services at the Sabine Pass Terminal and convert the Sabine Pass Terminal into a facility capable of liquefying and exporting domestic U.S. natural gas in addition to importing and regasifying foreign-sourced LNG;

(C)	The Borrower has requested that the Secured Bank Debt Holders and certain other Holders of Senior Debt, if applicable, establish certain credit facilities in order to provide funds which are to be used, along with the Equity Contribution Amount and Cash Flow generated by the Project prior to the Project Completion Date, to finance such design, detailed engineering, development, procurement, construction, installation, completion, ownership, operation and maintenance of the Project, to pay certain fees and expenses associated with the Financing Documents and the Senior Debt, fund the applicable Debt Service Reserve Account, fund operating and working capital expenses of the Project, issue letters of credit and as further described herein and in the other Financing Documents;

(D)	The Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent have entered into the Intercreditor Agreement that, among other things, governs the relationship among the Holders of Secured Debt and Secured Hedge Obligations party thereto and regulates the claims of the Secured Parties against the Borrower and the enforcement by the Secured Parties of the Security, including the method of voting and decision making, and the appointment of the Intercreditor Agent for the purposes set forth therein;

(E)	The Borrower has granted certain Security in the Collateral for the benefit of the Secured Parties pursuant to the Security Documents; and

(F)	The Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, and the Intercreditor Agent desire to enter into this Agreement in order to set out certain provisions regarding, among other things: (a) common representations and warranties of the Borrower; (b) common covenants of the Borrower; and (c) common Events of Default under the Secured Debt Instruments.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Except as otherwise expressly provided in this Agreement, capitalized terms used in this Agreement shall have the meanings given to them in Schedule 1. To the extent such terms are defined by reference to other Financing Documents or Material Project Documents, for the purposes of this Agreement, such terms shall continue to have the definitions given to them on the Closing Date (but will be subject to and interpreted in accordance with the governing law of this Agreement) notwithstanding any termination, expiration or amendment of such agreements except to the extent the Parties agree to the contrary.

1.2	Interpretation

(a)	In this Agreement, except to the extent specified to the contrary or where the context otherwise requires:

(i)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(ii)	references to “Sections”, “Schedules”, “Exhibits” and “Appendices” are references to sections of, and schedules, exhibits and appendices to, this Agreement;

(iii)	references to “assets” includes property, revenues and rights of every description (whether real, personal or mixed and whether tangible or intangible);

(iv)	references to an “amendment” includes a supplement, replacement, novation, restatement or re-enactment and “amended” is to be construed accordingly;

(v)	except as provided in Section 1.1 (Definitions) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth in the Financing Documents;

(vi)	references to any Party or party to any other document or agreement shall include its successors and permitted assigns;

(vii)	words importing the singular include the plural and vice versa;

(viii)	words importing the masculine include the feminine and vice versa;

(ix)	the words “include”, “includes” and “including” are not limiting;

(x)	references to “days” shall mean calendar days, unless the term “Business Days” shall be used;

(xi)	references to “months” shall mean calendar months and references to “years” shall mean calendar years; and

(xii)	unless the contrary indication appears, a reference to a time of day is a reference to the time of day in New York, New York.

(b)	This Agreement and the other Financing Documents are the result of negotiations among, and have been reviewed by all parties thereto and their respective counsel. Accordingly, this Agreement and the other Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any party thereto.

(c)	For the purposes of any Financing Document, “payment in full” or “paid in full” or “satisfied”, in each case, as used with respect to any Obligation means the receipt of cash equal to the full amount of such Obligation.

(d)	Unless a contrary intention appears, a term used in any Financing Document or in any notice given under or in connection with any Financing Document has the same meaning in that Financing Document or notice as in this Agreement.

1.3	UCC Terms

Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

1.4	Accounting and Financial Determinations

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Common Security Trustee and each Secured Debt Holder Group Representative that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of, or calculation of compliance with, such provision (or if the Common Security Trustee and each Secured Debt Holder Group Representative, as the case may be, notifies the Borrower that the Required Secured Parties request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision has been amended in accordance herewith.

2.	SECURED DEBT

2.1	Incurrence of Secured Debt

The incurrence of, and Advances under, the Secured Debt shall be made in accordance with, and pursuant to, the terms of this Agreement and the relevant Secured Debt Instruments.

2.2	Secured Bank Debt

On the Closing Date, the Borrower, the Term Loan A Administrative Agent, the Common Security Trustee, and the Secured Bank Debt Holders are entering into the Term Loan A Credit Agreement pursuant to which the Secured Bank Debt Holders will provide certain credit facilities to the Borrower on the terms, and subject to the conditions, set forth herein and therein. On the Closing Date, the Term Loan A Administrative Agent shall deliver an Accession Agreement in respect of the Term Loan A Credit Agreement.

2.3	[Reserved]

2.4	Working Capital Debt

The Borrower may incur additional senior secured or unsecured Indebtedness not exceeding the sum of four hundred million Dollars ($400,000,000) in the aggregate, the proceeds of which shall be used solely for working capital purposes related to the Project (including the issuance of letters of credit) (the “ Working Capital Debt”), only if, prior to or on the date of incurrence thereof, the following conditions have been satisfied or waived by the Required Secured Parties:

(a)	no Default or Event of Default:

(i)	shall have occurred and be continuing; or

(ii)	results from the incurrence of such Working Capital Debt;

(b)	the Senior Debt Instrument governing such Working Capital Debt shall include a provision requiring the Borrower to reduce the principal amount relating to any revolving loans to zero Dollars ($0) for a period of not less than five (5) consecutive Business Days at least once per calendar year;

(c)	the Secured Debt Holder Group Representative for any Secured Working Capital Debt shall have entered into an Accession Agreement in accordance with Section 2.7 (Accession Agreements);

(d)	the Intercreditor Agent shall have received a certificate from an Authorized Officer of the Borrower at least five (5) days prior to the incurrence of such Working Capital Debt, in the form set out in Schedule 2.4, which certificate shall:

(i)	identify each Secured Debt Holder Group Representative and each Holder for any Secured Working Capital Debt; and

(ii)	attach a copy of each proposed Senior Debt Instrument relating to the Working Capital Debt (that may be an amendment to an existing Senior Debt Instrument), which copy shall disclose the material terms, permitted uses, and the tenor and amortization schedule of such Working Capital Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such Working Capital Debt shall bear interest, and (if applicable) commitment fees or other premiums relating thereto.

Any Secured Working Capital Debt shall be treated in all respects as Secured Debt, sharing pari passu in the Collateral and in right of payment.

2.5	Replacement Debt

Subject to the provisions of this Section 2.5, the Borrower may incur Replacement Debt, the proceeds of which shall be used to refinance the Advances or replace commitments to provide the Advances subject to the prepayment terms thereof. The Borrower may incur Replacement Debt at its sole discretion, only if, prior to or on the date of incurrence thereof, the following conditions are satisfied or waived by the Required Secured Parties:

(a)	no Default or Event of Default:

(i)	shall have occurred and be continuing; or

(ii)	results from the incurrence of such Replacement Debt;

(b)	the maximum principal amount of the proposed Replacement Debt does not exceed the sum of:

(i)	the Senior Debt Commitments being cancelled concurrently with the incurrence of such Replacement Debt; plus

(ii)	the outstanding principal amount of the Secured Debt being prepaid or redeemed concurrently with the incurrence of such Replacement Debt; plus

(iii)	all premiums, fees, costs and expenses (including Hedge Termination Value with respect to any Interest Rate Protection Agreement subject to the refinancing with the proposed Replacement Debt) associated with any such cancellation, prepayment or redemption, or incurred in connection with the proposed Replacement Debt;

(c)	the weighted average life to maturity of the Replacement Debt shall not be less than the weighted average life to maturity of the Secured Debt prior to the incurrence of such Replacement Debt;

(d)	the maturity date of the Replacement Debt shall not occur prior to the Final Maturity Date;

(e)	the material terms of the Replacement Debt shall not be materially more restrictive on the Borrower than the terms of the Secured Debt;

(f)	the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that all Secured Debt (including such Replacement Debt) outstanding at such time is capable of amortization such that the Projected Debt Service Coverage Ratio during each year through the terms of the FOB Sale and Purchase Agreements in effect as of such date shall not be less than (i) 2.00x, calculated with respect to all Cash Flows, and (ii) 1.75x, calculated solely with respect to Monthly Sales Charges; provided, that, for purposes of this clause (f), the Projected Debt Service Coverage Ratio shall be determined by taking into account projected revenues (whether calculated with respect to all Cash Flows or solely with respect to Monthly Sales Charges) which shall be based on FOB Sale and Purchase Agreements, and only to the extent that Expansion Debt has been incurred, the FOB Sale and Purchase Agreements and Train Three and Train Four LNG Sales Agreements;

(g)	the Borrower’s Debt to Equity Ratio shall not exceed the ratio of 65:35 taking into account the incurrence of such Replacement Debt but without regard to any outstanding Indebtedness comprising Working Capital Debt;

(h)	in the event that any Senior Debt then outstanding is rated by any Recognized Credit Rating Agency, the Borrower shall have delivered to the Common Security

Trustee, and each Secured Debt Holder Group Representative a letter from any two Recognized Credit Rating Agencies (or, in the event that the Senior Debt then outstanding is rated by only one Recognized Credit Rating Agency, such Recognized Credit Rating Agency) that are then rating such Senior Debt confirming that:

(i)	such Recognized Credit Rating Agency has considered the proposed incurrence of Replacement Debt; and

(ii)	if incurred, the Replacement Debt would not cause it to downgrade the rating of the Senior Debt existing at the time when such Replacement Debt is incurred;

(i)	the Secured Debt Holder Group Representative for the Secured Replacement Debt shall have entered into an Accession Agreement in accordance with Section 2.7 (Accession Agreements);

(j)	the Intercreditor Agent shall have received a certificate from an Authorized Officer of the Borrower at least ten (10) Business Days prior to the incurrence of such Replacement Debt, in the form set out in Schedule 2.5, which certificate shall:

(i)	identify the Senior Debt being replaced, or the Senior Debt Commitments being cancelled, by the Replacement Debt, each Secured Debt Holder Group Representative and each Secured Debt Holder for any Secured Replacement Debt; and

(ii)	attach a copy of each proposed Senior Debt Instrument relating to the Replacement Debt (that may be an amendment to an existing Senior Debt Instrument), which copy shall disclose the material terms, permitted uses, and the tenor and amortization schedule of such Replacement Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such Replacement Debt shall bear interest, and (if applicable) commitment fees or other premiums relating thereto;

(k)	except in accordance with the proviso to Section 3.2(c) (Voluntary Prepayment of Secured Debt) simultaneously with the incurrence of any Replacement Debt, the Borrower shall (A) pay any costs, expenses or other amounts related thereto from the proceeds of such Replacement Debt for such purposes, and (B) thereafter, the Borrower shall use the proceeds of such Replacement Debt on a pro rata basis to prepay the scheduled principal amounts of the Secured Debt in the inverse order of maturity and to pay any Hedge Termination Value that is due as a result of the termination of any Interest Rate Protection Agreement in connection with any such prepayment; and

(l)

simultaneously with the incurrence of any Replacement Debt that occurs on or after the date by which the Borrower is required to fund the Credit Agreement Debt Service Reserve Account in accordance with Section 6.20 (Debt Service

Reserve Account), the Borrower shall use a portion of the proceeds of such Replacement Debt to fund the incremental increase in the Required Debt Service Reserve Amount as a result of the incurrence of such Replacement Debt.

Any Secured Replacement Debt shall be treated in all respects as Secured Debt, sharing pari passu in the Collateral and in right of payment. The conditions for incurrence of Replacement Debt shall not apply to the incurrence of facilities to replace Working Capital, which shall be governed by the provisions of Section 2.4 (Working Capital Debt).

2.6	Expansion Debt

Without limiting the provisions of Sections 2.4 (Working Capital Debt) and 2.5 (Replacement Debt) and subject to the provisions of this Section 2.6, the Borrower shall have the right to incur additional non-recourse senior secured or unsecured Indebtedness (“Expansion Debt”) to finance the development of additional liquefaction trains only with the written consent of all of the Secured Bank Debt Holders acting in their sole discretion (provided, however, that (i) the Borrower may conduct front-end engineering, development and design work using equity funds provided by the Pledgor, the Sponsor or any of its Subsidiaries (other than the Borrower) which are in addition to the Equity Contribution Amount without the requirement of such consent, and (ii) the provision of additional equity support for completion of the development of additional liquefaction trains or for cost overruns in the construction thereof shall be permitted).

2.7	Accession Agreements

(a)	Each Secured Debt Holder Group Representative shall enter into an Accession Agreement substantially in the form set out in Part A of Schedule 2.7(a).

(b)	Each Secured Hedge Representative shall enter into an Accession Agreement substantially in the form set out in Part B of Schedule 2.7(a).

(c)	Each Secured Gas Hedge Representative shall enter into an Accession Agreement substantially in the form set out in Part C of Schedule 2.7(a).

(d)	Each Accession Agreement shall specify in Appendix A thereto:

(i)	the identity of the relevant Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable;

(ii)	the Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations, as applicable, subject thereof and the identity of the Holders thereof; and

(iii)	the Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable.

(e)	Copies of such executed Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, shall be attached to the Accession Agreement as exhibits.

(f)	Upon receipt of the relevant Accession Agreement and compliance with the applicable requirements of Sections 2.4 (Working Capital Debt), 2.5 (Replacement Debt), and 2.6 (Expansion Debt) (as the case may be), the Intercreditor Agent (without further instruction) shall amend Schedule 2.7(e) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Debt Holder Group Representative.

(g)	Each Accession Agreement, when delivered to the Intercreditor Agent, shall be accompanied by one or more certificates as to the due authorization, execution and delivery of the Accession Agreement and incumbency of the officers or attorneys-in-fact who executed the Accession Agreement.

2.8	Transfers and Holding of Obligations

(a)	The Secured Debt Instruments may be held, sold, exchanged, traded, assigned or otherwise transferred by each Secured Debt Holder as provided in the relevant Secured Debt Instrument. Any Person becoming a Secured Debt Holder from time to time in accordance with such Secured Debt Instrument shall be and become a Secured Debt Holder for the purposes of this Agreement and each Person ceasing to be a Secured Debt Holder from time to time in accordance with such Secured Debt Instrument shall cease to be a Secured Debt Holder for the purposes of this Agreement.

(b)	The Secured Hedge Instruments may be held, sold, exchanged, traded, assigned or otherwise transferred by each Holder of Secured Hedge Obligations as provided in the relevant Secured Hedge Instrument. Any Person becoming a Holder of Secured Hedge Obligations from time to time in accordance with such Secured Hedge Instrument shall be and become a Holder of Secured Hedge Obligations for the purposes of this Agreement and each Person ceasing to be a Holder of Secured Hedge Obligations from time to time in accordance with such Secured Hedge Instrument shall cease to be a Holder of Secured Hedge Obligations for the purposes of this Agreement.

(c)	The Secured Gas Hedge Instruments may be held, sold, exchanged, traded, assigned or otherwise transferred by each Gas Hedge Provider as provided in the relevant Secured Gas Hedge Instrument. Any Person acquiring a Secured Gas Hedge Instrument from time to time in accordance with such Secured Gas Hedge Instrument shall be and become a Gas Hedge Provider for the purposes of this Agreement and each Person ceasing to be a Gas Hedge Provider from time to time in accordance with such Secured Gas Hedge Instrument shall cease to be a Gas Hedge Provider for the purposes of this Agreement.

(d)	Any Secured Debt Holder Group Representative may be replaced in accordance with the relevant Secured Debt Instrument, and the Common Security Trustee and the Intercreditor Agent shall be notified promptly of any such replacement, which shall become effective only upon the replacement Secured Debt Holder Group Representative executing and delivering to the Intercreditor Agent a Transfer Accession Agreement or other agreement in writing to be bound by the Accession Agreement to which its predecessor was a party, and the Intercreditor Agent (without further instruction) shall amend Schedule 2.7(e) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Debt Holder Group Representative.

(e)	Any Secured Hedge Representative may be replaced in accordance with the relevant Secured Hedge Instrument, and the Common Security Trustee and the Intercreditor Agent shall be notified promptly of any such replacement, which shall become effective only upon the replacement Secured Hedge Representative executing and delivering to the Intercreditor Agent a Transfer Accession Agreement or other agreement in writing to be bound by the Accession Agreement to which its predecessor was a party and the Intercreditor Agent (without further instruction) shall amend Schedule 2.7(e) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Hedge Representative.

(f)	Any Secured Gas Hedge Representative may be replaced in accordance with the relevant Secured Gas Hedge Instrument, and the Common Security Trustee and the Intercreditor Agent shall be notified promptly of any such replacement, which shall become effective only upon the replacement Secured Gas Hedge Representative executing and delivering to the Intercreditor Agent a Transfer Accession Agreement or other agreement in writing to be bound by the Accession Agreement to which its predecessor was a party and the Intercreditor Agent (without further instruction) shall amend Schedule 2.7(e) accordingly and shall deliver each such revised Schedule to the Borrower, the Common Security Trustee and each such Secured Gas Hedge Representative.

2.9	Changes to Secured Debt Obligations

The Borrower shall promptly provide to the Intercreditor Agent and to each Secured Debt Holder Group Representative copies of all material modifications to any Secured Debt Instrument; provided, that, such modifications shall only be made in accordance with terms and conditions set forth in the Intercreditor Agreement and the relevant Secured Debt Instrument.

2.10	Termination of Obligations

(a)

Upon the indefeasible payment in full of all Obligations (and expiration or termination of all Senior Debt Commitments) arising under any Secured Debt Instrument, Secured Hedge Instrument or Secured Gas Hedge Instrument, as applicable, in accordance with the terms thereof (other than Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Secured Parties and, at the option of the Borrower and to the extent permitted by the Secured Debt Instrument governing any Senior Bonds, other than Obligations payable in respect of Senior Bonds if the amounts payable in respect of all other Obligations have been so paid in full), the relevant Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable, shall give notice thereof to the Common Security Trustee and the Intercreditor Agent, whereupon, without further action by any Person:

(i)	such Obligations shall no longer constitute Obligations secured by the Collateral and shall no longer be entitled to the benefits of this Agreement or any other Financing Document;

(ii)	the former Holders of such Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations, as applicable, shall no longer be Holders of Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations, as applicable, under this Agreement or any other Financing Document and shall no longer have any rights or obligations under this Agreement or any other Financing Document except for those provisions that by their terms expressly survive termination;

(iii)	the related Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, shall no longer be Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, under this Agreement or any other Financing Document; and

(iv)	such Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable, shall no longer be a Party or party to any other Financing Document, in such capacity.

(b)	On the Discharge Date, this Agreement and the security interests and rights created by or pursuant to this Agreement or any Security Document shall terminate, and the Secured Parties and their respective attorneys-in-fact shall, at the expense of the Borrower, promptly deliver UCC-3 termination statements and such instruments of satisfaction, discharge and release of security in respect of all Security as may be requested by the Borrower.

2.11	Right to Share in Security

Only the Secured Parties shall be entitled to benefit from the Security granted in the Collateral pursuant to the Security Documents, provided, that the Secured Debt Holder Group Representatives, Secured Hedge Representatives or Secured Gas Hedge Representatives, as applicable, representing such Secured Parties have signed the Accession Agreement in accordance with Section 2.7 (Accession Agreements).

3.	REPAYMENT AND PREPAYMENTS

3.1	General Terms of Repayment

(a)	All payments (including any payment of interest or fees) due to each Secured Party shall be made in Dollars.

(b)	Except as otherwise provided therein, whenever any payment due under a Financing Document would otherwise fall due on a day other than a Business Day, such payment shall be due on the next succeeding Business Day. Any such extension of time under this Section 3.1(b) shall be included in the computation of interest or fees (as the case may be) on any such amount so due.

(c)	Unless expressly specified otherwise in any Secured Debt Instrument, all undrawn Senior Debt Commitments in respect of any Secured Debt shall be cancelled automatically at the close of business in New York, New York on the last day of the Availability Period; provided, that if such day is not a Business Day, the Availability Period shall terminate on the immediately preceding Business Day.

3.2	Voluntary Prepayment of Secured Debt

(a)	The Borrower shall have the right at any time following the end of any Availability Period applicable to any Secured Debt (or, with respect to prepayments funded through the use of Replacement Debt or prepayments of Working Capital Debt, at any time) to prepay (including by way of legal defeasance of Senior Bonds to the extent permitted under the Indenture governing such Senior Bonds), in minimum amounts of ten million Dollars ($10,000,000), the Secured Debt under the applicable Secured Debt Instrument, on not less than five (5) Business Days’ prior written notice to the Intercreditor Agent, each Secured Hedge Representative and each Secured Debt Holder Group Representative. Each notice of voluntary prepayment will be irrevocable, except that a notice of prepayment given by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Intercreditor Agent, each Secured Hedge Representative and each Secured Debt Holder Group Representative on or prior to the specified effective date) if such condition is not satisfied. The Borrower shall promptly pay any Break Costs incurred by any Secured Party as a result of such notice and revocation.

(b)	Each notice of prepayment given by the Borrower under this Section 3.2 shall specify the prepayment date and the portion of the principal amount of the Secured Debt to be prepaid.

(c)	With respect to each prepayment to be made pursuant to this Section 3.2, on the date specified in the notice of prepayment delivered pursuant to Section 3.2(a), the Borrower shall pay (on a pro rata basis) to the Secured Debt Holder Group Representatives for the account of the relevant Secured Parties (and in the case of outstanding Construction/Term Loans, pro rata across all Tranches and pro rata within each Tranche of such Construction/Term Loans) the sum of the following amounts:

(i)	the principal (including any required make whole amount) of, and accrued but unpaid interest on, the Secured Debt to be prepaid;

(ii)	any additional amounts required to be paid due to funding losses as required under each Secured Debt Instrument; and

(iii)	except for amounts to be paid to the Secured Hedge Representatives for the account of the Qualified Counterparties to the Interest Rate Protection Agreements as set forth immediately below, any other Obligations due in connection with any prepayment under the Financing Documents.

Payments of principal of the Secured Debt will be applied pro rata against subsequent scheduled payments or in inverse order of maturity, at the Borrower’s option (except as otherwise provided in Section 2.5(k)); provided, that notwithstanding anything to the contrary in this Section 3.2, the Borrower may, at its option, apply all or a portion of the proceeds of any voluntary prepayment to (A) the pro rata prepayment of the Secured Bank Debt and any other Secured Debt without applying such proceeds to the prepayment of any Senior Bonds, or (B) the pro rata prepayment of the Secured Bank Debt without applying such proceeds to the prepayment of any Senior Bonds or any other Secured Debt.

Additionally, the Borrower shall pay, on a pro rata basis with the payments required under clause (c)(i), (ii) and (iii) above, to the Secured Hedge Representatives for the account of the Qualified Counterparties to the Interest Rate Protection Agreements the Hedge Termination Values payable in respect of any Interest Rate Protection Agreement to be terminated in connection with such prepayment in accordance with Section 3.5 (Termination of Interest Rate Protection Agreement in Connection with Any Prepayment), which terminated Interest Rate Protection Agreement shall be specified by the Borrower in the notice of prepayment.

3.3	Voluntary Cancellation of Secured Debt

The Borrower shall have the right to cancel any outstanding commitments of the Secured Debt Holders under the Secured Debt Instruments upon at least five (5) Business Days’ prior written notice to the Intercreditor Agent and each Secured Debt Holder Group Representative (a) following Substantial Completion of both trains of the Project and the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement and the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement or (b) with the consent of the Common Security Trustee in consultation with the Independent Engineer that the funds under the cancelled commitment are not necessary to achieve the Project Completion Date by the Date Certain.

3.4	Mandatory Prepayment of Secured Debt

(a)	In addition to scheduled principal repayments, the Borrower shall make the following mandatory payments (as prepayments to be effected in each case in the manner specified in Section 3.4(b) below):

(i)	to the extent of any Net Available Amount not otherwise applied in accordance with Section 5.08 (Insurance/Condemnation Proceeds Account) of the Accounts Agreement;

(ii)	to the extent of any Net Cash Proceeds received from sales of assets (other than asset disposals in the ordinary course of business, including sales of LNG and other commercial products) that are in excess of five million Dollars ($5,000,000) individually or fifty million Dollars ($50,000,000) in the aggregate over the term of this Agreement and that are not used to purchase replacement assets within one hundred eighty (180) days following receipt thereof (or two hundred seventy (270) days if a commitment to purchase replacement assets is entered into within one hundred eighty (180) days following the receipt of such proceeds);

(iii)	to the extent of the amount of all Project Document Termination Payments in excess of one million Dollars ($1,000,000) under any Material Project Document;

(iv)	to the extent required under Section 2.5(b)(ii) (Replacement Debt);

(v)	to the extent of the amount of all Performance Liquidated Damages that are in excess of one million Dollars ($1,000,000) in the aggregate and that are not used to address any deficiency pursuant to Section 5.08 (Insurance/Condemnation Proceeds Account) of the Accounts Agreement;

(vi)	to the extent of the amount of all proceeds received from any Escrowed Amounts (as defined in the EPC Contract) after the Project Completion Date, unless the Borrower is permitted to make a Restricted Payment pursuant to Section 5.10(d) (Distribution Account) of the Accounts Agreement on the next succeeding Payment Date; and

(vii)	any amounts on deposit in the Distribution Account for four (4) consecutive scheduled Quarterly Payment Dates.

(b)	With respect to each prepayment to be made pursuant to this Section 3.4, the Borrower shall pay (on a pro rata basis) to the Secured Debt Holder Group Representatives for the account of the relevant Secured Parties (and in the case of outstanding Construction/Term Loans, pro rata across all Tranches and pro rata within each Tranche of such Construction/Term Loans) the sum of the following amounts:

(i)	the principal (including any required make whole amount) of, and accrued but unpaid interest on, the Secured Debt to be prepaid;

(ii)	any additional amounts required to be paid due to funding losses as required under each Secured Debt Instrument; and

(iii)	except for amounts to be paid to the Secured Hedge Representatives for the account of the Qualified Counterparties to the Interest Rate Protection Agreements as set forth immediately below, any other Obligations due in connection with any prepayment under the Financing Documents.

Payments of principal of the Secured Debt will be applied in inverse order of maturity (except that mandatory repayments under clause (a)(v) above shall be applied pro rata against subsequent scheduled payments).

Additionally, the Borrower shall pay, on a pro rata basis with the payments required under clause (b)(i), (ii) and (iii) above, to the Secured Hedge Representatives for the account of the Qualified Counterparties to the Interest Rate Protection Agreements the Hedge Termination Values payable in respect of any Interest Rate Protection Agreement to be terminated in connection with such prepayment in accordance with Section 3.5 (Termination of Interest Rate Protection Agreement in Connection with Any Prepayment), which terminated Interest Rate Protection Agreement shall be specified by the Borrower in the notice of prepayment.

3.5	Termination of Interest Rate Protection Agreement in Connection with Any Prepayment

If a voluntary or mandatory prepayment of the Secured Debt made by the Borrower pursuant to the provisions of Sections 3.2 (Voluntary Prepayment of Secured Debt) or 3.4 (Mandatory Prepayment of Secured Debt) and the provisions of the relevant Secured Debt Instrument would result in the aggregate notional amount of the Interest Rate Protection Agreements exceeding one hundred percent (100%) of the remaining aggregate outstanding principal amount of Secured Debt (and, for purposes of calculating such percentage, any such Secured Debt which bears a fixed interest rate shall be deemed subject to an Interest Rate Protection Agreement), the Borrower shall, simultaneously with any voluntary or mandatory prepayment of Secured Debt, terminate or, to the extent permitted by the applicable Interest Rate Protection Agreement, transfer or novate, a portion of the Interest Rate Protection Agreements such that the aggregate notional amount of the Interest Rate Protection Agreements satisfies the requirements of the Borrower pursuant to Section 6.11 (Interest Rate Protection Agreements), but in any case is not more than one hundred percent (100%) of the remaining aggregate outstanding principal amount of Secured Debt (provided, however, for purposes of calculating such percentage, any such Secured Debt which bears a fixed interest rate shall be deemed subject to an Interest Rate Protection Agreement); provided, that any such reduction shall be made, (x) in the case of any voluntary prepayment of Secured Debt under Section 3.2 (Voluntary Prepayment of Secured Debt) or mandatory prepayment of Secured Debt under Section 3.4(a)(v) (Mandatory Prepayment of Secured Debt), at the Borrower’s option, pro rata against subsequent scheduled repayments or in inverse order of maturity of such Interest Rate Protection Agreements and pro rata to all counterparties to such Interest Rate Protection Agreements with the same maturity, or (y) in the case of any mandatory prepayment of Secured Debt under Section 3.4(a)(i)-(iv) or (vi)-(vii) (Mandatory Prepayment of Secured Debt), in inverse order of maturity of such Interest Rate Protection Agreements and, in all cases under Section 3.4(a), pro rata to all counterparties to such Interest Rate Protection Agreements with the same maturity. The amount of any Hedge Termination Value due in respect of the Interest Rate Protection Agreements terminated in accordance with this Section 3.5 shall be made by the Borrower from amounts available with which to make such prepayment.

3.6	Prepayment – Miscellaneous

(a)	No prepayment of any Secured Debt is permitted except in accordance with the express terms of this Agreement and the applicable Secured Debt Instruments.

(b)	Except for revolving loans (and to the extent of any reinstatement of an available amount to be drawn under a letter of credit) made under any Secured Debt Instrument, no amount pre-paid under a Secured Debt Instrument may be subsequently re-borrowed.

(c)	Each prepayment of Secured Debt (including any prepayment in accordance with Section 2.5(b)(ii) (Replacement Debt)) shall be made:

(i)	together with accrued interest on the amount pre-paid and any applicable Break Costs; and

(ii)	without any penalty or premium (other than any premium required under any Indenture, any Senior Debt Instrument relating to Senior Bonds or any Senior Debt Instrument relating to any Indebtedness that contemplates any such premium or penalty).

4.	REPRESENTATIONS AND WARRANTIES

4.1	General

(a)	The Borrower makes each representation and warranty set forth in this Section 4 on the Closing Date to, and in favor of, each Secured Debt Holder whose Secured Debt Holder Group Representative is a party hereto on such date.

(b)

Notwithstanding paragraph (a) above, all of the representations and warranties set forth in this Section 4 shall survive the Closing Date, and except as provided below, shall be deemed to be repeated by the Borrower on the date of each Advance and the Project Completion Date, in each case, to and in favor of each Secured Debt Holder whose Secured Debt Holder Group Representative is a party hereto on such dates, except for the representations and warranties set forth in (i) the second sentence of Section 4.3 (Financial Condition), and Section 4.21

(Disclosure), which shall only be deemed repeated by the Borrower as of the date of the Initial Advance and (ii) Section 4.24 (Material Adverse Effect) and Section 4.29(b) (Force Majeure), which shall only be deemed repeated by the Borrower as of the dates of the Initial Advance and the second Advance of the Construction/Term Loan; provided, that the representations and warranties set forth in this Section 4 on the date of each Advance shall, when repeated, be deemed to be true and correct in all material respects except for those representations and warranties that are qualified by materiality which shall, when repeated, be deemed to be true and correct in all respects.

(c)	On the initial date on which the Borrower makes any representations or warranties in any Secured Debt Instrument or hereunder to the Holders of any Secured Working Capital Debt, Secured Replacement Debt, or Secured Expansion Debt incurred pursuant to Sections 2.4 (Working Capital Debt), 2.5 (Replacement Debt) or 2.6 (Expansion Debt), as applicable, the Borrower shall, on such initial date, be deemed to have repeated all of the representations and warranties in such Secured Debt Instrument or hereunder, as the case may be, to and in favor of each Secured Debt Holder whose Secured Debt Holder Group Representative is a party hereto on such date.

4.2	Existence

The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited liability company in the State of Louisiana and in all other places where necessary in light of the business it conducts and intends to conduct and the Property it owns or leases and intends to own or lease and in light of the transactions contemplated by the Transaction Documents, except where the failure to so be qualified does not have and could not reasonably be expected to have a Material Adverse Effect. No filing, recording, publishing or other act by the Borrower that has not been made or done is necessary in connection with the existence or good standing of the Borrower.

4.3	Financial Condition

The financial statements of the Borrower furnished to the Common Security Trustee pursuant to Section 8.1 (Financial Statements) (or pursuant to Section 6.01(g) (Conditions to Closing Date) of the Term Loan A Credit Agreement or otherwise), fairly present in all material respects the financial condition of the Borrower as of the date thereof, all in accordance with GAAP (subject to normal year-end adjustments). As of the Closing Date and as of the date of the Initial Advance, there has been no material adverse change in the financial condition, operations or business of the Borrower from that set forth in such financial statements as of the date thereof.

4.4	Action

The Borrower has full limited liability company power, authority and legal right to execute and deliver, and to perform its obligations under, the Transaction Documents to which the Borrower is a party. The execution, delivery and performance by the Borrower of each of the Transaction Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of the Borrower. Each of the Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and (assuming the due execution and delivery by the counterparties thereto) is in full force and effect and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

4.5	No Breach

The execution, delivery and performance by the Borrower and, to the Borrower’s Knowledge, each Material Project Party, of each of the Transaction Documents to which it is or will become a party do not and will not:

(a)	require any consent or approval of any Person that has not been obtained (or is not reasonably expected to be received at the time required), and all such consents and approvals that have been obtained remain in full force and effect;

(b)	violate any material provision of any Government Rule or Government Approval applicable to any such Person, the Project, or the Development;

(c)	violate, result in a breach of or constitute a default under any Transaction Document to which any such Person is a party or by which it or its Property may be bound or affected; or

(d)	result in, or create any Lien (other than a Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower.

4.6	Government Approvals; Government Rules

(a)	No material Government Approvals are required for the Development except for those set forth on Schedules 4.6(a) and (b), and except for those that may be required as a result of the exercise of remedies under the Financing Documents.

(b)	All material Government Approvals for the Development set forth on Schedule 4.6(a) have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (except as noted on Schedule 4.6(a) or Government Approvals which do not have limits on appeal periods under Government Rule), are held in the name of the Borrower or such third party as allowed pursuant to Government Rule indicated on Schedule 4.6(a), and are free from conditions or requirements (i) the compliance with which could reasonably be expected to have a Material Adverse Effect or (ii) which the Borrower or such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(c)	All material Government Approvals not obtained as of the date hereof but necessary for the Development (including the sale of Services) to be obtained by the Borrower or for the benefit of the Project by third parties as allowed pursuant to Government Rule after the Closing Date are set forth on Schedule 4.6(b).

(d)	The Borrower reasonably believes that any material Government Approvals which have not been obtained by the Borrower or the relevant third party as of the date of the making of this representation, but which shall be required to be obtained in the future by the Borrower or such third party for the Development, shall be obtained in due course on or prior to the commencement of the appropriate stage of Development for which such Government Approval would be required and shall not contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect or which the Borrower or the relevant third party (as the case may be) does not expect to satisfy on or prior to the commencement of the appropriate stage of Development, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(e)	The Project, if constructed in accordance with the Construction Budget and Schedule and otherwise Developed as contemplated by the Material Project Documents, shall conform to and comply in all material respects with all material covenants, conditions, restrictions and reservations in the applicable Government Approvals and all applicable Government Rules as in effect as of the date this representation is made and deemed repeated.

(f)	The Borrower is in compliance in all material respects with all Government Rules and Government Approvals applicable to the Borrower and the Development and, to the Borrower’s Knowledge, all third parties are in compliance in all material respects with all Government Rules and Government Approvals applicable to the Development.

(g)	The Borrower reasonably believes that Conditions 13 and 14 shall be (i) satisfied, (ii) amended, altered, or modified by FERC such that the Borrower will be able to comply with such amendment, alteration, or modification, or (iii) waived by FERC, in each case of (i), (ii) or (iii), on or prior to the commencement of the stage of Development for which compliance with Conditions 13 and 14 would be required.

(h)	To Borrower’s Knowledge, there is no action, suit, or proceeding pending that would reasonably be expected to result in the materially adverse modification, rescission, termination, or suspension of any Government Approval set forth on Schedule 4.6(c).

4.7	Proceedings

(a)	Except as set forth in Schedule 4.7, there is (i) no material Environmental Claim now pending or, to the Borrower’s Knowledge, threatened against any Loan Party or the Project, or material Government Approval applicable to the Borrower or the Development and (ii) no existing default by the Borrower under any material applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal.

(b)	The Borrower has not received any written notice from any Government Authority asserting that any information set forth in any application submitted by or on behalf of the Borrower in connection with any material Government Approval that has been obtained as of the date this representation is made or deemed repeated was inaccurate or incomplete at the time of submission, unless the existence of such inaccuracy or incompleteness could not reasonably be expected to result in an Impairment of any material Government Approval applicable to the Borrower or the Development.

4.8	Environmental Matters

Except as set forth in Schedule 4.8:

(a)	There are no facts, circumstances, conditions or occurrences, including past Releases of Hazardous Materials, regarding the Borrower or the Development that could reasonably be expected to give rise to any Environmental Claims, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or cause the Project to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could materially hinder or restrict the Borrower or any other Person from operating the Project as intended under the Material Project Documents (excluding restrictions on the transferability of Government Approvals upon the transfer of ownership of assets subject to such Government Approval).

(b)	Hazardous Materials have not at any time been Released at, on, under or from the Project other than in compliance at all times with all applicable Environmental Laws or in such manner as otherwise could not reasonably be expected to result in a Material Adverse Effect.

(c)	There have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that have been conducted by, or which are in the possession or control of the Borrower in relation to the Project which have not been provided to the Common Security Trustee and the Secured Debt Holders.

(d)

The Borrower has not received any letter or request for information under Section 104 of CERCLA, or comparable state laws, and to the Knowledge of the Borrower, none of the operations of the Borrower or SPLNG is the subject of any investigation by a Government Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Materials relating to the Project or at any other location, including any location to which the Borrower has transported, or arranged for the transportation of, any Hazardous Materials with respect to the Development.

4.9	Taxes

The Borrower (or, for purposes of this Section 4.9, if it is a disregarded entity for U.S. income tax purposes, its direct owner) has timely filed or caused to be filed all tax returns that are required to be filed, and has paid (i) all taxes shown to be due and payable on such returns or on any material assessments made against the Borrower or any of its Property and (ii) all other material Taxes imposed on the Borrower or its Property by any Government Authority (other than Taxes the payment of which are not yet due or which are being Contested), and no tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such Taxes (other than claims which are being Contested).

4.10	Tax Status

The Borrower is a limited liability company that is treated as a partnership or an entity disregarded for U.S. federal, state and local income tax purposes as separate from its owner and not an association taxable as a corporation, and neither the execution or delivery of any Transaction Document nor the consummation of any of the transactions contemplated thereby shall affect such status. All persons holding a direct interest in the Borrower treated as equity for U.S. tax purposes are U.S. persons within the meaning of Code section 7701(a)(30).

4.11	ERISA; ERISA Event.

(a)	As of the Closing Date, the Borrower does not employ any employees. The Borrower does not sponsor, maintain, administer, contribute to, participate in, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan nor has the Borrower established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under any Plan or Multiemployer Plan or plan that provides for post-retirement benefits.

(b)	No ERISA Event has occurred or is reasonably expected to occur. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent annual financial statements reflecting such amounts, exceed 10% of the net worth of the Pledgor.

4.12	Nature of Business

The Borrower has not and is not engaged in any business other than the Development as contemplated by the Transaction Documents and the development of additional liquefaction trains using equity funds provided by the Pledgor, the Sponsor or any of its Subsidiaries (other than the Borrower) which are in addition to the Equity Contribution Amount and, to the extent incurred, Expansion Debt.

4.13	Security Documents

The Borrower owns good and valid title to all of its property, free and clear of all Liens other than Permitted Liens. The provisions of the Security Documents are effective to create, in favor of the Common Security Trustee for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, including the EPC Letter of Credit, and all necessary recordings and filings have been made in all necessary public offices, and all other necessary action and action reasonably requested by the Common Security Trustee has been taken, so that each such Security Document creates a valid and perfected Lien on and security interest in all right, title and interest of the Borrower in the Collateral covered thereby, prior and superior to all other Liens other than Permitted Liens and all necessary consents to the creation of such Liens have been obtained from each of the parties to the Material Project Documents.

4.14	Subsidiaries

The Borrower has no Subsidiaries.

4.15	Investment Company Act of 1940

The Borrower is not, and after giving effect to the issuance of the Secured Debt and the application of proceeds of the Secured Debt in accordance with the provisions of the Financing Documents will not be, an “investment company” or a company “Controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment advisor” within the meaning of the Investment Company Act of 1940, as amended.

4.16	Energy Regulatory Status

(a)	None of the Borrower, the Common Security Trustee or the Secured Debt Holders, solely by virtue of the execution and delivery of the Financing Documents, the consummation of the transactions contemplated by the Financing Documents, and the performance of obligations under the Financing Documents, shall be or become subject to regulation as a “natural-gas company” as such term is defined in the NGA.

(b)	None of the Borrower, the Common Security Trustee or the Secured Debt Holders, solely by virtue of the execution and delivery of the Financing Documents, the consummation of the transactions contemplated by the Financing Documents, and the performance of obligations under the Financing Documents, shall be or become subject to regulation under PUHCA.

(c)	None of the Borrower, the Common Security Trustee or the Secured Debt Holders, solely by virtue of the execution and delivery of the Financing

Documents, the consummation of the transactions contemplated by the Financing Documents, and the performance of obligations under the Financing Documents shall be or become with respect to rates subject to regulation under the laws of the State of Louisiana as a “public utility”, a “gas utility”, a “public service corporation” or other similar term.

4.17	Material Project Documents; Other Documents

(a)	Set forth in Schedule 4.17 is a list of each (i) Material Project Document existing as of the Closing Date and (ii) contract or other written agreement to which the Borrower is a party or by which it or any of its properties is bound as of the Closing Date, which contains obligations or liabilities that are in excess of one million Dollars ($1,000,000) per year or five million Dollars ($5,000,000) over its term, including all amendments, amendments and restatements, supplements, waivers and interpretations modifying or clarifying any of the above, true, correct and complete copies of which have been delivered to the Common Security Trustee and each Secured Debt Holder Group Representative and certified by an Authorized Officer of the Borrower.

(b)	Each of the Material Project Documents to which the Borrower is a party to the Borrower’s Knowledge is in full force and effect, and none of such Agreements has been terminated or otherwise amended, modified, supplemented, transferred, Impaired or, to Borrower’s Knowledge, assigned, except as indicated on Schedule 4.17 or as permitted by the terms of the Financing Documents.

(c)	To the Borrower’s Knowledge, no material default exists under any Material Project Document.

(d)	There are no material contracts, services, materials or rights (other than Government Approvals) required for the current stage of the Development other than those granted by, or to be provided to the Borrower pursuant to, the Material Project Documents, the other Project Documents and the Financing Documents.

(e)	All conditions precedent to the obligations of the respective parties under the Material Project Documents that have been executed have been satisfied or waived except for such conditions precedent that need not be satisfied until a later stage of Development. The Borrower reasonably believes that any such condition precedent can be satisfied or waived on or prior to the commencement of the appropriate stage of Development.

(f)	Except as otherwise permitted pursuant to Section 7.11 (Transactions with Affiliates), the Borrower has not entered into any agreements with the Pledgor or any of its Affiliates other than the applicable Transaction Documents and other transactions on terms no less favorable to the Borrower (taken as a whole) than the Borrower would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or the Pledgor or, if there is no comparable arm’s length transaction, then on terms reasonably determined by the Board of Directors of the Borrower to be fair and reasonable.

4.18	Margin Stock

No part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or to extend credit to others for such purpose.

4.19	Regulations T, U and X

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Secured Debt will be used for any purpose that violates, or would be inconsistent with, Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder. Terms for which meanings are provided in Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder, or any regulations substituted therefore, as from time to time in effect, are used in this Section 4.19 with such meanings.

4.20	Patents, Trademarks, Etc.

The Borrower has obtained and holds in full force and effect (and free from unduly burdensome restrictions that would reasonably be expected to materially impair the Development) all material patents, trademarks, copyrights or adequate licenses therein that are necessary for the Development except for such items which are not required in light of the applicable stage of Development. The Borrower reasonably believes that it will be able to obtain such items that have not been obtained as of the date on which this representation and warranty is made or deemed repeated on or prior to the relevant stage of Development or any such items will contain any condition or requirements which the Borrower does not expect to be able to satisfy, without cost to the Borrower that could reasonably be expected to have a Material Adverse Effect. All such items held by the Borrower as of the Closing Date are described in Schedule 4.20.

4.21	Disclosure

Except as otherwise disclosed by the Borrower in writing as of the Closing Date, neither this Agreement nor any Financing Document nor any reports, financial statements, certificates or other written information furnished to the Secured Debt Holders by or on behalf of the Borrower in connection with the negotiation of, and the extension of credit under the Financing Documents and the transactions contemplated by the Material Project Documents or delivered to the Common Security Trustee, any Consultant or the Secured Debt Holders (or their counsel) hereunder or thereunder, when taken as a whole, contains, as of the Closing Date, any untrue statement of a material fact pertaining to the Borrower or the Project or omits to state a material fact pertaining to the Borrower or the Project necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, in any material respect; provided, that with respect to any projected financial information, forecasts, estimates, or forward-looking information, including that contained in the Construction Budget and

Schedule and the Base Case Forecast, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Borrower makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast, the Construction Budget and Schedule, or any such other items listed in this sentence. Without limiting the generality of the foregoing, no representation or warranty is made by the Borrower as to any information or material provided by the Independent Engineer, the Market Consultant or the Insurance Advisor (except to the extent such information or material originated with the Borrower).

4.22	Insurance

All insurance required to be obtained by the Borrower has been obtained and is in full force and effect and complies with Section 6.6 (Insurance; Events of Loss) and Schedule 6.6, and all premiums then due and payable on all such insurance have been paid.

4.23	Indebtedness

The Borrower has not incurred any Indebtedness other than Permitted Indebtedness.

4.24	Material Adverse Effect

As of the Closing Date, the date of the Initial Advance, and as of the date of the second Advance of the Construction/Term Loans, to the Borrower’s Knowledge, there are no facts or circumstances which, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect.

4.25	Absence of Default

No Default or Event of Default has occurred and is continuing.

4.26	Real Property

(a)	The Borrower has good, legal and valid leasehold, sub-leasehold and other real property interests in the Site pursuant to the Real Property Documents, in each case as is necessary for the Development at the time this representation and warranty is made or deemed repeated. The Borrower has the right to acquire all other leasehold and other real property interests, in each case, as will become necessary for the Development on or prior to the relevant date or stage of the Development. The Borrower does not have any leasehold or other real property interests in any real property other than with respect to the Site.

(b)	The Borrower has a good and valid ownership interest, leasehold interest, sub-leasehold interest, license interest or other right of use in all other material property and material assets (tangible and intangible) included in the Collateral under each Security Document that has been executed as of the date this representation is made or deemed repeated. Such ownership interest, leasehold interest, sub-leasehold interest, license interest or other rights of use are and will be, together with any other assets or interests contemplated to be acquired pursuant to the Construction Budget and Schedule, sufficient to permit the Development in accordance with the Material Project Documents.

4.27	Solvency

The Borrower is and, upon the incurrence of any Obligations, and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, will be, Solvent.

4.28	Legal Name and Place of Business

(a)	The full and correct legal name, type of organization and jurisdiction of organization of the Borrower is: Sabine Pass Liquefaction, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

(b)	The Borrower has never changed its name.

(c)	On the Closing Date, the chief executive office of the Borrower is 700 Milam Street, Suite 800, Houston, Texas 77002.

4.29	No Force Majeure

To the Knowledge of the Borrower, no event of force majeure or other event or condition exists which (a) provides any Material Project Party the right to cancel or terminate any Material Project Document to which it is a party in accordance with the terms thereof, which cancellation or termination could reasonably be expected to have a Material Adverse Effect, or (b) provides any Material Project Party the right to suspend its performance (or be excused of any liability) under any Material Project Document to which it is a party in accordance with the terms thereof, which suspension (or excuse) could reasonably be expected to (x) result in the Project failing to achieve (A) the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement on or before the BG DFCD Deadline or (B) the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement on or before the GN DFCD Deadline or (y) materially impair the expected revenues of the Borrower under the FOB Sale and Purchase Agreements.

4.30	Ranking

The Financing Documents and the obligations evidenced thereby are and will at all times be direct and unconditional general obligations of the Borrower, and rank and will at all times rank in right of payment and otherwise at least pari passu with all Senior Debt, and senior in right of payment to all other Indebtedness of the Borrower whether now existing or hereafter outstanding.

4.31	Labor Matters

No labor problems or disturbances in connection with the Borrower or the Project exist or, to the Knowledge of the Borrower, are threatened which could reasonably be expected to have a Material Adverse Effect.

4.32	OFAC

Neither the making of any Advance nor the use of proceeds of any Advance will violate or cause violation of the OFAC Laws. None of the Loan Party, the Sponsor nor any of their Affiliates is (a) a Person designated on the OFAC SDN List or (b)(i) any other person, entity or government subject to sanctions under OFAC, (ii) an organization owned or controlled by a person, entity or country that is subject to sanctions under OFAC, or (iii) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC.

4.33	Accounts

The Borrower does not have, and is not the beneficiary of, any bank account other than the Accounts and an account holding Escrowed Amounts (as defined in the EPC Contract).

4.34	Operating Arrangements

The management, administration and operating-related responsibilities delegated to the Manager and the Operator pursuant to the Management Services Agreement and the O&M Agreement, collectively, constitute all of the management, administration and operating-related obligations, respectively, of the Borrower pursuant to the Transaction Documents.

4.35	No Condemnation

(a) On or before the Closing Date, no material casualty or material condemnation of the Project has occurred or (in the case of material condemnation) is, to the Borrower’s Knowledge, threatened or pending, and (b) following the Closing Date, no material casualty or material condemnation of the Project has occurred or (in the case of material condemnation) is, to the Borrower’s Knowledge, threatened or pending, in respect of which the Borrower does not have the right to repair, replace, rebuild or refurbish the property or assets subject to such material casualty or material condemnation in accordance with Sections 5.08(c) and (d) (Insurance/Condemnation Proceeds Account) of the Accounts Agreement.

5.	CONDITIONS PRECEDENT TO DRAWDOWNS OF SECURED DEBT

All Advances of Secured Debt shall be made in accordance with and subject to the conditions set forth in the Secured Debt Instruments evidencing such Secured Debt.

6.	AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe (as applicable) the obligations set forth in this Section 6 in favor and for the benefit of the Secured Debt Holders.

6.1	Separateness

The Borrower shall comply at all times with the separateness provisions set forth on Schedule 6.1.

6.2	Project Documents, Etc.

(a)	The Borrower shall (i) perform and observe in all material respects all of its covenants and obligations contained in each of the Material Project Documents, (ii) take all reasonable and necessary action to prevent the termination or cancellation of any Material Project Document in accordance with the terms of such Material Project Documents or otherwise (except for the expiration of any such agreement in accordance with its terms and not as a result of a breach or default thereunder), (iii) exercise any renewal options contained in the Sublease, and (iv) enforce against the relevant Material Project Party each material covenant or material obligation of each Material Project Document to which such Person is a party in accordance with its terms.

(b)	The Borrower shall cause all Cash Flows received from any Project Party or any other Person to be deposited in the Revenue Account. Without limiting the Borrower’s obligation to procure all Consents, the Borrower shall send a letter (on the Borrower’s letterhead and signed by an Authorized Officer of the Borrower) notifying each Material Project Party not party to a Consent (if applicable) (i) that its Material Project Document and all associated documents and obligations have been pledged as collateral security to the Secured Parties and are subject to the Secured Parties’ Lien on such Property and (ii) if such Material Project Party’s Material Project Document requires any payment of Cash Flows that, in addition to the assignment specified in clause (i) above, it shall pay all such “Cash Flows” directly into the Revenue Account.

6.3	Maintenance of Existence, Etc.

(a)	The Borrower shall preserve and maintain (i) its legal existence as a Delaware limited liability company and (ii) all of its material licenses, rights, privileges and franchises necessary for the Development.

(b)	The Borrower shall at all times maintain its status as a partnership or an entity disregarded for U.S. federal, state and local income tax purposes. All of the owners of interests in the Borrower that are treated as equity for U.S. federal income tax purposes will be United States persons within the meaning of Code Section 7701(a)(30).

6.4	Books and Records; Inspection Rights

The Borrower shall keep proper books of record in accordance with GAAP and permit representatives and advisors of the Common Security Trustee, each Secured Debt Holder Group Representative or any Consultant, upon reasonable notice but no more than twice per calendar year (unless a Default or Event of Default has occurred and is continuing), and at the cost and expense of, the Borrower, to visit and inspect its properties, to examine, copy or make excerpts from its books, records and documents and to make copies thereof or abstracts therefrom (at the expense of the Borrower) and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants, all at such times during normal business hours as such representatives may reasonably request.

6.5	Compliance with Government Rules, Etc.

(a)	The Borrower shall comply or cause compliance, in all material respects, with, and ensure that the Project is constructed, operated and maintained in compliance, in all material respects, with, all material Government Approvals and Government Rules applicable to the Development, including Environmental Laws.

(b)	The Borrower and its Affiliates shall comply in all respects with Anti-Terrorism and Money Laundering Laws and OFAC Laws.

(c)	The Borrower shall at all times obtain and maintain and use commercially reasonable efforts to cause third parties, as allowed pursuant to Government Rule, to obtain or maintain in full force and effect all material permits, licenses, trademarks, patents, agreements or Government Approvals necessary for the Development.

(d)	The Borrower agrees that if it obtains Knowledge or receives any written notice that the Borrower, any Affiliate or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List or is otherwise subject to OFAC sanctions (such occurrence, an “OFAC Violation”), the Borrower shall immediately (A) give written notice to the Common Security Trustee and each Secured Debt Holder Group Representative of such OFAC Violation, and (B) comply with all applicable OFAC Laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), and the Borrower hereby authorizes and consents to the Common Security Trustee and each Secured Debt Holder Group Representative (as the case may be) taking any and all steps the Common Security Trustee and each Secured Debt Holder Group Representative (as the case may be) deem necessary, in its sole discretion, to comply with all applicable OFAC Laws with respect to any such OFAC Violation, including the “freezing” or “blocking” of assets and reporting such action to OFAC.

6.6	Insurance; Events of Loss.

(a)	Insurance Maintained by the Borrower, the EPC Contractor and the Operator. The Borrower shall (i) procure at its own expense and maintain in full force and effect and (ii) cause the EPC Contractor, the Operator and each other Material Project Party, as applicable, to procure at such Person’s own expense and maintain in full force and effect, the insurance set forth on, and subject to the provisions of, Schedule 6.6 to this Agreement and any insurance required to be maintained by such Person pursuant to its applicable Project Document. Upon request, the Borrower shall provide to the Common Security Trustee and each Secured Debt Holder Group Representative (with a copy to the Insurance Advisor) evidence of the maintenance of such insurance. Prior to the expiration of any such insurance policy, the Borrower shall have delivered to the Common Security Trustee and each Secured Debt Holder Group Representative binders evidencing the commitment of insurers to provide a replacement or renewal for such insurance policy together with evidence of the payment of all premiums then payable in respect of such insurance policies. Without limiting the obligations under Section 6.6(b) (Insurance; Event of Loss), upon the issuance, renewal or replacement of any insurance policy, and in any event not less than once per annum, the Borrower shall deliver to the Common Security Trustee and each Secured Debt Holder Group Representative a certificate of an Authorized Officer of the Borrower, certifying that all such insurance policies are in full force and effect and in compliance with the requirements of this Section and Schedule 6.6 confirmed by the Insurance Consultant.

(b)	Insurance Certificates. Within ten (10) Business Days following the date that Notice to Proceed has been issued under the EPC Contract, the Borrower shall deliver certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower set forth on Schedule 6.6 and any insurance required to be maintained by such Person pursuant to its applicable Project Document and a certificate of an Authorized Officer of the Borrower setting forth the insurance obtained and stating that such insurance and, to his or her knowledge, all insurance required to be obtained by a Material Project Party pursuant to a Material Project Document (A) has been obtained and in each case is in full force and effect, (B) that such insurance materially complies with the Financing Documents and (C) that all premiums then due and payable on all insurance required to be obtained by the Borrower have been paid.

(c)	Certain Remedies. In the event the Borrower fails to obtain or maintain, or cause to be obtained and maintained, the full insurance coverage required by this Section 6.6, the Common Security Trustee may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Common Security Trustee shall become an Obligation and the Borrower shall forthwith pay such amounts to the Common Security Trustee, together with interest from the date of payment by the Common Security Trustee at the Default Rate.

(d)	DSU Insurance. The Borrower shall, at the request of the Common Security Trustee in consultation with the Independent Engineer, exercise its option to file a claim under the Delayed Startup Insurance (as described on Attachment O to the EPC Contract) in accordance with Section 9.3(A) (DSU Insurance) of the EPC Contract.

6.7	Project Construction; Maintenance of Properties

(a)	The Borrower shall construct and complete, operate and maintain the Project, and cause the Project to be constructed, operated and maintained, as applicable, (A) consistent with Prudent Industry Practices and consistent in all material respects with applicable Government Rules, the EPC Contract, the Construction Budget and Schedule, the Operating Manual, the other Project Documents, and in accordance with the requirements for maintaining the effectiveness of the material warranties of the EPC Contractor and each subcontractor thereof (including equipment manufacturers), and (B) within, subject to the following proviso, the then effective Operating Budget; provided, that the Borrower may (x) exceed in the aggregate for all Operating Budget Categories in any Operating Budget by twenty percent (20%) or less per line item of the amount therefor and ten percent (10%) or less of the aggregate budgeted amount therefor, in each case, on an annual basis, but excluding, for purposes of calculating the foregoing allowable increases, amounts in the then effective Operating Budget for Gas purchases, and (y) notwithstanding the foregoing, further exceed the Operating Budget and any Operating Budget Category thereof (I) with respect to payments under Gas purchase contracts for the Project, (II) as required by Government Rule or for compliance with any Government Approval applicable to the Borrower or the Development (or to cure or remove the effect of any termination, suspension, or Impairment of any Government Approval), as described by the Borrower to the reasonable satisfaction of the Common Security Trustee and each Secured Debt Holder Group Representative, or (III) to the extent required to respond to an emergency or accident, the failure to respond to which could reasonably be expected to create a significant risk of personal injury or significant physical damage to the Project or material threat to the environment, in which case:

(i)	if the Borrower reasonably determines that there is a sufficient time to do so prior to responding to any such emergency or accident, the Borrower shall substantiate the expenses expected to be incurred by the Borrower in connection with such emergency or accident to the reasonable satisfaction of the Common Security Trustee and each Secured Debt Holder Group Representative; or

(ii)	if the Borrower reasonably determines that there is not sufficient time to take the actions described in clause (i) above prior to responding to any such emergency or accident, promptly following such emergency or accident, the Borrower shall describe in writing to the Common Security Trustee and each Secured Debt Holder Group Representative the steps that were taken by the Borrower in respect of such emergency or accident and the expenses incurred by the Borrower in connection therewith, all in reasonable detail.

(b)	The Borrower shall take such action as contemplated under Section 6.2(A)(12) (Change Orders Requested by Contractor) of the EPC Contract to avoid any delay with respect to the Guaranteed Substantial Completion Dates for any train of the Project or a delay that would result in the date specified for Ready for Start Up in Attachment E to the EPC Contract for such train of the Project to occur less than four (4) months prior to the Guaranteed Substantial Completion Date for such train.

(c)	In the event that any train of the Project fails to achieve the Performance Guarantee by the applicable Guaranteed Substantial Completion Date (each as defined in the EPC Contract), the Borrower shall not, without the consent of the Required Secured Parties (in consultation with the Independent Engineer), elect such option available to it under Section 11.4(A) (Minimum Acceptance Criteria and Performance Liquidated Damages) of the EPC Contract.

(d)	In the event that any train of the Project fails to achieve the Minimum Acceptance Criteria (as defined in the EPC Contract) and Substantial Completion upon the termination of the Minimum Acceptance Criteria Correction Period (as defined in the EPC Contract), the Borrower shall not, without the consent of the Required Secured Parties (in consultation with the Independent Engineer) elect such option available to it under Section 11.4(B) (Minimum Acceptance Criteria and Performance Liquidated Damages) of the EPC Contract.

(e)	Unless the applicable Defect Correction Period (and any extension thereof) with respect to each Subproject (as such terms are defined in the EPC Contract) has expired and the EPC Contractor has completed and paid any warranty claims submitted by the Borrower with respect to such Subproject, the Borrower shall draw on the EPC Letter of Credit at the time of any reduction thereof pursuant to Section 9.2.B (Irrevocable Standby Letter of Credit) of the EPC Contract in the amount of such reduction.

6.8	Taxes

The Borrower (or, for purposes of this Section 6.8, if it is a disregarded entity for U.S. income tax purposes, its direct owner) shall pay and discharge all Taxes imposed on the Borrower or on its income or profits or on any of its Property prior to the date on which any penalties may attach; provided, that the Borrower shall have the right to Contest the validity or amount of any such Tax. The Borrower (or, for purposes of this Section 6.8, if it is a disregarded entity for U.S. tax purposes, its owner) shall promptly pay any valid, final judgment rendered upon the conclusion of the relevant Contest, if any, enforcing any such Tax and cause it to be satisfied of record.

6.9	Maintenance of Liens

(a)	The Borrower shall grant a security interest in the Borrower’s interest in all Project assets and Project Documents acquired or entered into, as applicable, from time to time (except to the extent expressly permitted to be excluded from the Liens created by the Security Documents pursuant to the terms thereof) and shall take, or cause to be taken, all action reasonably required to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens.

(b)	The Borrower shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Common Security Trustee for such purposes.

(c)	The Borrower shall preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens.

(d)	The Borrower shall promptly discharge at the Borrower’s cost and expense, any Lien (other than Permitted Liens) on the Collateral.

6.10	Use of Proceeds

The Borrower shall use the proceeds of the Secured Debt solely for purposes permitted in the applicable Secured Debt Instruments.

6.11	Interest Rate Protection Agreements

The Borrower shall:

(a)	no later than forty-five (45) days following the Closing Date, enter into and thereafter maintain in full force and effect, from time to time, one or more Interest Rate Protection Agreements with respect to no less than 75% (calculated on a weighted average basis) of the projected outstanding balance of the Secured Bank Debt and Additional Secured Debt for a term of no less than seven (7) years (provided, however, for purposes of calculating such percentage, any such Secured Debt which bears a fixed interest rate shall be deemed subject to an Interest Rate Protection Agreement), on terms reasonably satisfactory to the Borrower and the Required Secured Parties;

(b)	ensure that each Interest Rate Protection Agreement entered into pursuant to clause (a) above is in compliance with the terms of the Hedging Program; and

(c)	enter into additional Interest Rate Protection Agreements as and when required in accordance with the terms of the Hedging Program and otherwise comply in all material respects with the Hedging Program.

6.12	Operating Budget

(a)	No less than forty-five (45) days prior to the Substantial Completion of each train of the Project, and no less than forty-five (45) days prior to the beginning of each calendar year thereafter, the Borrower shall prepare a proposed operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Borrower and the Project for the ensuing calendar year (or, in the case of the initial Operating Budget, the remaining portion thereof) and provide the Independent Engineer, the Common Security Trustee, and each Secured Debt Holder Group Representative with a copy of such operating plan and budget (the “Operating Budget”). Each Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer, shall set forth all material assumptions used in the preparation of such Operating Budget, and shall become effective upon approval of the Common Security Trustee, acting reasonably and in consultation with the Independent Engineer; provided, that if the Common Security Trustee shall not have approved or disapproved the Operating Budget within thirty (30) days after receipt thereof, such Operating Budget shall be deemed to have been approved; and provided further that the Common Security Trustee shall have neither the right nor the obligation to approve costs for Gas purchase contracts for the Project contained in the Operating Budget. If the Borrower does not have an effective annual Operating Budget before the beginning of any calendar year, until such proposed Operating Budget is approved, the Operating Budget most recently in effect shall continue to apply; provided, that (A) any items of the proposed Operating Budget that have been approved shall be given effect in substitution of the corresponding items in the Operating Budget most recently in effect, (B) costs for Gas purchase contracts for the Project shall be as provided by the Borrower and (C) all other items shall be increased by the lesser of (x) two and one-half percent (2.5%) and (y) the increase proposed by the Borrower for such item in such proposed Operating Budget.

(b)	Each Operating Budget delivered pursuant to this Section 6.12 shall contain Operating Budget Categories, and shall specify for each Fiscal Quarter and for each such Operating Budget Category the amount budgeted for such category for such Fiscal Quarter.

(c)	Each Operating Budget may only be amended with the prior written consent of the Common Security Trustee, which consent shall not be unreasonably withheld, conditioned, or delayed.

6.13	Other Documents and Information

The Borrower shall furnish the Common Security Trustee (with sufficient copies for each Secured Debt Holder Group Representative):

(a)	promptly after the filing thereof, a copy of each filing made by (i) the Borrower with FERC with respect to the Project; (ii) the Borrower with DOE/FE with respect to the export of LNG from, or the import of LNG to, the Project; or (iii) Cheniere Creole Trail Pipeline, L.P., with respect to the transportation of natural gas to the Project, except in the case of (i), (ii) or (iii) such as are routine or ministerial in nature;

(b)	promptly after obtaining Knowledge thereof, a copy of each filing with respect to (i) the Project or the Pipeline made with FERC by any Person other than the Borrower in any proceeding before FERC in which the Borrower or Cheniere Creole Trail Pipeline, L.P. is the captioned party or respondent, except for such filings as are routine or ministerial in nature, or (ii) the import of LNG to, or the export of LNG from, the Project made with DOE/FE by any Person other than the Borrower in any proceeding before FERC in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature;

(c)	promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Government Approvals to be obtained or filed by the Borrower with any Government Authority, except such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature and in respect of which a failure to file could not reasonably be expected to have a Material Adverse Effect;

(d)	promptly after receipt or publication thereof, a copy of each Government Approval obtained by the Borrower; and

(e)	promptly upon obtaining Knowledge thereof, a description of each change in the status of any Government Approval identified on Schedule 4.6(a) and Schedule 4.6(b) other than routine or ministerial changes.

6.14	Expansion Debt; Independent Engineer.

In the event Expansion Debt is incurred, the Borrower shall provide to the Common Security Trustee and each Secured Debt Holder Group Representative a copy of any report from the Independent Engineer and any other consultant that the Holders of such Expansion Debt are entitled to receive.

6.15	Debt Service Coverage Ratio

(a)	The Borrower shall not permit the Debt Service Coverage Ratio as of the end of any Fiscal Quarter from and following the initial Payment Date to be less than 1.15 to 1.00. Not later than ten (10) Business Days following the last day of each Fiscal Quarter, the Borrower shall calculate and deliver to the Common Security Trustee its calculation of the Debt Service Coverage Ratio. The Common Security Trustee shall notify the Borrower in writing of any reasonable corrections which should be made to such Debt Service Coverage Ratio calculations, within ten (10) Business Days of receipt. Borrower shall incorporate all such reasonable corrections, changes or adjustments consistent with the terms of this Agreement.

(b)	Notwithstanding anything in Section 6.15(a) to the contrary, in the event that the Debt Service Coverage Ratio as of the end of any Fiscal Quarter is less than 1.15 to 1.00 but greater than 1.00 to 1.00, any direct or indirect owner of the Borrower shall have the right to provide cash to the Borrower, not later than ten (10) Business Days following the date of delivery of the calculation of the Debt Service Coverage Ratio as required pursuant to Section 6.15(a) in the form of equity contributions or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents), in order to increase the Debt Service Coverage Ratio to 1.15 to 1.00; provided, that such right shall not be exercised more than two (2) consecutive Fiscal Quarters nor, with respect to each Secured Debt Instrument, more than four (4) times over the term of such Secured Debt Instrument.

6.16	Further Assurances; Cooperation

(a)	The Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(i)	as are reasonably requested by the Common Security Trustee for filing under the provisions of the UCC or any other Government Rule that are necessary or reasonably advisable to maintain in favor of the Common Security Trustee, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with all applicable Government Rules for the purposes of perfecting the first priority Lien (subject to Permitted Liens) created, or purported to be created, in favor of the Common Security Trustee or the Secured Parties under this Agreement or any other Financing Documents;

(ii)	as are reasonably requested by the Common Security Trustee for the purposes of ensuring the validity, enforceability and legality of this Agreement or any other Financing Document and the rights of the Secured Parties and the Common Security Trustee hereunder or thereunder;

(iii)	as are reasonably requested by the Common Security Trustee for the purposes of enabling or facilitating the proper exercise of the rights and powers granted to the Secured Parties and the Common Security Trustee under this Agreement or any other Financing Document; or

(iv)	as are reasonably requested by the Common Security Trustee to carry out the intent of, and transactions contemplated by, this Agreement and the other Financing Documents.

(b)	The Borrower will cooperate with and provide all necessary information available to it on a timely basis to the Consultants so that the Consultants may complete and deliver the reports as required herein.

6.17	Auditors

The Borrower shall engage Ernst & Young LLP (or such other independent certified public accountants of recognized national standing) as auditors to audit financial statements.

6.18	Surveys and Title Policies

(a)	Survey. The Borrower shall, no later than sixty (60) days following Final Completion, deliver to the Common Security Trustee the “as built” Survey.

(b)	Title Policy. The Borrower shall cause the Title Company to deliver to the Common Security Trustee a Disbursement Endorsement dated no later than sixty (60) days following Substantial Completion of each train of the Project.

6.19	Working Capital Debt

If the Borrower incurs any Working Capital Debt pursuant to Section 2.4 (Working Capital Debt), it shall use commercially reasonable efforts to ensure that the maturity date of such Working Capital Debt shall not occur prior to the Final Maturity Date.

6.20	Debt Service Reserve Amount

Prior to the earlier to occur of (x) the making of any Restricted Payments and (y) six (6) months following the Project Completion Date, the Borrower shall have deposited in the Credit Agreement Debt Service Reserve Account an amount equal to the Required Debt Service Reserve Amount.

6.21	EPC Contract

Not later than sixty (60) days following the Closing Date (the “Provisional Sums Fixing Period”), the Borrower shall deliver to the Common Security Trustee and each Secured Debt Holder Group Representative a copy of Change Orders fixing the amounts constituting the Currency Provisional Sum, the Fuel Provisional Sum, and the increase in the Contract Price relating to the issuance of the NTP after March 31, 2012 (as each such term is defined in the EPC Contract) and that after giving effect to such Change Orders, the Contract Price is not in excess of four billion twenty-four million Dollars ($4,024,000,000) or, if the Contract Price exceeds such amount, the Borrower or any other Person on behalf of the Borrower shall, within thirty (30) days after the expiration of the Provisional Sums Fixing Period, have transferred to the Common Security Trustee for deposit into the Construction Account equity funds provided by the Pledgor or the Sponsor in an amount that is equal to such excess and such amount shall be in addition to the Equity Contribution Amount.

7.	NEGATIVE COVENANTS

The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe (as applicable) the obligations set forth in this Section 7 in favor and for the benefit of the Secured Debt Holders.

7.1	[Reserved]

7.2	Prohibition of Fundamental Changes

(a)	The Borrower shall not change its legal form, amend its Amended and Restated Limited Liability Company Agreement (except any amendments in connection with permitted sales or transfers of ownership interests in the Borrower or other immaterial amendments, provided, that the Borrower shall have delivered to the Common Security Trustee a copy of such amendment together with a certificate of an Authorized Officer of the Borrower certifying that no changes have been made to the Amended and Restated Limited Liability Company Agreement other than such changes as are necessary solely to reflect the change in ownership or that any other change is immaterial) or any other Organic Document, merge into or consolidate with, or acquire (in one transaction or series of related transactions) all or any business, any class of stock of (or other equity interest in) or any material part of the assets or property of any other Person and shall not liquidate, wind up, reorganize, terminate or dissolve.

(b)	The Borrower shall not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets in excess of twenty five million Dollars ($25,000,000) per year except: (i) sales or other dispositions of assets no longer used or useful in the Borrower’s business in the ordinary course of the Borrower’s business and that could not reasonably be expected to result in a Material Adverse Effect, (ii) sales or other dispositions of LNG (or other commercial products) in accordance with the Project Documents, (iii) sales, transfers or other dispositions of Permitted Investments, (iv) Restricted Payments made in accordance with the Financing Documents, (v) sales of Services in the ordinary course of business, (vi) sales of any LNG related to additional liquefaction trains developed by the Borrower, (vii) transfers or novations of Interest Rate Protection Agreements in accordance with Section 3.5 (Termination of Interest Rate Protection Agreement in Connection with Any Prepayment), (viii) sales or other dispositions of the Improved Facilities (as defined in the Cooperation Agreement), and (ix) conveyance to gas transmission companies of gas interconnection or metering facilities built using Capital Expenditures permitted by Section 7.6 (Capital Expenditures).

(c)	The Borrower shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless (A) such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under the Financing Documents, or (B) such removal or alteration is (x) in accordance with Prudent Industry Practices (as certified by the Independent Engineer, acting reasonably) and could not reasonably be expected to result in a Material Adverse Effect or (y) required by applicable Government Rule.

7.3	Nature of Business

(a)	The Borrower shall not engage in any business or activities other than the Development and the development of additional liquefaction trains and any activities incidental thereto using equity funds provided by the Pledgor which are in addition to the Equity Contribution Amount and, to the extent incurred, Expansion Debt. Notwithstanding anything to the contrary contained in this Agreement, prior to the date of the incurrence of any Expansion Debt, the Borrower shall not enter into any construction contacts with respect to the development of additional liquefaction trains that contain obligations and liabilities which, in the aggregate, are in excess of ten million Dollars ($10,000,000).

(b)	The Borrower shall not permit to exist any Subsidiary of the Borrower.

(c)	The Borrower shall not sponsor, maintain, administer, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan or plan that provides for post-retirement welfare benefits.

7.4	Performance Tests and Liquidated Damages

The Common Security Trustee, each Secured Debt Holder Group Representative and the Independent Engineer shall have the right to witness and verify each Performance Test. The Borrower shall not:

(a)	permit any Performance Test to be performed without giving the Common Security Trustee, each Secured Debt Holder Group Representative and the Independent Engineer at least five (5) Business Days prior written notice of such Performance Test (or such shorter period as agreed by the Independent Engineer);

(b)	agree to the amount of any Performance Liquidated Damages and Delay Liquidated Damages that are in excess of nine million Dollars ($9,000,000) without the prior written approval of the Common Security Trustee, acting reasonably and in consultation with the Independent Engineer.

7.5	Restrictions on Indebtedness

The Borrower shall not directly or indirectly create, incur, assume, permit, suffer to exist or otherwise be or become liable with respect to any Indebtedness except for the Permitted Indebtedness.

7.6	Capital Expenditures

The Borrower shall not make any Capital Expenditures except Permitted Capital Expenditures. All assets or property built or acquired with Capital Expenditures shall constitute Collateral except as provided in the Cooperation Agreement, the Water Agreement or the Security Documents or for contributions in aid of construction in connection with gas interconnection or metering facilities under gas interconnection or metering agreements.

7.7	Restricted Payments

The Borrower shall not make or agree to make, directly or indirectly, any Restricted Payments except as permitted under Section 5.10 (Distribution Account) of the Accounts Agreement.

7.8	Limitation on Liens

The Borrower shall not create, assume, incur, permit or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, except for the Permitted Liens.

7.9	Project Documents, Etc.

(a)

The Borrower shall not, without the prior written consent of the Required Secured Parties in consultation with the Independent Engineer, (i) suspend, cancel or terminate any Material Project Document or Government Approval applicable to the Borrower or the Development or consent to or accept any cancellation or termination thereof, (ii) sell, transfer, assign (other than pursuant to the Security Documents and other than any assignment by Cheniere LNG O&M Services, LLC of its rights and obligations under the O&M Agreement and by Cheniere LNG Terminals, Inc. of its rights and obligations under the Management Services Agreement, in each case to an Affiliate of Borrower that has access to sufficient experienced personnel to perform their respective obligations thereunder) or otherwise dispose of (by operation of law or otherwise) or consent to any such sale, transfer, assignment or disposition of any part of its interest in or rights or obligations under or any Material Project Party’s interest in or rights or obligations under any Material Project Document or Government Approval (other than the sub-license of any EPC Contract-related intellectual property rights to an Affiliate of the Borrower), (iii) waive any material default under, or material breach of, any Material Project Document or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest or entitlement, howsoever arising, under, or in respect of, any Material Project Document, (iv) initiate or settle a material arbitration proceeding under any Material Project Document or Government Approval, (v) agree to or petition, request or take any other material legal or administrative action that seeks, or could reasonably be expected, to Impair any Material Project Document or Government Approval, (vi) amend, supplement or modify or in any way vary, or agree to the variation of, any material provision of the FOB Sale and Purchase Agreements, the EPC Contract or the Sabine Pass TUA or any material Government Approval (provided that the Borrower may (x) amend or modify any conditions of such Government Approvals so long as such amendment or modification is not materially more restrictive or onerous on the Borrower and could not otherwise reasonably be expected to have a Material Adverse Effect, or (y) seek the satisfaction or waiver of such conditions without the prior written consent of the Required Secured

Parties) or of the performance of any material covenant or obligation by any other Person under any such agreement (other than Change Orders, which Change Order protocol is addressed in Section 7.13 (EPC and Construction Contracts)) or (vii) materially amend, supplement or modify or in any material way vary, or agree to the material variation of, any material provision of a Material Project Document (other than the FOB Sale and Purchase Agreements, the EPC Contract and the Sabine Pass TUA) or of the performance of any material covenant or obligation by any other Person under any such Material Project Document.

(b)	Except for (i) any documents relating to Working Capital Debt entered into upon satisfaction of the conditions set forth in Section 2.4 (Working Capital Debt), and (ii) any documents relating to Replacement Debt entered into upon satisfaction of the conditions set forth in Section 2.5 (Replacement Debt), the Borrower shall not enter into any Additional Material Project Document without the prior written consent of the Required Secured Parties, provided, that the Borrower shall, in connection therewith, deliver copies of all such Additional Material Project Documents and all Ancillary Documents relating to any such Additional Material Project Document to the Common Security Trustee and each Secured Debt Holder Group Representative not less than five (5) Business Days prior to the execution thereof.

(c)	The Borrower shall not, without the prior written consent of the Required Secured Parties amend, supplement or modify or in any way vary, or agree to the variation of, any provision of any of the Trains Three and Four LNG Sales Agreements or of the performance of any covenant or obligation by any other Person under any of the Train Three and Four LNG Sales Agreements, in each case to the extent that any such amendment, supplement, modification, or variation could have a materially negative impact on the ability of the Borrower to perform its material obligations or satisfy any material condition under any Transaction Document, or could otherwise reasonably be expected to have a Material Adverse Effect.

(d)	Without derogating from any of the obligations of the Borrower hereunder and under the other Financing Documents, the Borrower shall furnish the Common Security Trustee, the Independent Engineer and each Secured Debt Holder Group Representative with (i) all Project Documents which contain obligations or liabilities that are in excess of one million Dollars ($1,000,000) per year or five million Dollars ($5,000,000) over its term promptly after execution thereof and (ii) not less than five (5) Business Days prior to the execution thereof, certified copies of all amendments, supplements or modifications of any Material Project Documents and any material amendments, supplements or modifications of any Project Document that contains obligations or liabilities that are in excess of one million Dollars ($1,000,000) per year or five million Dollars ($5,000,000) over its term.

(e)

The Borrower shall take all actions required and all other steps reasonably requested by the Common Security Trustee to cause each Material Project Document and Additional Material Project Document entered into after the

Closing Date to be or become subject to the Lien of the Security Documents (whether by amendment to any Security Document or otherwise) and deliver or cause to be delivered to the Common Security Trustee all Ancillary Documents related thereto, in each case, within a commercially reasonable time, but in no event later than thirty (30) days following the execution of such Material Project Documents or Additional Material Project Document.

(f)	The Borrower shall not permit any counterparty to a Material Project Document to substitute, diminish or otherwise replace any performance security, letter of credit or guarantee supporting such counterparty’s obligations thereunder.

7.10	Terminal Use Agreements

The Borrower shall not issue to Cheniere Energy Investments, LLC any notice pursuant to the Terminal Use Rights Assignment and Agreement specifying the Liquefaction Start Date (as defined therein) unless on or prior to such specified Liquefaction Start Date, the Borrower shall be entitled to begin to receive payment of Monthly Sales Charges.

7.11	Transactions with Affiliates

The Borrower shall not directly or indirectly enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) except (a) Material Project Documents executed on or prior to the Closing Date, (b) agreements required or contemplated by the Material Project Documents, (c) Permitted Indebtedness that is Subordinated Indebtedness, (d) to the extent required by applicable Government Rule, and (e) agreements entered into on terms no less favorable to the Borrower than the Borrower would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of a Loan Party or if there is no comparable arm’s length transaction, then on terms reasonably determined by the Board of Directors of the Borrower to be fair and reasonable.

7.12	Accounts

(a)	The Borrower shall not open or maintain, or permit or instruct any other Person to open or maintain on its behalf, or use or be the beneficiary of any account other than the Accounts and an account holding Escrowed Amounts (as defined in the EPC Contract).

(b)	The Borrower shall not change the name or account number of any of the Accounts without the prior written consent of the Common Security Trustee.

7.13	EPC and Construction Contracts

The Borrower shall not:

(a)	except for Change Orders specified in Schedule 7.13, initiate or consent to (without the consent of the Required Secured Parties in consultation with the Independent Engineer) any Change Order that:

(i)	increases the contract price of the EPC Contract as of the Closing Date; provided, that:

(A)	the Borrower may, without the consent of the Required Secured Parties and subject to clauses (ii) through (xi) of this Section 7.13, enter into any Change Order or make payment of any claim under the EPC Contract, if (aa) the amount of any such Change Order or payment is less than twenty-five million Dollars ($25,000,000) and the aggregate of all such Change Orders or payments is less than one hundred million Dollars ($100,000,000) and (bb) the Common Security Trustee and each Secured Debt Holder Group Representative has received an IE Confirming Certificate;

(B)	if an event of Force Majeure or Change in Law (as each such term is described in the EPC Contract) prompts the EPC Contractor to request a Change Order to which it is entitled under the terms of the EPC Contract, the Borrower shall be entitled to authorize such change without first obtaining the consent of the Required Secured Parties if the amount of such change is within the remaining Contingency set forth in the Construction Budget and Schedule, or to the extent that such amount exceeds the remaining Contingency, the Borrower has an additional source of funds for such excess amount in addition to the Equity Contribution Amount on terms reasonably satisfactory to the Common Security Trustee, provided, further, that any such change shall be subject to clauses (ii) through (xi) of this Section 7.13(a); and

(C)	the Borrower may enter into any Change Order under the EPC Contract for amounts in excess of the amounts specified in clause (a)(i)(A) above but subject to clauses (ii) through (xi) of this Section 7.13; provided, that with respect to this clause (C):

(1)	the Borrower or any other Person on behalf of the Borrower shall have transferred to the Common Security Trustee for deposit into the Construction Account equity funds provided by the Pledgor or the Sponsor in an amount that is in addition to the Equity Contribution Amount and otherwise sufficient to pay the maximum amount that may become due and payable pursuant to such Change Order, provided, further, that no such deposit shall be required in connection with any such Change Order, the amount and subject matter of which is included as an unallocated Contingency line item or which constitutes a utilization of any portion of the unallocated Contingency reflected in the Construction Budget and Schedule; and

(2)	the Common Security Trustee shall have received an IE Confirming Certificate;

(ii)	extends the Guaranteed Substantial Completion Date for any train of the Project (except as permitted by clause (b) of the definition thereof) or could reasonably be expected to materially adversely affect the likelihood of achieving Substantial Completion for any train of the Project by such date;

(iii)	except as a result of a buydown of the Performance Guarantees pursuant to Section 11.4 (Minimum Acceptance Criteria and Performance Liquidated Damages) of the EPC Contract which is otherwise permitted pursuant to the terms hereof or as a result of a Change Order to which the EPC Contractor is entitled under the EPC Contract for a Change in Law (as defined in the EPC Contract) (and provided that the Independent Engineer consents (which consent shall not to be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such Change Order pursuant to Section 6.2.C of the EPC Contract), modifies the Performance Guarantees, any other performance guarantee of the EPC Contractor or the criteria or procedures for the conduct or measuring the results of the Performance Tests (as each capitalized term used in this clause and not otherwise defined in this Agreement is defined in the EPC Contract);

(iv)	adjusts the Payment Schedules (other than as a result of a Change Order permitted by Section 7.13(a)(i) above or as otherwise permitted by this Agreement), adjusts the amount of or timing (including, without limitation, any adjustment of the Schedule Bonus Date for SP1 but excluding the Schedule Bonus Date for SP2 under Section 13.2.C (Schedule Bonus) of the EPC Contract) for payment of the Schedule Bonus (as each such term is defined in the EPC Contract), or otherwise agree to any additional bonus to be paid to the EPC Contractor (but excluding the Schedule Bonus Date for SP2 under Section 13.2.C (Schedule Bonus) of the EPC Contract); provided, that any adjustment of the Schedule Bonus Date for SP1 shall be permitted without the consent of the Required Secured Parties if the revenues received by the Borrower from the operation of the first train of the Project prior to Substantial Completion of the second train of the Project are equal to or greater than the revenues projected to be received during such period under the Construction Budget and Schedule (after giving effect to the payment of such additional bonus which shall be paid solely from such revenues);

(v)	causes any material component or material design feature or aspect of the Project to materially deviate in any fundamental manner from the description thereof set forth in the schedules, exhibits, appendices or annexes to the EPC Contract (other than as the result of a Change Order which is permitted by Section 7.13(a)(i) above or otherwise permitted by this Agreement);

(vi)	except as a result of a Change Order to which the EPC Contractor is entitled under the EPC Contract for a Change in Law (as defined in the EPC Contract) or force majeure (and provided that the Independent Engineer consents (which consent shall not to be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such force majeure Change Order pursuant to Section 6.2.C of the EPC Contract), diminishes or otherwise alters in any material respect the EPC Contractor’s liquidated damages obligations under the EPC Contract;

(vii)	except as a result of a Change Order to which the EPC Contractor is entitled under the EPC Contract for a Change in Law (as defined in the EPC Contract) or force majeure (and provided that the Independent Engineer consents (which consent shall not to be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such force majeure Change Order pursuant to Section 6.2.C of the EPC Contract), waives or alters the provisions under the EPC Contract relating to default, termination or suspension or the waiver by the Borrower of any event that, with the giving of notice or the lapse of time or both, would entitle the Borrower to terminate the EPC Contract, provided that the Independent Engineer’s consent shall not be required for any waiver by the EPC Contractor of any termination right arising from such force majeure;

(viii)	except as a result of a Change Order to which the EPC Contractor is entitled under the EPC Contract for a Change in Law (as defined in the EPC Contract), adversely modifies or impairs the enforceability of any warranty under the EPC Contract; provided, that this clause shall not preclude the Borrower from waiving warranties with respect to immaterial items comprising the Work under the EPC Contract;

(ix)	except as a result of a Change Order to which the EPC Contractor is entitled under the EPC Contract for a Change in Law (as defined in the EPC Contract) (and provided that the Independent Engineer consents (which consent shall not to be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such Change Order pursuant to Section 6.2.C of the EPC Contract), impairs the ability of the Project to satisfy the Performance Tests;

(x)	results in the revocation or adverse modification of any material Government Approval; or

(xi)	causes the Project not to comply in all material respects with applicable Government Rule or Borrower’s Contractual Obligations;

(b)	approve any plan under Section 11 (Completion) of the EPC Contract without the consent of the Common Security Trustee (in consultation with the Independent Engineer); provided, however, that the Common Security Trustee shall use reasonable efforts to promptly review all relevant documentation provided to it by the Borrower (and shall request the Independent Engineer to do the same);

(c)	certify to, consent to or otherwise request or permit through a Change Order or otherwise without the consent of the Common Security Trustee (in consultation with the Independent Engineer) the occurrence of Substantial Completion or Ready for Start Up with respect to each train of the Project, or make any election to take care, custody and control of the Project (or any portion thereof) pursuant to Section 11.4B (Minimum Acceptance Criteria and Performance Liquidated Damages) (or any other provision thereof) of the EPC Contract; provided, however, that the Common Security Trustee shall use reasonable efforts to promptly review all relevant documentation provided to them (directly or indirectly) by the Borrower;

(d)	collect on the EPC Letter of Credit under Section 7.8 (Procedure for Withholding, Offset and Collection on the Letter of Credit) of the EPC Contract unless there are no future payments owed to the EPC Contractor against which the Borrower may offset the amounts due to the Borrower under such Section 7.8; or

(e)	without consent of the Common Security Trustee (in consultation with the Independent Engineer not to be unreasonably withheld, conditioned or delayed):

(i)	initiate or consent to any (A) Change Order that directly or indirectly specifies the capital spare parts to be delivered to the Site by the EPC Contractor pursuant to Section 3.4.B (Capital Spare Parts) of the EPC Contract, taking into account any other capital spare parts that the Borrower intends to acquire directly, or (B) material change to a two (2) year inventory of such capital spare parts; or

(ii)	consent to any initial integration plan proposed by the EPC Contractor under Section 3.25.B (Scheduled Activities) of the EPC Contract.

7.14	GAAP

The Borrower shall not change (i) its accounting or financial reporting policies other than as permitted in accordance with GAAP, or (ii) its Fiscal Year without the prior written consent of the Required Secured Parties.

7.15	Use of Proceeds; Margin Regulations

The Borrower shall not use any part of the proceeds of any Secured Debt to purchase or carry any Margin Stock (as defined in Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use the proceeds of any Secured Debt in a manner that could violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

7.16	Permitted Investments

The Borrower shall not make, and shall not instruct the Common Security Trustee to make, any Investments except Permitted Investments.

7.17	Hedging Arrangements

The Borrower shall not enter into any Hedging Agreements other than Permitted Hedging Agreements, and in the case of the Interest Rate Protection Agreements, with a Qualified Counterparty.

7.18	Environmental Matters

The Borrower shall not Release, or permit the Release of Hazardous Materials at the Project in violation of applicable material Government Rules or material Government Approvals or which could reasonably be expected to have a Material Adverse Effect.

7.19	Guarantees

The Borrower shall not directly or indirectly create, incur or assume or otherwise be or become liable with respect to any Guarantee which could result in a liability to the Borrower in excess of one million Dollars ($1,000,000).

7.20	Gas Purchase Contracts and LNG Sales Contracts

(a)	The Borrower shall not enter into gas purchase contracts with firm receipt obligations for a volume of gas in excess of that which is required for the Borrower to be able to meet its obligations under the FOB Sale and Purchase Agreements, the CMI LNG Sale and Purchase Agreement and any other LNG sales agreements entered into as permitted hereunder.

(b)

The Borrower shall not enter into any LNG sales contracts except for (i) the FOB Sale and Purchase Agreements, (ii) the Train Three and Four LNG Sales Agreements, (iii) the CMI LNG Sale and Purchase Agreement, (iv) LNG sales contracts with a term of less than two (2) years with counterparties who at the time of execution of the contract were rated at least BBB- by S&P, BBB- by Fitch, or Baa3 by Moody’s, or who provide a guaranty from an affiliate with such a rating, (v) LNG sales contracts with a term of less than two (2) years with counterparties who are not at the time of execution of the contract rated at least BBB- by S&P, BBB- by Fitch, or Baa3 by Moody’s to the extent the counterparty provides a letter of credit from a financial institution rated at least A- by S&P or A3 by Moody’s with respect to its estimated obligations under the contract for a period of sixty (60) days, (vi) LNG sales contracts with a term of two (2) or more years, provided, that (I) the counterparties are at the time of execution of the contract rated at least BBB- by S&P, BBB- by Fitch, or Baa3 by Moody’s, or provide a guaranty from an affiliate with such a rating, and (II) entry into the contract is approved by the Required Secured Parties, which consent shall not be unreasonably withheld, or (vii) LNG sales contracts with counterparties who prepay (in cash) for their LNG purchase obligations under such contracts; provided, that in the case of clauses (iv), (v), (vi) and (vii), performance under such contracts shall not adversely affect the ability of the Borrower to meet its obligations under the FOB Sale and Purchase Agreements and, if Expansion Debt is incurred, the Train Three and Four LNG Sales Agreements.

8.	REPORTING REQUIREMENTS

The Borrower shall furnish the following to the Common Security Trustee and each Secured Debt Holder Group Representative:

8.1	Financial Statements

(a)	As soon as available and in any event within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower:

(i)	unaudited statements of income and cash flows of the Borrower for such period and for the period from the beginning of the respective Fiscal Year to the end of such period; and

(ii)	the related balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year;

(b)	As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, audited statements of income, member’s equity and cash flows of the Borrower for such year and the related balance sheets as at the end of such Fiscal Year, setting forth in each case, in comparative form the corresponding figures for the preceding Fiscal Year, and accompanied by an opinion of Ernst & Young LLP or such other independent certified public accountants of recognized national standing, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of, and for, such Fiscal Year in accordance with GAAP and shall state (for each Fiscal Year other than 2011) whether any knowledge of any Default or Event of Default was obtained during the course of their examination of such financial statements; and

(c)	concurrently with the delivery of the financial statements pursuant to clause (a) or (b) above:

(i)	a certificate executed by an Authorized Officer of the Borrower certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower on the dates and for the periods indicated in accordance with GAAP, subject, in the case of quarterly financial statement to the absence of notes and normal year-end audit adjustments;

(ii)	a certificate executed by an Authorized Officer of the Borrower certifying that no Default or Event of Default exists as of the date of such certificate or, if any Default or Event of Default exists, specifying the nature and extent thereof; and

(iii)	a written summary of commodity hedges entered into by the Borrower, detailing aggregate outstanding contract volumes, price ranges of such commodity hedges, and the associated value at risk with respect to such commodity hedges as of the end of each quarter.

8.2	Notice of Default, Event of Default and Other Events

As soon as practicable and in any event, unless otherwise specified, within five (5) Business Days after the Borrower obtains Knowledge of any of the following, written notice to the Common Security Trustee of:

(a)	the occurrence of any Default or Event of Default and describing any action being taken or proposed to be taken with respect thereto;

(b)	the occurrence of any Event of Loss or Event of Taking in excess of fifteen million Dollars ($15,000,000) in value or any series of such events or circumstances during any 12-month period in excess of fifty million Dollars ($50,000,000) in value in the aggregate, or the initiation of any insurance claim proceedings with respect to any such Event of Loss or Event of Taking;

(c)	any claim, Environmental Claim, suit, arbitration, litigation or similar proceeding pending or threatened in writing (A) with respect to or against the Project, the Pipeline, or the Loan Parties (x) in which the amount involved is in excess of fifty million Dollars ($50,000,000) in the aggregate, (y) or that could reasonably be expected to have a Material Adverse Effect, or (z) involving injunctive or declaratory relief, or (B) involving any other party to any of the Material Project Documents or Additional Material Project Documents, which could reasonably be expected to have a Material Adverse Effect or result in an Event of Default, and, in each case, describing any action being taken or proposed to be taken with respect thereto;

(d)	any dispute, litigation, investigation or proceeding which may exist at any time between any Government Authority and the Borrower (or Cheniere Creole Trail Pipeline, L.P.) to the extent such dispute, litigation, investigation or proceeding involves the Project or the Pipeline and could reasonably be expected to result in a Material Adverse Effect or otherwise involves an amount in excess of fifty million Dollars ($50,000,000) in the aggregate;

(e)	any written notice of the occurrence of any event giving rise (or that could reasonably be expected to give rise) to a claim under any insurance policy maintained with respect to the Project in excess of fifteen million Dollars ($15,000,000) with copies of any material document relating thereto that are in the possession of the Borrower;

(f)	notice of the occurrence of any force majeure event reasonably expected to exceed ten (10) consecutive days (together with a description of its expected duration and any action being taken or proposed to be taken with respect thereto);

(g)	notice of any cessation of activities related to the development, construction, operation and/or maintenance of the Project or the Pipeline that could reasonably be expected to exceed sixty (60) consecutive days;

(h)	any cancellation or material change in the terms, coverages or amounts of any insurance described in Section 6.6 (Insurance; Events of Loss);

(i)	any acquisition or transfer of any direct or indirect ownership interests in the Borrower by the Sponsor;

(j)	any event, occurrence or circumstance that could reasonably be expected to cause (A) an increase of more than fifty million Dollars ($50,000,000) individually or in the aggregate in Project Costs, or (B) Operation and Maintenance Expenses to exceed with respect to all Operation and Maintenance Expenses, the amount budgeted therefor by ten percent (10%) or more in the aggregate per annum or twenty percent (20%) per line item per annum, calculated as set forth in Section 6.7 (Project Construction; Maintenance of Properties);

(k)	any event or circumstance that could reasonably be expected to result in a material liability of the Borrower under ERISA or under the Code with respect to any Plan;

(l)	other circumstance, act or condition (including the adoption, amendment or repeal of any Government Rule or the Impairment of any Government Approval applicable to the Borrower or the Development or written notice of the failure to comply with the terms and conditions of any such Government Approval) which could reasonably be expected to result in a Material Adverse Effect, and describing any action being taken or proposed to be taken with respect thereto; or

(m)	copies of any similar notices given in connection with Expansion Debt.

8.3	Other Notices

(a)	Promptly upon:

(i)

delivery to another Material Project Party pursuant to a Material Project Document, the Borrower shall deliver to the Common Security Trustee and each Secured Debt Holder Group Representative copies of all material written notices or other material documents delivered to such Material Project Party by the Borrower other than written notices or other documents delivered in the ordinary course of the administration of such Agreements; and

(ii)	such documents becoming available, the Borrower shall deliver to the Common Security Trustee and each Secured Debt Holder Group Representative copies of all material written notices or other material documents received by the Borrower pursuant to any Material Project Document (including any notice or other document relating to a failure by the Borrower to perform any of its covenants or obligations under such Material Project Document, termination of a Material Project Document or a force majeure event under a Material Project Document) other than written notices or other documents delivered in the ordinary course of administration of such Agreements;

(b)	Promptly after receipt of each material Government Approval obtained by the Borrower not previously delivered as required in connection with the current stage of Development, the Borrower shall deliver to the Common Security Trustee and each Secured Debt Holder Group Representative copies thereof certified as true, complete and correct by an Authorized Officer of the Borrower;

(c)	Promptly after receipt of each material written statement or report received by the Borrower from the Operator pursuant to the O&M Agreement, the Borrower shall deliver a copy thereof to the Common Security Trustee and each Secured Debt Holder Group Representative; and

(d)	Promptly after the Borrower has Knowledge of the occurrence of an ERISA Event, the Borrower shall deliver to the Common Security Trustee and each Secured Debt Holder Group Representative written notice of the occurrence of such ERISA Event.

8.4	Operating Statements and Reports

(a)	Not more than forty-five (45) days after the end of the last month of each Fiscal Quarter, commencing with the close of the first full Fiscal Quarter after the first train of the Project achieves Substantial Completion, an operating statement of the Project for such quarterly period and for the portion of the Borrower’s Fiscal Year then ended.

(b)	Not more than sixty (60) days after the end of each Fiscal Year, commencing with the close of the first Fiscal Year after the first train of the Project achieves Substantial Completion, an operating report of the Project for such Fiscal Year then ended.

(c)

In each case with respect to clauses (a) and (b) above, such operating statements shall correspond to the Operating Budget Categories and monthly periods of the current annual Operating Budget and shall show all Cash Flows and all expenditures for Operation and Maintenance Expenses. The quarterly operating statement shall include (i) updated estimates of Operation and Maintenance Expenses for the balance of such Fiscal Year to which the operating statement relates, (ii) any material developments during such Fiscal Quarter which could reasonably be expected to have a Material Adverse Effect, (iii) summary of statistical data and quality control reports relating to the operation of the Project during such Fiscal Quarter and any capacity test results performed during such Fiscal Quarter, (iv) records on efficiency, performance and availability of the Project during such Fiscal Quarter, (v) discussion of any deviation from the requirements set forth in Section 6.7(a) (Project Construction; Maintenance of Properties) stating in reasonable detail the necessary qualifications to such requirements, and (vi) the cause, duration and projected loss of Cash Flows attributable to each scheduled and unscheduled interruption in the Services by the Project during such Fiscal Quarter and, with respect to any interruptions caused by a material defect or failure, the cause of and cost to repair such defect or failure. Both the quarterly and annual operating statements shall be certified as materially complete and correct by an Authorized Officer of the Borrower. Each operating statement will be accompanied by a statement of sources and uses of funds for the periods covered by it and a discussion of the reason for any material (i) variance from the amount budgeted therefor in the relevant Operating Budget and (ii) variance in the actual costs for the then-current period from the costs incurred during the prior period.

8.5	Construction Reports

(a)	Prior to Substantial Completion with respect to each train of the Project, as soon as available and in any event within twenty (20) days of (i) the end of each month, a short form version of the monthly Construction Report from the EPC Contractor together with the then-current version of the Summary Milestone Schedule, substantially in a form acceptable to the Independent Engineer (provided, however, that the Borrower shall, within each such twenty (20) day period, also deliver a full version of the monthly Construction Report from the EPC Contractor and the then-current version of the Summary Milestone Schedule to the Independent Engineer), and (ii) the end of each Fiscal Quarter, quarterly Construction Reports as to the Project and the Pipeline Improvements from the Independent Engineer.

(b)	If Expansion Debt has been incurred and prior to Substantial Completion (as defined in the engineering, procurement and construction contract to be entered into with respect to the expansion development) of the additional liquefaction trains funded through the incurrence of such Expansion Debt, as soon as available and in any event within twenty (20) days of (A) each month-end, monthly construction progress reports from the contractor under the engineering, procurement and construction contract to be entered into with respect to the expansion development of such additional liquefaction trains, and (B) the end of each Fiscal Quarter, quarterly construction progress reports with respect to expansion development of such additional liquefaction trains from the Independent Engineer.

(c)	With respect to clause (a) above, such Construction Report shall set forth in reasonable detail:

(i)	estimated dates on which Ready for Start Up, First LNG Cargo, Ready for Performance Testing and Substantial Completion shall be achieved;

(ii)	the Borrower’s then-current estimate of anticipated Project Costs through Ready for Start Up, Ready for Performance Testing and Substantial Completion as compared to the Construction Budget and Schedule and reasons for material variances, and in the event of a material variance, the reasons therefor, and such other information reasonably requested by the Common Security Trustee;

(iii)	any occurrence of which the Borrower is aware that could reasonably be expected to (A) increase the total Project Costs above those set forth in the Construction Budget and Schedule, (B) delay Substantial Completion beyond the Guaranteed Substantial Completion Date or (C) have a Material Adverse Effect;

(iv)	if Substantial Completion is not anticipated to occur on or before the Guaranteed Substantial Completion Date, the reasons therefor (and a schedule recovery plan);

(v)	the status of construction of the Project, including progress under the EPC Contract (and a description of any material defects or deficiencies with respect thereto) and the proposed construction schedule for the following ninety (90) days, including a description, as compared with the Construction Budget and Schedule of engineering, procurement, construction, commissioning, and testing status (including actual percentage complete versus planned percentage complete, document status, significant activities accomplished and planned and a summary of milestones planned and actually completed);

(vi)	the status of the Government Approvals necessary for the Development, including the dates of applications submitted or to be submitted and the anticipated dates of actions by Government Authorities with respect to such Government Approvals;

(vii)	a listing of reportable environmental, health and safety incidents as well as any unplanned related impacts, events, accidents or issues that occurred during the report period and the compliance with Environmental Laws; and

(viii)	if during any Fiscal Quarter of the Borrower prior to Project Completion Date there are no Loans requested, by the final Business Day of the month following the end of such Fiscal Quarter of the Borrower shall deliver to the Common Security Trustee the above-referenced Construction Report and certificate.

(d)	With respect to clause (b) above, such construction progress reports shall set forth in reasonable detail matters similar to those described in clause (c) above to the extent relevant in connection with the expansion of the additional liquefaction trains funded through the incurrence of the Expansion Debt or as otherwise acceptable to the Independent Engineer.

8.6	Commodity Positions

Promptly upon the initial and any subsequent approval by the Sponsor, a written summary of (i) authorized aggregate open position and value at risk limits with respect to any commodity hedges and (ii) approved financial and physical commodity instruments.

8.7	Other Information

Other information reasonably requested by the Common Security Trustee, any Secured Debt Holder Group Representative or any Secured Debt Holder Group Representative.

9.	EVENTS OF DEFAULT FOR SECURED DEBT

Each of the following events or occurrences set forth in this Section 9 shall be an Event of Default in respect of all Secured Debt.

9.1	Non-Payment of Scheduled Payments

The Borrower shall (i) default in the payment when due of any principal of any Secured Debt; unless (x) such default is caused by an administrative or technical error and (y) payment is made within three (3) Business Days of its due date, or (ii) default in the payment when due of any interest on any Secured Debt or any fee or any other amount or Obligation payable by it under this Agreement, any Secured Debt Instrument, any Secured Hedge Instrument or any other Financing Document and such default continues unremedied for a period of three (3) Business Days after the occurrence of such default.

9.2	Non-Payment of Other Obligations

A default shall have occurred with respect to (A) Additional Secured Debt or (B) any Indebtedness of SPLNG or the Borrower that is in excess of twenty-five million Dollars ($25,000,000) in the aggregate (other than any amount due in respect of Additional Secured Debt or Secured Bank Debt) and continued beyond any applicable grace period, the effect of which has been to cause the entire amount of such Indebtedness under this clause (B) to become due (whether by redemption, purchase, offer to purchase or otherwise) and such Indebtedness under this clause (B) remains unpaid or the acceleration of its stated maturity unrescinded.

9.3	Non-Performance of Covenants and Obligations

(a)	The Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations under any of Section 6.3(a)(i) or (b) (Maintenance of Existence, Etc.), Section 6.5(b) or (d) (Compliance with Government Rules, Etc.) (except to the extent that any Default is caused by administrative or technical error), Section 6.9(a) or (c) (Maintenance of Liens), Section 6.10 (Use of Proceeds), Section 6.15 (Debt Service Coverage Ratio), Section 7.2(a) (Prohibition of Fundamental Changes), Section 7.3(a) or (c) (Nature of Business), Section 7.5 (Restrictions on Indebtedness), Section 7.7 (Restricted Payments), Section 7.8 (Limitation on Liens), Section 7.15 (Use of Proceeds; Margin Regulations), Section 7.17 (Hedging Arrangements), Section 7.19 (Guarantees), or Section 8.2(a) or (c) (with respect to Environmental Claims) (Notice of Default, Event of Default and Other Events).

(b)	(i) The Borrower or any other Loan Party, as applicable, defaults in the due performance and observance of any of its obligations under any of Section 6.5(a) (Compliance with Government Rules, Etc.) (with respect to any Environmental Laws), Section 6.5 (b) or (d) (Compliance with Government Rules, Etc.) (to the extent that any Default is caused by administrative or technical error), Section 6.8 (Taxes), Section 6.9(b) (Maintenance of Liens), Section 7.2(b) (Prohibition of Fundamental Changes), Section 7.3(b) (Nature of Business), Section 7.9(b) or (d) (Project Documents, Etc.), Section 7.11 (Transactions with Affiliates), Section 7.12 (Accounts), Section 7.13(a) (EPC and Construction Contracts), Section 7.14 (GAAP), Section 7.16 (Permitted Investments), Section 8.2 (h) (Notice of Default, Events of Default and Other Events), or Section 8.3(a)(ii) (Other Notices) and such Default continues unremedied for a period of fifteen (15) days after the Borrower receives written notice of such Default from the Common Security Trustee or any Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative or fifteen (15) days (except, with respect to a Default under Section 6.5 (b) or (d) (Compliance with Government Rules, Etc.) (to the extent that any Default is caused by administrative or technical error) five (5) days) after the Borrower obtains Knowledge of such Default, whichever is earlier, or (ii) the Blackstone Guarantor defaults in the due performance and observance of any of its obligations under Section 1 (Guaranty) of the Blackstone Guaranty and such Default continues unremedied for a period of five (5) days after the earlier of (I) written notice of such Default from the Common Security Trustee or any Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative to the Blackstone Guarantor or (II) the Blackstone Guarantor’s knowledge of such Default.

(c)

Except as otherwise addressed in this Section 9, the Borrower, any other Loan Party or the Blackstone Guarantor, as applicable, defaults in the due performance and observance of any of its obligations contained in any other covenant or agreement to be performed or observed by it under the Financing Documents; provided, that if such Default is capable of remedy, no Event of Default shall have occurred pursuant to this Section 9.3(c) if such Default has been remedied within thirty (30) days after written notice of such Default is given by the Common Security Trustee or any Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative to the Borrower, provided, that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended to a total period of ninety (90) days so long as (A) such Default is subject to cure, (B) the Borrower, such Loan Party or the Blackstone Guarantor, as applicable, is diligently pursuing a cure and (C) such additional cure period could not reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under the FOB Sale and Purchase Agreements.

9.4	Breach of Representation or Warranty

(i) Any representation or warranty made or deemed made by the Borrower, any other Loan Party or, prior to the date upon which the Equity Contribution Amount has been contributed to the Borrower, the Blackstone Guarantor, in this Agreement, or any other Financing Document, as applicable, or (ii) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Common Security Trustee or any Secured Debt Holder by or on behalf of the Borrower, shall prove to have been false or misleading as of the time made or deemed made, confirmed or furnished; provided, that such misrepresentation or such false statement shall not constitute an Event of Default if the adverse effects of such incorrect representation or warranty (i) would not reasonably be expected to result in a Material Adverse Effect or (ii) are capable of being cured and are cured within sixty (60) days after the earlier of (I) written notice of such Default from the Common Security Trustee or any Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative or (II) the Borrower’s Knowledge of such Default.

9.5	Project Document Defaults

(i) Any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) or the enforceability thereof is contested or disaffirmed in writing by or on behalf of any party thereto, (ii) the Borrower or any Material Project Party shall be in material breach or default, or a termination event shall occur, under the FOB Sale and Purchase Agreements, the EPC Contract or the Sabine Pass TUA, or (iii) the Borrower or any other Project Party shall be in breach or default, or a termination event shall occur, under any other Project Document or the Consent and any such event under this clause (iii) could reasonably be expected to result in a Material Adverse Effect; provided, however, that no Event of Default shall have occurred pursuant to this Section 9.5 if (A) in the case of the occurrence of an event under clause (i), (ii) or (iii) above, such breach, default, termination event, or other event is cured within the lesser of sixty (60) days of such breach, default, termination event, or other event and the cure period permitted under the applicable Project Document with respect to such breach, default, termination event, or other event or (B) in the case of the occurrence of any of the events set forth in clause (i), (ii) or (iii) above with respect to any Project Document, the Borrower notifies the Common Security Trustee that it intends to replace such Project Document and diligently pursues such replacement and the applicable Project Document is replaced within ninety (90) days with a Project Document or Additional Material Project Document, as applicable, that is on terms and conditions that are and with a Project Party that is reasonably acceptable to the Required Secured Parties.

9.6	Government Approvals

From and after the second Advance under the Term Loan A Credit Agreement, any Government Approval related to the Borrower or the Development (including, for the avoidance of doubt, any governmental approval with respect to the Pipeline) shall be Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless (i) the Borrower provides a reasonable remediation plan (which sets forth in reasonable detail the proposed steps to be taken to cure such Impairment) no later than ten (10) Business Days following the date that the Borrower has Knowledge of the occurrence of such Impairment, (ii) the Borrower diligently pursues the implementation of such remediation plan, and (iii) subject to the proviso to this Section 9.6, such Impairment is cured no later than ninety (90) days following the occurrence thereof.

9.7	Bankruptcy; Insolvency

A Bankruptcy shall occur with respect to (i) any Loan Party, (ii) prior to the date upon which the Equity Contribution Amount has been contributed to the Borrower, the Blackstone Guarantor, (iii) BG, (iv) GN, (v) if debt in respect of a third liquefaction train has been incurred, GAIL, (vi) if debt in respect of a fourth liquefaction train has been incurred, KoGas, (vii) SPLNG, or (viii) prior to Final Completion, EPC Contractor or Bechtel Global Energy, Inc., unless, in the case of clauses (iii), (iv), (v), and (vi), the Borrower enters into a replacement Material Project Document in lieu of the Material Project Document to which any of the affected Persons is party not later than ninety (90) days following the occurrence of such Bankruptcy, and (I) such replacement Material Project Document is on terms and conditions reasonably equivalent to the Material Project Document it is replacing and (II) the counterparty to any such replacement Material Project Document is rated at least BBB by S&P, BBB by Fitch, or Baa2 by Moody’s, or provides a guaranty from an affiliate with such a rating or is otherwise reasonably acceptable to the Required Secured Parties.

9.8	Judgments

(i) (x) Prior to the Project Completion Date, a judgment or order, or series of judgments or orders, for the payment of money in excess of one hundred million Dollars ($100,000,000) in the aggregate or a final judgment or order, or series of final judgments or orders, for the payment of money in excess of sixty million Dollars ($60,000,000) in the aggregate, or (y) following the Project Completion Date, a final judgment or order, or series of judgments or orders, for the payment of money in excess of sixty million Dollars ($60,000,000) in the aggregate (net of insurance proceeds which are reasonably expected to be paid), in either case shall be rendered against any Loan Party or (ii) prior to the date upon which the Equity Contribution Amount has been contributed to the Borrower, a final judgment or order, or series of final judgments or orders, for the payment of money in excess of two billion five hundred million Dollars ($2,500,000,000) in the aggregate shall be rendered against the Blackstone Guarantor (other than any final judgment or order in favor of the Sponsor or any Secured Party rendered to enforce the provisions of the Blackstone Guaranty), in each case, by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction over any such entity and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within forty-five (45) days from the date of entry of such judgment or order or judgments or orders.

9.9	Unenforceability of Documentation

This Agreement or any other Financing Document or any material provision of any Financing Document, (i) is declared by a court of competent jurisdiction to be illegal or unenforceable, (ii) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder)) or (iii) is (including the enforceability thereof) expressly terminated, contested or repudiated by any Loan Party, the Sponsor, any Affiliate of any of them, or, prior to the date upon which the Equity Contribution Amount has been contributed to the Borrower, Blackstone.

9.10	Event of Loss

An Event of Loss occurs with respect to all or substantially all of the Project or the Pipeline (unless, in the case of an Event of Loss of the Pipeline, such Event of Loss constitutes Force Majeure).

9.11	Change of Control

(a)	The Sponsor fails prior to the Project Completion Date to (i) hold directly or indirectly at least 67% of the ownership interests in the Borrower or (ii) control, directly or indirectly (without granting to any other Person any negative controls over its right to exercise such control), voting rights with at least 67% of the votes of all classes in the Borrower.

(b)	The Sponsor (i) consents to the amendment of Sections 4.4.1, 4.4.2 or 4.4.11 of the IRRA, or (ii) takes any action to, or does, recognize any transfer that would violate Section 4.4.1 or 4.4.2 of the IRRA; provided, however, that the foregoing restriction shall not apply to (x) the Sponsor providing its consent under Section 4.4.1 of the IRRA to Transfers by Investors of up to five million (5,000,000) Class B Units (each as defined in the IRRA) to one or more Persons (in the aggregate) or (y) the consent by the CQP Board (as defined in the IRRA) in providing information rights as contemplated by the last proviso in Section 4.4.1.

(c)	The Sponsor fails on and after the Project Completion Date to (i) hold directly or indirectly more than 50% of the ownership interests in the Borrower or (ii) control, directly or indirectly (without granting to any other Person any negative controls over its right to exercise such control), voting rights with more than 50% of the votes of all classes in the Borrower.

9.12	ERISA Events

(a)	An ERISA Event shall have occurred that, in the reasonable opinion of the Required Secured Parties, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

(b)	The aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA could reasonably be expected to result in a Material Adverse Effect.

9.13	Insurance

The Borrower shall fail to obtain and maintain in full force and effect the insurance required under Section 6.6 (Insurance; Events of Loss) and such insurance is not replaced with insurance complying with the requirements of such Section within fifteen (15) days after such failure.

9.14	Liens

The Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in the Collateral (subject to Permitted Liens).

9.15	Abandonment

An Event of Abandonment occurs or is deemed to have occurred.

9.16	Certain Regulations

Any Secured Party shall become, solely by virtue of (i) the ownership or the operation of the Project or (ii) the execution, delivery or performance of the Transaction Documents, (A) a “natural-gas company” as such terms are defined in the NGA or subject to regulation pursuant to the NGA, or (B) subject to regulation under the law of the State of Louisiana with respect to rates, or subject to material financial and organizational regulation under such law or (C) subject to regulation under the law of the State of Louisiana as a “public utility”, a “gas utility”, a “public service corporation” or other similar term.

9.17	Commercial Delivery

The failure of the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement to occur on or before the BG DFCD Deadline or the failure of the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement to occur on or before the GN DFCD Deadline.

9.18	Project Completion

The failure to achieve the Project Completion Date by the Date Certain.

9.19	Certain Force Majeure Events

(a)	If (x) the Borrower has declared Force Majeure with respect to a period that is either projected by the Borrower (having acted reasonably) to extend for twenty-four (24) months or has in fact continued uninterrupted for twenty (20) months, and (y) such Force Majeure could reasonably be expected to result in a reduction in the annualized ACQ during a twenty-four (24) month period, or has in fact resulted in a reduction in the annualized ACQ during a twenty (20) month period, that is otherwise available to the Buyer equal to or greater than fifty percent (50%).

(b)	If (x) the Borrower has declared Force Majeure one or more times and the interruptions resulting from such Force Majeure event total in aggregate twenty (20) or more months during any thirty-six (36) month period and (y) such Force Majeure events have in fact resulted in a reduction of the annualized ACQ during a twenty (20) month period, or could reasonably be expected to result in a reduction of the annualized ACQ during a twenty-four (24) month period, that is otherwise available to Buyer equal to or greater than fifty percent (50%).

(c)	If (x) a Buyer under either FOB Sale and Purchase Agreement has declared Force Majeure with respect to (i) the withdrawal or expiration or failure to obtain any Approval of any Governmental Authority under the relevant FOB Sale and Purchase Agreement, as such terms are defined therein, or (ii) events of Force Majeure pursuant to Section 14.1.1(e)(ii) of the relevant FOB Sale and Purchase Agreement; and (y) such Force Majeure (i) has continued for twenty (20) months and has resulted in a reduction in the quantity of LNG that such Buyer is able to take equal to or greater than fifty (50%) in the annualized ACQ during such (20) month period or (ii) could reasonably be expected to continue for twenty-four (24) months and result in a reduction in the quantity of LNG that such Buyer is able to take equal to or greater than fifty (50%) in the annualized ACQ during such twenty-four (24) month period.

10.	MISCELLANEOUS PROVISIONS

10.1	Amendments

This Agreement may not be amended or waived unless such amendment or waiver is in writing signed by the Borrower and each of the other Parties at the direction of the requisite parties set forth in and otherwise in accordance with the terms of the Intercreditor Agreement.

10.2	Entire Agreement

This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and the terms of any Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, the terms of the Secured Debt Instruments, Secured Hedge Instruments or Secured Gas Hedge Instruments, as applicable, shall prevail.

10.3	Applicable Law; Jurisdiction

(a)	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT ANY REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)

SUBMISSION TO JURISDICTION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT

OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF APPLICABLE LAW DOES NOT PERMIT A CLAIM, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION TO BE FILED, HEARD OR DETERMINED IN OR BY THE COURTS SPECIFIED THEREIN.

(c)	WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.3(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)	Service of Process. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the air mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 10.11 (Notices and Other Communications).

(e)	Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waiver set forth in this Section 10.3(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for purposes of such Act.

(f)

WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3(f).

10.4	Assignments

Assignments of Secured Debt, Secured Hedge Obligations or Secured Gas Hedge Obligations shall be in accordance with and subject to the provisions of the applicable Secured Debt Instrument, Secured Hedge Instrument or Secured Gas Hedge Instrument.

10.5	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of each Party, and its respective successors and permitted assigns. Except as expressly permitted by any Financing Document, no Party may assign or otherwise transfer any of its rights or obligations under this Agreement or any other Financing Document.

10.6	Consultants

The Borrower shall pay (against direct invoices) each Consultant appointed by the Common Security or any Secured Debt Holder Group Representative or Secured Hedge Representative, as applicable, the reasonable and documented fees and expenses of such Consultant retained on behalf of the Secured Debt Holders.

10.7	Costs and Expenses

The Borrower shall pay (a) all reasonable and documented out of pocket expenses incurred by each Secured Debt Holder Group Representative, each Secured Hedge Representative, the Intercreditor Agent and the Common Security Trustee and their Affiliates (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents; (b) all reasonable and documented out of pocket expenses incurred by each Secured Debt Holder Group Representative, each Secured Hedge Representative, the Intercreditor Agent and the Common Security Trustee (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all reasonable and documented out-of-pocket expenses incurred by each Secured Debt Holder Group Representative, each Secured Hedge Representative, the Intercreditor Agent and the Common Security Trustee (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and (d) all reasonable and documented out-of-pocket expenses incurred by the Secured Parties (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Secured Debt Holders in each relevant jurisdiction (provided, that in the case of the continuation of an Event of Default, any Secured Party may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number as necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)), in connection with the enforcement or protection of their rights in connection with this Agreement and the other Financing Documents, including their rights under this Section 10.7, including in connection with any workout, restructuring or negotiations in respect of the Obligations; provided, that the provisions of this Section 10.7 shall not supersede Sections 4.03 (Increased Costs) and 4.06 (Taxes) of the Term Loan A Credit Agreement and similar provisions of any other Secured Debt Instrument. Notwithstanding the foregoing, in the event that the Common Security Trustee reasonably believes that a conflict exists in using one counsel, it may engage its own counsel.

10.8	Counterparts; Effectiveness

This Agreement may be executed in counterparts (and by different Parties in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the each of the Parties and when the Common Security Trustee has received counterparts hereof that, when taken together, bear the signatures of each of the other Parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.9	No Waiver; Cumulative Remedies.

No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.10	Indemnification by Borrower

(a)	The Borrower hereby agrees to indemnify each Secured Party and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all fees, costs and expenses of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of:

(i)	the execution or delivery of this Agreement, any other Transaction Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration (other than expenses that do not constitute out-of-pocket expenses) or enforcement thereof;

(ii)	any Senior Debt or the use or proposed use of the proceeds therefrom (including any refusal by any Holder of Senior Debt to honor any demand for payment under any Senior Debt Instrument, as applicable, if the documents presented in connection with such demand do not strictly comply with the terms the applicable Senior Debt Instrument);

(iii)	any actual or alleged presence, Release or threatened Release of Hazardous Materials in violation of Environmental Laws or that can reasonably result in an Environmental Claim on or from the Project or any property owned or operated by the Borrower, or any Environmental Affiliate or any liability pursuant to an Environmental Law related in any way to the Project or the Borrower, except for Releases of Hazardous Materials that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee;

(iv)	any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s members, managers or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; or

(v)	any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by any Holder of Senior Debt or Affiliates or Related Parties thereof;

provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, or (y) shall have arisen from a dispute between or among the Indemnitees or from a claim of an Indemnitee against another Indemnitee (in each case, other than any dispute involving claims against the Intercreditor Agent or against an Indemnitee in its capacity as a Joint Lead Arranger, Joint Lead Bookrunner, agent or similar role hereunder, unless such claims arise from the bad faith, gross negligence or willful misconduct of such Indemnitee (in each case, to the extent determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee)), which in either case is not the result of an act or omission of the Borrower or any of its Affiliates.

(b)	To the extent that the Borrower for any reason fails to pay in full any amount required under Section 10.7 (Costs and Expenses) or Section 10.10(a) above to be paid by it to the Intercreditor Agent or any Related Party thereof or the Common Security Trustee or any Related Party thereof, each Secured Debt Holder severally agrees to pay to the Intercreditor Agent, the Common Security Trustee, or such Related Party, as the case may be, such Secured Debt Holder’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Intercreditor Agent, the Common Security Trustee or the applicable Related Party, in its capacity as such. The obligations of the Secured Debt Holders to make payments pursuant to this Section 10.10(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Secured Debt Holder to make payments on any date required hereunder shall not relieve any other Secured Debt Holder of its corresponding obligation to do so on such date, and no Secured Debt Holder shall be responsible for the failure of any other Secured Debt Holder to do so.

(c)	All amounts due under this Section 10.10 shall be payable not later than thirty (30) days after demand therefor.

(d)	The provisions of this Section 10.10 shall not supersede Sections 4.03 (Increased Costs) and 4.06 (Taxes) of the Term Loan A Credit Agreement and similar provisions of any other Secured Debt Instrument.

10.11	Notices and Other Communication

(a)	Any notice, claim, request, demand, consent, designation, direction, instruction, certificate, report or other communication to be given under or in connection with this Agreement shall be given in writing and will be deemed duly given when:

(i)	personally delivered;

(ii)	sent by facsimile transmission (with transmittal confirmation or acknowledgment of receipt, whether written or oral);

(iii)	except with respect to any notice of Default or Event of Default, sent by electronic mail (with electronic confirmation of receipt); or

(iv)	five (5) days have elapsed after mailing by certified or registered mail, postage pre-paid, return receipt requested,

in each case addressed to a Person at its address, e-mail address, or facsimile transmission number as indicated in Schedule 10.11 or to such other address, e-mail address, or facsimile transmission number of which such Person has given notice (including, with respect to any Person acceding to this Agreement under an Accession Agreement those set out for such Person therein). Each of the Borrower, the Common Security Trustee, the Intercreditor Agent, any Secured Debt Holder Group Representative and any Secured Hedge Representative may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Secured Debt Holder may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Common Security Trustee, the Intercreditor Agent, each Secured Debt Holder Group Representative and each Secured Hedge Representative.

(b)	Any notice to be given by or on behalf of the Borrower to any Secured Debt Holder may be sent to the Secured Debt Holder Group Representative that represents such Secured Debt Holder. Any notice to be given by or on behalf of the Borrower to any Holder of Secured Hedge Obligations may be sent to the Secured Hedge Representative that represents such Holder of Secured Hedge Obligations. Any notice to be given by or on behalf of the Borrower to any Gas Hedge Provider may be sent to the Secured Gas Hedge Representative that represents such Gas Hedge Provider.

(c)

The Common Security Trustee and the Intercreditor Agent shall promptly forward to each Secured Debt Holder Group Representative and the Common Security Trustee and Intercreditor Agent (other than itself or any Person from whom it received, or which it is aware has received, any such notice, claim, certificate, report, instrument, demand, request, direction, instruction, designation, waiver, receipt, consent or other communication or document) copies of any notice, claim, certificate, report, instrument, demand, request, direction, instruction, designation, waiver, receipt, consent or other communication or document that it receives from any other Person under or in connection with this Agreement or any other Financing Document.

(d)	Each Secured Debt Holder Group Representative shall send a copy of any notice given under this Agreement to each other Secured Debt Holder Group Representative.

(e)	The Borrower hereby agrees that it will provide to the Common Security Trustee all information, documents and other materials that it is obligated to furnish to the Common Security Trustee pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the Secured Gas Hedge Instruments, (ii) relates to the incurrence of Indebtedness, (iii) relates to the payment of any principal or other amount due under any Secured Debt Instrument or Secured Hedge Instrument prior to the scheduled date therefor or (iv) provides notice of any Default or Event of Default (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Common Security Trustee at the email addresses specified in Schedule 10.11.

10.12	Severability

If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13	Survival

Notwithstanding anything in this Agreement to the contrary, Section 10.7 (Costs and Expenses), and Section 10.10 (Indemnification by Borrower) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by each of the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time of the borrowing made pursuant to the Senior Debt Instruments, and shall continue in full force and effect as of the date made or any date referred to herein as long as any Senior Debt or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

10.14	Waiver of Consequential Damages, Etc.

To the fullest extent permitted by applicable Government Rule, no Party shall assert, and each Party hereby waives, any claim against any other Party or their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Party or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

10.15	Reinstatement

This Agreement and the obligations of the Borrower hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Borrower or any other Person or as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment, and the Borrower shall pay the Secured Parties on demand all of its reasonable costs and expenses (including reasonable fees, expenses and disbursements of counsel) incurred by such Party in connection with such rescission or restoration.

10.16	Treatment of Certain Information; Confidentiality

The Common Security Trustee, each Secured Debt Holder Group Representative, each Secured Hedge Representative and each Secured Gas Hedge Representative agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (provided that the Persons to whom such disclosure is made will be informed prior to disclosure of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Government Rule or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any other Financing Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) to Persons permitted under the terms of the Secured Debt Instruments, Secured Hedge

Instruments or Secured Gas Hedge Instruments, as applicable, in accordance with the terms thereof; (g) with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed); (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.16 or (y) becomes available to the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative, any Secured Gas Hedge Representative or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative); or (k) to any party providing a Secured Party insurance or reinsurance (including credit default swaps) with respect to its Secured Debt. In addition, the Common Security Trustee, each Secured Debt Holder Group Representative, each Secured Hedge Representative and each Secured Gas Hedge Representative may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative in connection with the administration and management of this Agreement, the other Financing Documents, the Senior Debt Commitments of the Secured Debt Holders, and the borrowings under the Financing Documents. For the purposes of this Section 10.16, “Information” means written information that is furnished by or on behalf of the Borrower, the Sponsor or any of their Affiliates to the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative pursuant to or in connection with any Financing Document, relating to the assets and business of the Borrower, the Sponsor or any of their Affiliates but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative of its obligations hereunder, (ii) is or becomes available to the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative from a source other than the Borrower, the Sponsor or any of their Affiliates that is not, to the knowledge of the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative, acting in violation of a confidentiality obligation with the Borrower, the Sponsor or any of their Affiliates or (iii) is independently compiled by the Common Security Trustee, any Secured Debt Holder Group Representative, any Secured Hedge Representative or any Secured Gas Hedge Representative, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.17	No Recourse

(a)	Subject to Section 10.17(c) below, each Secured Party that is a party hereto acknowledges and agrees that the obligations of the Loan Parties under this Agreement and the other Financing Documents, including with respect to the payment of the principal of or premium or penalty, if any, or interest on any Obligations, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, are obligations solely of the Loan Parties and shall be satisfied solely from the Security and the assets of the Loan Parties and shall not constitute a debt or obligation of the Sponsor or its respective Affiliates (other than the Loan Parties) or Blackstone or any of its respective Affiliates (other than the Loan Parties), nor of any past, present or future officers, directors, employees, shareholders, agents, attorneys or representatives of the Loan Parties, the Sponsor, Blackstone and their respective Affiliates (collectively (but excluding the Loan Parties), the “Non-Recourse Parties”).

(b)	Each Secured Party that is a party hereto acknowledges and agrees that, subject to Section 10.17(c) below, the Non-Recourse Parties shall not be liable for any amount payable under this Agreement or any Financing Document, and no Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment or performance of any obligation of the Loan Parties under this Agreement or the other Financing Documents.

(c)	Nothing in this Agreement shall limit or affect or be construed to limit or affect the obligations and liabilities of either the Blackstone Holdco or the Blackstone Guarantor under the Equity Support Agreement to which it is party; provided, that notwithstanding anything to the contrary set forth herein or in any other Financing Document, the aggregate exposure of the Blackstone Guarantor in respect of the Equity Support Agreement to which it is party shall not exceed the cap set forth in such Equity Support Agreement.

(d)	The acknowledgments, agreements and waivers set out in this Section 10.17 shall be enforceable by any Non-Recourse Party and are a material inducement for the execution of this Agreement and the other Financing Documents by the Loan Parties;

provided, however, that:

(i)	the foregoing provisions of this Section 10.17 shall not constitute a waiver, release or discharge of the Borrower for any of the Indebtedness or Obligations of the Borrower under, or any terms, covenants, conditions or provisions of, this Agreement or any other Financing Document, and the same shall continue until fully and indefeasibly paid, discharged, observed or performed;

(ii)	the foregoing provisions of this Section 10.17 shall not limit or restrict the right of any Secured Party to name the Borrower or any other Person as defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, any of the Security Documents or any other Financing Document to which such Person is a party, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any Property other than the Property of the Borrower or the Collateral;

(iii)	the foregoing provisions of this Section 10.17 shall not in any way limit, reduce, restrict or otherwise affect any right, power, privilege or remedy of the Secured Parties (or any assignee or beneficiary thereof or successor thereto) with respect to, and each and every Person (including each and every Non-Recourse Party) shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, gross negligence or willful misrepresentation, or willful misappropriation of Cash Flows or any other earnings, revenues, rents, issues, profits or proceeds from or of the Borrower, the Project or the Collateral that should or would have been paid as provided in the Financing Documents or paid or delivered to the Common Security Trustee (or any assignee or beneficiary thereof or successor thereto) for any payment required under this Agreement or any other Financing Document; and

(iv)	nothing contained herein shall limit the liability of: (x) any Person who is a party to any Transaction Document or (y) any Person rendering a legal opinion pursuant to Sections 6.01(d) (Conditions to Closing Date) of the Term Loan A Credit Agreement or otherwise, in each case under this clause (iv) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion.

The limitations on recourse set forth in this Section 10.17 shall survive the Discharge Date.

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the Parties have caused this Common Terms Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

SABINE PASS LIQUEFACTION, LLC as the Borrower

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Chief Financial Officer

SIGNATURE PAGE TO THE COMMON TERMS AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Common Terms Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE as Common Security Trustee and Secured Bank Debt Holder Group Representative for the Secured Bank Debt

By:	/s/ Daniel Mallo
Name:	Daniel Mallo
Title:	Managing Director

SIGNATURE PAGE TO THE COMMON TERMS AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Common Terms Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE as the Intercreditor Agent

By:	/s/ Daniel Mallo
Name:	Daniel Mallo
Title:	Managing Director

SIGNATURE PAGE TO THE COMMON TERMS AGREEMENT

Execution Copy

SCHEDULE 1 TO COMMON TERMS AGREEMENT

DEFINITIONS

“Acceptable Bank” means a bank whose long-term unsecured and unguaranteed debt is rated at least “A-” (or the then-equivalent rating) by S&P and “A3” (or the then-equivalent rating) by Moody’s, and, in any case, with a combined capital surplus of at least one billion Dollars ($1,000,000,000).

“Accession Agreement” means an accession agreement entered into (or to be entered into) by any acceding Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable, substantially in the form required by Section 2.7 (Accession Agreements).

“Account Collateral” means the security interests granted under the Accounts Agreement.

“Accounts” has the meaning given to it in the Accounts Agreement.

“Accounts Agreement” means the Accounts Agreement, dated as of July 31, 2012, among the Borrower, the Common Security Trustee and the Accounts Bank.

“Accounts Bank” means Compass Bank, d.b.a. BBVA Compass, or any successor to it appointed pursuant to the terms of the Accounts Agreement.

“Accounts Bank Fee Letter” means the Fee Letter, dated as of July 31, 2012, between the Borrower and the Accounts Bank.

“ACQ” has the meaning given to it in the applicable FOB Sale and Purchase Agreement.

“Additional Material Project Document” means any contract, agreement, letter agreement or other instrument to which the Borrower becomes a party after the Closing Date that:

(a) replaces or substitutes for an existing Material Project Document;

(b) with respect to any gas supply contract between the Borrower and any Qualified Gas Supplier or any gas transportation contract between the Borrower and any Qualified Transporter, (i) contains obligations and liabilities that are in excess of ten million Dollars ($10,000,000) per year and (ii) is for a term that is greater than five (5) years; or

(c) except as provided in clause (b) above, (i) contains obligations and liabilities that are in excess of ten million Dollars ($10,000,000) over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than two (2) years; provided, that until such time as Borrower has entered into construction contracts following the Closing Date that contain obligations and liabilities which in the aggregate are equal to at least fifty million Dollars ($50,000,000), such construction contracts shall not constitute Additional Material Project Documents;

provided, that for the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Additional Proceeds Account” has the meaning assigned to such term in the Accounts Agreement.

“Additional Secured Debt” means any of (a) the Secured Expansion Debt, (b) the Secured Replacement Debt, and (c) the Secured Working Capital Debt.

“Advance” means a borrowing of a loan, issuance of or drawing upon a letter of credit or the issuance of debt securities pursuant to any Secured Debt Instrument.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, the definition of “Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of any Person and (b) the Term Loan A Administrative Agent, the Common Security Trustee or any Secured Debt Holder.

“Agreement” has the meaning provided in the Preamble.

“Amended and Restated Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of July 31, 2012.

“Ancillary Document” means, with respect to each Additional Material Project Document:

(a) each security agreement or instrument, if any, necessary to grant to the Common Security Trustee a first priority perfected Lien in such Additional Material Project Document;

(b) except with respect to any (i) gas supply contract between the Borrower and any Qualified Gas Supplier or (ii) such Additional Material Project Document not entered into to replace Material Project Documents specified in items (a) through (k) which contains obligations and liabilities that are below twenty five million Dollars ($25,000,000) over its term, an opinion of counsel to the Common Security Trustee from each Person party to such Additional Material Project Document with respect to the due authorization, execution and delivery of such document and its validity and enforceability against such Person and such other matters as the Common Security Trustee may reasonably request;

(c) except with respect to any gas supply contract between the Borrower and any Qualified Gas Supplier, a Consent from each Person party to such Additional Material Project Document and any other Person guaranteeing or otherwise supporting such Project Party’s obligations;

(d) evidence of the authorization of the Borrower to execute, deliver and perform such Additional Material Project Document; and

(e) a certificate of the Borrower executed by an Authorized Officer of the Borrower, certifying that all Government Approvals then necessary for the execution, delivery and performance of such Additional Material Project Document have been duly obtained, were validly issued and are in full force and effect.

“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, as amended, (g) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and (h) any regulations promulgated under any of the foregoing.

“Authorized Officer” means: (a) with respect to any Person that is a corporation, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person, (b) with respect to any Person that is a partnership, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of a general partner of such Person and (c) with respect to any Person that is a limited liability company, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary, the manager, the managing member or a duly appointed officer of such Person.

“Availability Period” (and correlative terms) has the meaning provided in the relevant Secured Debt Instrument.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances:

(a) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree);

(b) a case or other proceeding shall be commenced against such Person without the consent or acquiescence of such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days;

(c) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for ninety (90) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive);

(d) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;

(e) such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(f) such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing; or

(g) an order for relief shall be entered in respect of such Person under the Bankruptcy Code.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 11 et seq.

“Base Case Forecast” means the financial projections in the form attached as Exhibit E to the Common Terms Agreement.

“BCBS” means the Basel Committee on Bank Supervision.

“BG” means BG Gulf Coast LNG, LLC.

“BG DFCD Deadline” means the date that is sixty (60) days prior to the date upon which BG would have the right to terminate the BG FOB Sale and Purchase Agreement for any failure to achieve the Train 1 DFCD (as defined in the BG FOB Sale and Purchase Agreement) by such date, without giving effect to cure rights under any Consent.

“BG FOB Sale and Purchase Agreement” means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated January 25, 2012, between the Borrower and BG.

“Blackstone” means the Blackstone Guarantor and/or Blackstone Holdco, as the context may require.

“Blackstone Guarantor” means Blackstone Capital Partners VI-Q L.P., a Delaware limited partnership.

“Blackstone Guaranty” means the Limited Guaranty dated as of May 14, 2012, from the Blackstone Guarantor in favor of the Sponsor.

“Blackstone Holdco” means Blackstone CQP Holdco LP, a Delaware limited partnership.

“Blackstone Unit Purchase Agreement” means the Unit Purchase Agreement dated as of May 14, 2012 among Cheniere Energy Partners, L.P., Cheniere Energy, Inc., and Blackstone Holdco.

“Board” means the Board of Governors of the Federal Reserve System.

“Borrower” has the meaning provided in the Preamble.

“Borrower Security Agreement” means the Security Agreement, dated as of July 31, 2012, between the Borrower and the Common Security Trustee.

“Break Costs” means the aggregate of LIBOR (as defined in the applicable Secured Debt Instrument) breakage expenses, prepayment indemnities or other similar amounts that will become payable by the Borrower in respect of any prepayment under any Secured Debt Instruments, or any revocation of a notice of prepayment delivered under any of the foregoing, in each case as further defined in such Secured Debt Instruments.

“Business Day” means any day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted to be closed in New York, New York and, only with respect to the making of LIBO Loans, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Common Terms Agreement or otherwise obtained with respect to the Borrower or the Project insuring the Borrower against business interruption or delayed start-up.

“Buyer” has the meaning given to it in the applicable FOB Sale and Purchase Agreement.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Borrower payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower.

“Capital Lease Obligations” means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP (including such Statement No. 13).

“Cash Flow” means, for any period, the sum (without duplication) of the following:

(a) all cash paid to the Borrower during such period in connection with the ownership or operation of the Project;

(b) all interest and investment earnings paid to the Borrower or accrued to the Accounts during such period on amounts on deposit in the Accounts (excluding interest and investment earnings that accrue on the amounts on deposit in the Debt Service Reserve Account which are not transferred to the Revenue Account pursuant to Section 5.06(c) (Debt Service Reserve Accounts) of the Accounts Agreement);

(c) all cash paid to the Borrower during such period as Business Interruption Insurance Proceeds; provided, however, that Cash Flow shall not include any proceeds of any Senior Debt or any other Indebtedness incurred by the Borrower; Insurance Proceeds; Condemnation Proceeds; proceeds from any disposition of assets of the Project or the Borrower other than the sale of capacity and other commercial products in the ordinary course of business; tax refunds; amounts received, whether by way of a capital contribution or otherwise, from the Sponsor or any direct or indirect holders of Equity Interests of the Borrower; any other extraordinary or non-cash income received by the Borrower under GAAP; and any cash deposited into the Additional Proceeds Account; and

(d) solely with respect to the calculation of the Debt Service Coverage Ratio for purposes of compliance with Section 6.15 (Debt Service Coverage Ratio), all cash paid to the Borrower during the applicable period from any direct or indirect owner of the Borrower by way of equity contribution or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents).

“Cash Flow Available for Debt Service” means, for any period, an amount equal to the amount of Cash Flow deposited in the Revenue Account during such period minus all amounts paid during such period pursuant to Section 5.03(b)(i) and (ii) (Revenue Account) of the Accounts Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules and regulations issued thereunder.

“Change Order” has the meaning assigned to the term “Change Order” in the EPC Contract.

“Cheniere Unit Purchase Agreement” means the Unit Purchase Agreement, dated as of May 14, 2012, between Cheniere Energy Partners, L.P. and Cheniere Class B Unit Holdings, LLC (as successor in interest of Cheniere LNG Terminals, Inc.).

“Closing Date” means July 31, 2012.

“CMI LNG Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated May 14, 2012, between the Borrower and Cheniere Marketing LLC.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, without duplication:

(a) the Collateral (as defined in the Borrower Security Agreement and the CQP Security Agreement);

(b) the Collateral (as defined in the Pledge Agreement);

(c) the Account Collateral; and

(d) all other real and personal property which is subject, from time to time, to the security interests or liens granted by the Security Documents.

“Common Security Trustee” means Société Générale or any successor to it appointed pursuant to the terms of the Security Agency Agreement.

“Common Security Trustee/Term Loan A Administrative Agent Fee Letter” means the Fee Letter dated as of July 30, 2012, between the Borrower and Société Générale, in its capacities as the Term Loan A Administrative Agent and the Common Security Trustee.

“Common Terms Agreement” means the Common Terms Agreement, dated as of July 31, 2012, among the Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent.

“Communications” has the meaning provided in Section 10.11(e) (Notices and Other Communication).

“Conditions 13 and 14” means, collectively, the enumerated conditions 13 and 14 specified in Appendix D to FERC’s Order Granting Section 3 Authorization (Docket No. CP11-72000) (Issued April 16, 2012).

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“ConocoPhillips License Agreement” means the License Agreement between the Borrower and ConocoPhillips Company, dated as of May 3, 2012.

“Consents” means (a) each consent to collateral assignment required to be entered into pursuant to the Financing Documents (including each consent to collateral assignment entered into pursuant to Section 7.9(e) (Project Documents, Etc.), in each case by and among the Borrower, the Common Security Trustee and the Persons identified therein and (i) with respect to the Consent required to be executed by BG, in substantially the form of Exhibit B-1.a to the Common Terms Agreement, (ii) with respect to the Consent required to be executed by BG Energy Holdings Limited, in substantially the form of Exhibit B-1.b to the Common Terms Agreement, (iii) with respect to the Consent required to be executed by GN, in substantially the form of Exhibit B-2.a to the Common Terms Agreement, (iv) with respect to the Consent required to be executed by Gas Natural SDG S.A., in substantially the form of Exhibit B-2.b to the Common Terms Agreement, (v) with respect to the Consent required to be executed by ConocoPhillips Company, in substantially the form of Exhibit B-3 to the Common Terms Agreement, (vi) with respect to the Consent required to be executed by the EPC Contractor, in substantially the form of Exhibit B-4.a to the Common Terms Agreement, (vii) with respect to the Consent required to be executed by Bechtel Global Energy, Inc., in substantially the form of Exhibit B-4.b to the Common Terms Agreement, (viii) with respect to the Consent required to be executed by the City of Port Arthur, in substantially the form of Exhibit B-5 to the Common Terms Agreement, (ix) with respect to any other Consents required to be executed by any Borrower’s Affiliates, in substantially the form of Exhibit B-6 to the Common Terms Agreement, and (x) with respect to any other Consents required to be executed by any other Material Project Party, in substantially the form of Exhibit B-7 to the Common Terms Agreement or, in any case, in such other form and substance reasonably satisfactory to the Common Security Trustee and (b) each subordination, non-disturbance, surface use and/or recognition agreement, affidavit of use and possession, estoppel certificate from counterparties to the Real Property Documents required to be entered into pursuant to the Financing Documents.

“Construction Account” has the meaning assigned to such term in the Accounts Agreement.

“Construction Budget and Schedule” means (a) a budget attached as Exhibit D-1 to the Common Terms Agreement and (b) a schedule attached as Exhibit D-2 to the Common Terms Agreement setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project’s Development through the projected date of Final Completion, which budget and schedule shall (A) be certified by the Borrower as the best reasonable estimate of the information set forth therein as of the Closing Date, (B) be consistent with the requirements of the Transaction Documents and (C) be in form and substance acceptable to the Secured Debt Holders in consultation with the Independent Engineer, in each case as may be amended, supplemented, or otherwise modified to take into account any Change Orders permitted under Section 7.13 (EPC and Construction Contracts).

“Construction Report” means a “Construction Report” certified by an Authorized Officer of the Borrower and delivered from time to time as contemplated by Section 8.5 (Construction Reports).

“Construction/Term Loan” means a loan made by the Secured Bank Debt Holders to the Borrower in an aggregate amount of up to three billion six hundred twenty six million Dollars ($3,626,000,000) in accordance with and pursuant to the terms of the Term Loan A Credit Agreement.

“Consultants” means the Independent Engineer, the Insurance Advisor and the Market Consultant.

“Contest” or “Contested” means, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Government Authority for Taxes or with respect to obligations under ERISA or any Mechanics’ Lien (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as:

(a) cash reserves reasonably satisfactory to the Common Security Trustee have been established with respect to any such Subject Claim that is in excess of ten million Dollars ($10,000,000);

(b) during the period of such contest the enforcement of such Subject Claim is effectively stayed and any Lien (including any inchoate Lien) arising by virtue of such Subject Claim and securing amounts in excess of ten million Dollars ($10,000,000) shall, if required by applicable Government Rule, be effectively secured by posting of cash collateral or a surety bond (or similar instrument) by a reputable surety company;

(c) no Secured Party or any of its officers, directors or employees has been or could reasonably be expected to be exposed to any risk of criminal or civil liability or sanction in connection with such contested items;

(d) the failure to pay such Subject Claim under the circumstances described above could not otherwise reasonably be expected to result in a Material Adverse Effect; and

(e) any contested item determined to be due, together with any interest or penalties thereon, is promptly paid when due after resolution of such Contest, if required by such resolution. The term “Contest” used as a verb shall have a correlative meaning.

“Contingency” means the Dollar amount identified as “Contingency” in the Construction Budget and Schedule to be used to fund payment of Project Costs reasonably and necessarily incurred by the Borrower that are not line items, or are in excess of the line item amounts (except as contingency line items), in the Construction Budget and Schedule.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, in any event, any Person owning at least fifty percent (50%) of the voting securities of another Person shall be deemed to Control that Person.

“Cooperation Agreement” means the Cooperation Agreement between the Borrower and SPLNG.

“CQP Security Agreement” means the Security Agreement, dated as of July 31, 2012, between the Sponsor and the Common Security Trustee.

“CQP Indemnity Letter” means that certain indemnity letter, dated as of July 31, 2012, between the Sponsor and the Borrower with respect to Leases, Sublease and the Sabine Pass TUA.

“Credit Agreement Debt Service Reserve Account” has the meaning assigned to such term in the Accounts Agreement.

“Date Certain” means the BG DFCD Deadline or, if the first train of the Project achieves Substantial Completion prior to the BG DFCD Deadline, the GN DFCD Deadline.

“Debt Service” means, for any period, the sum of (without duplication):

(a) all fees scheduled to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period in respect of any Senior Debt;

(b) interest on the Senior Debt (taking into account any Interest Rate Protection Agreements) scheduled to become due and payable (or for the purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(c) scheduled principal payments of the Senior Debt to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(d) all payments due or anticipated to become due (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) by the Borrower pursuant to Section 4.03 (Increased Costs) and Section 4.06 (Taxes) of the Term Loan A Credit Agreement with respect to such principal, interest and fees and similar payments under any Senior Debt Instrument; and

(e) any indemnity payments due to any of the Secured Parties.

“Debt Service Coverage Ratio” or “DSCR” means, as at each Payment Date (subject to the proviso below), the ratio of Cash Flow Available for Debt Service for the preceding 12-month period to the aggregate amount required to service the Borrower’s Debt Service payable for the preceding 12-month period; provided, that for any DSCR calculation performed prior to the first anniversary of the Project Completion Date the calculation will be based on the number of months elapsed since the Project Completion Date.

“Debt Service Reserve Account” has the meaning assigned to such term in the Accounts Agreement.

“Debt to Equity Ratio” means, at any time, the ratio of (a) the sum of the Total Debt at such time outstanding to (b) the aggregate amount of all Funded Equity (less any amounts applied pursuant to Section 2.03(d)(iv) (Borrowing of Loans) of the Term Loan A Credit Agreement).

“Default” means an Event of Default or an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default.

“Default Rate” has the meaning provided in the relevant Secured Debt Instrument.

“Delay Liquidated Damages” means any liquidated damages resulting from a delay with respect to the Project which are required to be paid by the EPC Contractor or any other Material Project Party for or on account of any delay.

“Development” means the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project and the purchase and sale of natural gas and the sale of LNG, the export of LNG from the Project (and, if elected, the import of LNG to the extent the Borrower has all necessary Government Approvals therefor), the transportation of natural gas to the Project by third parties, and the sale of other Services or other products or by-products of the Project and all activities incidental thereto, in each case in accordance with the Transaction Documents. “Develop” and “Developed” shall have the correlative meanings.

“Disbursement Endorsement” means (a) advice from the Title Company to the effect that a search of the public records of Cameron Parish, Louisiana discloses no conditional sales contracts, chattel mortgages, leases of personalty, financing statements or title retention agreements filed and/or recorded against the Borrower or the Project since the effective date of the Title Policy or the date of the previous endorsement, as applicable (except matters constituting Permitted Liens), and (b) endorsement(s) to the Title Policy (dated within two (2) Business Days of the Borrowing Notice for the requested Advance, as applicable), indicating that since the effective date of the Title Policy (or the date of the last preceding endorsement(s) to the Title Policy, if later), (1) there has been no change in the state of the title to the Mortgaged Property (other than matters constituting Permitted Liens or matters otherwise approved by the Common Security Trustee), and (2)(A) containing no survey exceptions other than Permitted Liens or exceptions not otherwise approved by the Common Security Trustee, (B) no exceptions for Mechanics’ Liens except as specified in subsection (h) of the definition of Permitted Liens, (C) affirmative coverage for Mechanics’ Liens through the date of the EPC Contractor’s most recent Interim Conditional Lien Waiver (as that term is defined in the EPC Contract) and (D) complying with the pending disbursement provisions set forth in Schedule B to the Title Policy, and which endorsement(s) shall have the effect of re-dating the Date of Coverage (as that term is defined in the Title Policy) to the date of such endorsement(s) and increasing the coverage of the Title Policy by an amount equal to the Advance then being made if the Title Policy does not by its terms provide for such increase.

“Discharge Date” means the date on which:

(a) the Common Security Trustee, the Term Loan A Administrative Agent and the Secured Debt Holders shall have received final indefeasible payment in full in cash of all of the Obligations and all other amounts owing to the Term Loan A Administrative Agent, the Common Security Trustee, the Secured Debt Holders and the other Secured Parties under the Financing Documents (other than Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Secured Parties and, at the option of the Borrower and to the extent permitted by the Secured Debt Instrument governing any Senior Bonds, other than Obligations payable in respect of Senior Bonds if the amounts payable in respect of all other Obligations have been so paid in full);

(b) the Senior Debt Commitments shall have terminated, expired or been reduced to zero Dollars ($0); and

(c) each Permitted Hedging Agreement that would constitute a Secured Obligation shall have terminated or expired.

“Distribution Account” has the meaning assigned to such term in the Accounts Agreement.

“DOE/FE” shall mean the United States Department of Energy Office of Fossil Energy or any successor thereto having jurisdiction over the import of LNG to and the export of LNG from the Project.

“Dollars” and “$” means lawful money of the United States.

“Easements” means the easements, partial easements, subeasements, leases, rights-of-way, additional line agreements, land-use and water crossing licenses, servitudes or permits and other authorizations that are required for the development, construction, operation or maintenance of the Project.

“Environmental Affiliate” means any Person, to the extent the Borrower could reasonably be expected to have liability as a result of the Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of the Borrower’s obligation is by contract or operation of Government Rule.

“Environmental Claim” means any notice, claim, demand, administrative, regulatory or judicial action, suit, judgment or other written communication (collectively, a “claim”) by any Person alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, Release or threatened Release into the environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of any Environmental Law. The term “Environmental Claim” shall include any claim by any person or Government Authority for enforcement, cleanup, removal, response, remedial action or damages pursuant to any Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.

“Environmental Laws” means all federal, state, and local statutes, laws, regulations, rules, judgments (including all tort causes of action), orders or decrees, in each case as modified and supplemented and in effect from time to time relating to the regulation, use or protection of the environment, coastal resources, protected plant and animal species, navigation, human health and safety or to Releases or threatened Releases of Hazardous Materials into the environment, including, without limitation, ambient air, soil, surface water, groundwater, wetlands, coastal waters, land or subsurface strata, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass Liquefaction Facilities, dated as of November 11, 2011, between the Borrower and the EPC Contractor (as supplemented by (i) the Change Order CO-0001 EPC Terms and Conditions, dated May 1, 2012, (ii) the Change Order CO-0002 Heavies Removal Unit, dated May 23, 2012, (iii) the Change Order CO-0003 LNTP, dated June 6, 2012, (iv) the Change Order CO-0004 Addition of Inlet Air Humidification, dated July 10, 2012, (v) the Change Order CO-0005 Replace Natural Gas Generators with Diesel Generators, dated July 10, 2012, (vi) the Change Order CO-0006 Flange Reduction and Valve Positioners, dated July 12, 2012, (vii) the Change Order CO-0007 Relocation of Temporary Facilities, Power Poles Relocation Reimbursement, and Duck Blind Road Improvement Reimbursement, dated July 13, 2012, and (viii) the Change Order CO-0008 Delay in Full Placement of Insurance Program, dated July 31, 2012).

“EPC Contractor” means Bechtel Oil, Gas and Chemicals, Inc.

“EPC Letter of Credit” means the letter of credit posted by the EPC Contractor as required under the EPC Contract.

“Equity Contribution Amount” means one billion eight hundred ninety million Dollars ($1,890,000,000).

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“Equity Support Agreements” means, collectively, (i) the Blackstone Unit Purchase Agreement, (ii) the Blackstone Guaranty, (iii) the Cheniere Unit Purchase Agreement and (iv) the Equity Contribution Agreement, dated as of July 31, 2012, among the Borrower, the Pledgor, the Sponsor and Cheniere Energy Investments, LLC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business which is a member of any group of organizations: (a) described in Section 414(b) or (c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

“ERISA Event” means:

(a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than events for which the 30-day notice period has been waived by current regulation under PBGC Regulation Subsections .23, .27, .28, .29, .31 or .32;

(b) the failure with respect to any Plan to meet the minimum funding requirements of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived;

(c) the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;

(e) the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA;

(f) the institution of proceedings to terminate a Plan by PBGC or to appoint a trustee to administer any Plan;

(g) the withdrawal by the Borrower or any of its ERISA Affiliates from a multiple employer plan (within the meaning of Section 4064 of ERISA) during a plan year in which it was a “substantial employer”, as such term is defined under Section 4064 of ERISA, upon the termination of a Multiemployer Plan or the cessation of operations under a Plan pursuant to Section 4062(e) of ERISA;

(h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(i) the attainment of any Plan of “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA;

(j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or in critical, endangered or seriously endangered status, within the meaning of the Code or Title IV of ERISA;

(k) the failure of the Borrower or any ERISA Affiliate to pay when due any amount that has become liable to the PBGC, any Plan or trust established thereunder pursuant to Title IV of ERISA or the Code;

(l) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Code; or

(m) the Borrower or any of the Subsidiaries engages in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not otherwise exempt by statute, regulation or administrative pronouncement.

“Event of Abandonment” means any of the following shall have occurred:

(a) the abandonment, suspension or cessation of all or a material portion of the activities related to the Development for a period in excess of sixty (60) consecutive days (other than as a result of force majeure so long as the Borrower is diligently attempting to restart the Development);

(b) a formal, public announcement by the Borrower of a decision to abandon or indefinitely defer or suspend the Development for any reason; or

(c) the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Development for any reason.

“Event of Default” means any of the events described in Section 9 (Events of Default for Secured Debt).

“Event of Loss” means any event that causes the Pipeline or any Property of the Borrower, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, and shall include an Event of Taking.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Government Authority relating to all or any part of the Pipeline or the Project, any Equity Interests in the Borrower or any other part of the Collateral.

“Expansion Debt” has the meaning provided in Section 2.6 (Expansion Debt).

“Fee Letters” means the Joint Lead Arranger Fee Letters, the Accounts Bank Fee Letter, the Common Security Trustee/Term Loan A Administrative Agent Fee Letter, and the Intercreditor Agent Fee Letter.

“FERC” means the United States Federal Energy Regulatory Commission or any successor thereto having jurisdiction over the transportation of natural gas through, or the siting, construction or operation of, the Project.

“Final Completion” has the meaning assigned to the term “Final Completion” in the EPC Contract.

“Final Maturity Date” means the date that is the seventh anniversary of the Closing Date.

“Financing Documents” means each of:

(a) the Common Terms Agreement;

(b) each Secured Debt Instrument;

(c) each of the Security Documents;

(d) the Security Agency Agreement;

(e) the Intercreditor Agreement;

(f) the Notes;

(g) the Permitted Hedging Agreements;

(h) prior to the date upon which the Equity Contribution Amount has been contributed to the Borrower, the Equity Support Agreements;

(i) the Fee Letters;

(j) the CQP Indemnity Letter;

(k) the Hedge Opportunity Letter;

(l) the Notarial Assignment;

(m) the other financing and security agreements, documents and instruments delivered in connection with the Common Terms Agreement; and

(n) each other document designated as a Financing Document by the Borrower and each Secured Debt Holder Group Representative.

“Fiscal Quarter” means each three-month period commencing on each of January 1, April 1, July 1 and October 1 of any Fiscal Year and ending on the next March 31, June 30, September 30 and December 31, respectively.

“Fiscal Year” means any period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Ltd.

“FOB Sale and Purchase Agreements” means, collectively, the BG FOB Sale and Purchase Agreement and the GN FOB Sale and Purchase Agreement, and any replacements thereof entered into with the required approval of the Required Secured Parties.

“Force Majeure” has the meaning assigned to the term “Force Majeure” in each FOB Sale and Purchase Agreement.

“Funded Equity” means the sum of:

(a) the amount of cash capital contributions made to the Borrower in respect of common and preferred stock of the Borrower from and after January 1, 2012, plus

(b) without duplication of clause (a) above, the principal amount of cash subordinated loans made to the Borrower from and after January 1, 2012 and prior to the date of the Initial Advance, as certified by the Independent Engineer pursuant to Section 6.02(b)(i) (Conditions of Initial Advance) of the Term Loan A Credit Agreement, plus

(c) revenues received by the Borrower on and prior to the Project Completion Date that are used for the payment of Project Costs (excluding working capital and, for the avoidance of doubt, excluding any revenues applied to operation and maintenance expenses associated with any train of the Project after it achieves Substantial Completion), plus

(d) an amount equal to forty-four million two hundred forty-five thousand two hundred ten Dollars ($44,245,210), which represents the amount of Project Costs paid for by the Borrower prior to January 1, 2012 as certified by the Independent Engineer.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GAIL” means GAIL (India) Limited.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“Gas Hedge Provider” means any party (other than the Loan Parties or any of their Affiliates) that is a party to a Permitted Hedge Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

“Gas Sourcing Plan” means the Borrower’s plan attached as Exhibit G to the Common Terms Agreement.

“Gas Hedge Termination Value” means the amount of any termination payment owed by the Borrower to a Gas Hedge Provider under a Secured Gas Hedge, or to any other counterparty under a Gas hedge agreement that is not a Secured Gas Hedge, in either case upon the termination of the Secured Gas Hedge or such other Gas hedge agreement that is not a Secured Gas Hedge as a result of a party’s default thereunder.

“GN” means Gas Natural Aprovisionamientos SDG S.A.

“GN DFCD Deadline” means the date that is sixty (60) days prior to the date upon which GN would have the right to terminate the GN FOB Sale and Purchase Agreement for any failure to achieve the Date of First Commercial Delivery (as defined in the GN FOB Sale and Purchase Agreement) by such date, without giving effect to cure rights under any Consent.

“GN FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated November 21, 2011, between the Borrower and GN.

“Government Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Government Authority.

“Government Authority” means any supra-national, federal, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a) endorsements for collection or deposit in the ordinary course of business and (b) customary non-financial indemnity or hold harmless provisions included in contracts entered into in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranteed Substantial Completion Date” with respect to each train of the Project has the meaning assigned to such term in the EPC Contract:

(a) without giving effect to any Change Order that affects such date, except any such Change Order which has been approved by the Common Security Trustee and the Required Secured Parties; and

(b) after giving effect to an agreement between the Borrower and the EPC Contractor to extend the Guaranteed Substantial Completion Date in accordance with the terms of the EPC Contract as a result of an event of Force Majeure (as defined in the EPC Contract); provided, that the Guaranteed Substantial Completion Date for the (x) first train of the Project shall not be extended beyond the BG DFCD Deadline and (y) second train of the Project shall not be extended beyond the GN DFCD Deadline.

“Hazardous Material” means:

(a) any petroleum or petroleum byproducts, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls (PCBs);

(b) any chemicals, other materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants “, “pollutants” or words of similar import under any Environmental Law; and

(c) any other chemical, material, substance or waste which is now or hereafter regulated under or with respect to which liability that may be imposed under Environmental Law.

“Hedge Opportunity Letter” means the Hedge Opportunity Letter, dated as of July 11, 2012, among the Borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Union Bank, N.A., Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, HSBC Securities (USA), Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, SG Americas Securities, LLC, Deutsche Bank Trust Company Americas, Standard Chartered Bank, and Sovereign Bank, N.A.

“Hedge Termination Value” means, in respect of any Interest Rate Protection Agreement, after taking into account the effect of any legally enforceable netting agreement to which the Borrower is a party relating to such Interest Rate Protection Agreement, for any date on or after the date such Interest Rate Protection Agreement has been closed out and termination value determined in accordance therewith, such termination value.

“Hedging Agreement” means any agreement in respect of any interest rate, swap, forward rate transaction, commodity swap, commodity option, commodity future, interest rate option, interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract, or other similar agreements (other than the Term Loan A Credit Agreement).

“Hedging Program” means the Hedging Program attached as Exhibit F to the Common Terms Agreement.

“Holders” of Senior Debt shall be determined by reference to provisions of the relevant Senior Debt Instrument or Secured Hedge Instrument, as applicable, setting forth who shall be deemed to be lenders, holders, or owners of the Senior Debt governed thereby.

“IE Confirming Certificate” means, in respect of a Change Order or payment contemplated by Section 7.13(a) (EPC and Construction Contracts), a certificate of the Independent Engineer confirming that after giving effect to such Change Order or payment (x)(A) the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement will occur on or before the BG DFCD Deadline and (B) the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement will occur on or before the GN DFCD Deadline and (y) such Change Order or payment will not result in Project Costs exceeding the funds then available to pay such Project Costs or reasonably expected (on terms and conditions that are reasonably acceptable to the Required Secured Parties) to be available to the Borrower at the time such Project Costs become due and payable.

“Impairment” means, with respect to any Material Project Document or any Government Approval;

(a) the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;

(b) the suspension or injunction thereof; or

(c) the inability to satisfy in a timely manner stated conditions to effectiveness or amendment, modification or supplementation (other than, in the case of a Material Project Document, any such amendment, modification or supplementation effected in accordance with Section 7.9 (Project Documents, Etc.)) thereof in whole or in part. The verb “Impair” shall have a correlative meaning.

“Indebtedness” of any Person means without duplication:

(a) all obligations of such Person for borrowed money or in respect of deposits or advances of any kind;

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or similar instruments;

(c) all obligations of such Person upon which interest charges are customarily paid;

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g) all Guarantees by such Person of Indebtedness of others;

(h) all Capital Lease Obligations of such Person;

(i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (including standby and commercial), bank guaranties, surety bonds, letters of guaranty and similar instruments;

(j) all obligations of such Person in respect of any Hedging Agreement; and

(k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitee” has the meaning assigned to such term in Section 10.10 (Indemnification by Borrower).

“Indenture” means an indenture providing for the issuance of one or more series of debt securities by the Borrower.

“Independent Engineer” means Shaw Consultants International, Inc. and any replacement thereof appointed by the Required Secured Parties and, if no Event of Default shall then be occurring, after consultation with the Borrower.

“Initial Advance” means the first Construction/Term Loan borrowing under the Term Loan A Credit Agreement.

“Insurance Advisor” means Aon Risk Services and any replacement thereof appointed by the Required Secured Parties and, if no Event of Default shall then be occurring, after consultation with the Borrower.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Common Terms Agreement or otherwise obtained with respect to the Borrower or the Project that are paid or payable to or for the account of the Borrower as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Intercreditor Agent” means Société Générale or any successor to it, appointed pursuant to the terms of the Intercreditor Agreement.

Intercreditor Agent Fee Letter” means the Fee Letter, dated as of July 31, 2012, between the Borrower and the Intercreditor Agent.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of July 31, 2012, among the Secured Bank Debt Holder Group Representatives, each other Secured Debt Holder Group Representative party thereto, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent.

“Interest Rate Protection Agreements” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement between Borrower and a Qualified Counterparty entered into in accordance with Section 6.11 (Interest Rate Protection Agreements) and is substantially in the form attached as Exhibit C to the Common Terms Agreement and excluding any such interest rate protection arrangement that is transferred or novated by the Borrower pursuant to Section 3.5 (Termination of Interest Rate Protection Agreement in Connection with Any Prepayment).

“International LNG Terminal Standards” means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving, exporting, liquefaction and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Government Authority having jurisdiction over the Borrower, (i) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) (or any successor body of the same) and (iii) any other internationally recognized non -governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“International LNG Vessel Standards” means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (i) the International Maritime Organization, (ii) the Oil Companies International Marine Forum, (iii) SIGTTO (or any successor body of the same), (iv) the International Navigation Association, (v) the International Association of Classification Societies, and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for reasonable and prudent operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“Investment” means, for any Person:

(a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale);

(b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold in the ordinary course of business); and

(c) the entering into of any Guarantee of, or other contingent obligation (other than an indemnity which is not a Guarantee) with respect to, Indebtedness or other liability of any other Person;

provided, that Investment shall not include amounts deposited pursuant to the escrow agreement entered into pursuant to Section 18.4 of the EPC Contract.

“IRRA” means the Investors’ and Registration Rights Agreement, dated as of July 31, 2012, among Cheniere Energy, Inc., Cheniere Energy Partners GP, LLC, the Sponsor, Cheniere Class B Unit Holdings, LLC (as successor in interest of Cheniere LNG Terminals, Inc.), Blackstone Holdco, and the other investors party thereto from time to time.

“Joint Lead Arranger” has the meaning given to it in the Term Loan A Credit Agreement.

“Joint Lead Arranger Fee Letters” means (i) the Fee Letter, dated as of July 11, 2012, between The Bank of Tokyo-Mitsubishi UFJ, Ltd. and the Borrower, (ii) the Fee Letter, dated as of July 11, 2012, between Union Bank, N.A. and the Borrower, (iii) the Fee Letter, dated as of July 11, 2012, between Crédit Agricole Corporate and Investment Bank and the Borrower, (iv) the Upfront Fee Letter, dated as of July 11, 2012, between Credit Suisse AG, Cayman Islands Branch and the Borrower, (v) the Structuring Fee Letter, dated as of July 11, 2012, between Credit Suisse Securities (USA) LLC and the Borrower, (vi) the Fee Letter, dated as of July 11, 2012, between HSBC Securities (USA), Inc. and the Borrower, (vii) the Fee Letter, dated as of July 11, 2012, between J.P. Morgan Securities LLC and the Borrower, (viii) the Fee Letter, dated as of July 11, 2012, between Morgan Stanley Senior Funding, Inc. and the Borrower, (ix) the Fee Letter, dated as of July 11, 2012, between Royal Bank of Canada and the Borrower, (x) the Fee Letter, dated as of July 11, 2012, between SG Americas Securities, LLC and the Borrower, (xi) the Underwriting Fee Letter, dated as of July 11, 2012, between Deutsche Bank Trust Company Americas and the Borrower, (xii) the Structuring Fee Letter, dated as of July 11, 2012, between Deutsche Bank Securities Inc. and the Borrower, (xiii) the Swap Coordination Fee Letter, dated as of July 11, 2012, between Deutsche Bank Securities Inc. and the Borrower, and (xi) the Fee Letter, dated as of July 11, 2012, between Standard Chartered Bank and the Borrower.

“Joint Lead Bookrunner” has the meaning given to it in the Term Loan A Credit Agreement.

“Knowledge” means, with respect to any of the Loan Parties or the Sponsor, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Exhibit A to the Common Terms Agreement; provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to the Borrower pursuant to the terms of this Agreement or any other Financing Document.

“KoGas” means Korea Gas Corporation.

“Lease Agreements” means:

(a) that certain real property lease agreement between Crain Lands, LLC, as lessor, and the Borrower, as lessee, dated December 5, 2011, covering approximately eighty (80) acres of the Site; and

(b) that certain real property lease agreement between Crain Lands, LLC, as lessor, and the Borrower, as lessee, dated November 1, 2011, covering approximately eighty (80) acres of the Site, both as may be amended or supplemented from time to time.

“Lenders’ Reliability Test” means an extended-term operational test of ninety (90) days minimum duration designed to demonstrate that the first two trains of the Project and the Project overall can meet a minimum combined cumulative LNG production sales volume without exceeding a maximum amount of allowable downtime under test criteria as set forth in Schedule 6.05(c) to the Term Loan A Credit Agreement.

“Lien” means, with respect to any Property (including, without limitation, the Project) of any Person, any mortgage, pledge, hypothecation, assignment, encumbrance, bailment, lien, privilege or other security interest, including any sale-leaseback arrangement, any conditional sale, other title retention agreement, tax lien, lien (statutory or otherwise), easement or right of way in respect of such Property of such Person. For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Lien Waiver” means an absolute and unconditional sworn Lien waiver statement in the form attached as (a) Schedules K-1, K-2, K-3 and K-4, as applicable, to the EPC Contract in connection with all Lien waivers delivered by the EPC Contractor prior to its receipt of final payment under the EPC Contract and (b) Schedules K-5, K-6, K-7 and K-8, as applicable, to the EPC Contract in connection with all Lien waivers delivered by the EPC Contractor upon its receipt of final payment under the EPC Contract.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“Loan Parties” means the Borrower and the Pledgor.

“Loss Proceeds” means insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance and Business Interruption Insurance Proceeds and other payments for interruption of operations) with respect to any Event of Loss relating to any Property of the Borrower.

“Management Services Agreement” means the Management Services Agreement, dated as of May 14, 2012, between Borrower and Cheniere LNG Terminals, Inc.

“Manager” means Cheniere LNG Terminals, Inc., a Delaware corporation.

“Margin Stock” means margin stock within the meaning of Regulation U and Regulation X.

“Market Consultant” means Wood Mackenzie Limited and any replacement thereof appointed by the Required Secured Parties and, if no Event of Default shall then be occurring, after consultation with the Borrower.

“Material Adverse Effect” means an act, event or condition which materially impairs (a) the business, financial condition, or operations of the Borrower or the Project (or prior to the date upon which the Equity Contribution Amount has been contributed to the Borrower, the Blackstone Guarantor), (b) the ability of the Borrower (or prior to the date upon which the Equity Contribution Amount has been contributed to the Borrower, the Blackstone Guarantor) to perform its material obligations under any Financing Document or Material Project Document to which it is a party, (c) the expected revenues of the Borrower under the FOB Sale and Purchase Agreements, (d) the validity and enforceability of any Material Project Document or any Financing Document or the rights or remedies of each Secured Debt Holder thereunder or (e) the security interests of the Secured Parties.

“Material Project Documents” means:

(a) the EPC Contract and related parent guarantee;

(b) the FOB Sale and Purchase Agreements and related parent guarantees;

(c) the Management Services Agreement;

(d) the O&M Agreement;

(e) the Sabine Pass TUA;

(f) the Pipeline Transportation Agreement;

(g) the Terminal Use Rights Assignment and Agreement;

(h) the Cooperation Agreement;

(i) the Real Property Documents;

(j) the Precedent Agreement;

(k) the ConocoPhillips License Agreement;

(l) the Water Agreement;

(m) the CMI LNG Sale and Purchase Agreement;

(n) any Additional Material Project Document; and

(o) any agreement replacing or in substitution of any of the foregoing.

“Material Project Party” means each party to a Material Project Document (other than the Borrower) and each guarantor or provider of security or credit support in respect thereof.

“Mechanics’ Liens” means carriers’, warehousemen’s, laborers’, mechanics’, workmen’s, materialmen’s, repairmen’s, construction or other like statutory Liens.

“Monthly Sales Charges” with respect to either of the FOB Sale and Purchase Agreements, has the meaning set forth in such FOB Sale and Purchase Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the Amended and Restated Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated July 28, 2012, and effective July 31, 2012, from the Borrower to the Common Security Trustee.

“Mortgaged Property” has the meaning ascribed to such term in the Mortgage.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate in the past five years and which is covered by Title IV of ERISA.

“Net Available Amount” means the aggregate amount of Loss Proceeds received by the Borrower in respect of an Event of Loss net of reasonable expenses incurred by the Borrower in connection with the collection of such Loss Proceeds.

“Net Cash Proceeds” means in connection with any asset disposition, the aggregate cash proceeds received by the Borrower in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs relating to such asset disposition and payments made to retire Indebtedness (other than the Obligations) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such asset disposition, taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“NGA” means the United States Natural Gas Act of 1938, as heretofore and hereafter amended, and codified 15 U.S.C. §717 et seq.

“Non-Recourse Party” has the meaning provided in Section 10.17(a) (No Recourse).

“Notarial Assignment” means the Notarial Act of Assignment, dated July 31, 2012, by the Sponsor in favor of the Common Security Trustee for the benefit of the Secured Parties of (i) that certain Revolving Credit Note in the amount of one hundred million Dollars ($100,000,000), dated June 11, 2012, made by the Borrower, payable to the order of the Sponsor, (ii) that certain Multiple Indebtedness Mortgage, Assignment of Rents and Leases, and Security Agreement, executed by the Borrower, as mortgagor, to and in favor of the Sponsor, as mortgagee, dated effective June 11, 2012, and recorded in the Official Records of Cameron Parish, Louisiana on June 11, 2012, under File No. 326265, relating to that property in Cameron Parish, Louisiana described therein, and (iii) that certain UCC-1 Financing Statement filed in the Official Records of Cameron Parish, Louisiana on June 11, 2012 under File No. 12-326266.

“Notes” means the promissory notes issued by the Borrower evidencing the Advances, including the Construction Term/Loan Notes (as defined in the Term Loan A Credit Agreement) as they may be amended, restated, supplemented or otherwise modified from time to time.

“O&M Agreement” means the Operation and Maintenance Agreement, dated as of May 14, 2012, between the Operator, the Borrower and, solely for the purposes set forth therein, Cheniere LNG O&M Services, LLC.

“Obligations” means and includes all loans, advances (including, without limitation, any advance made by any Secured Party to satisfy any obligation of any Loan Party under any Transaction Document), debts, liabilities, Indebtedness and obligations of the Borrower, howsoever arising, owed to the Secured Debt Holders, the Secured Debt Holder Group Representatives, the Holders of Secured Hedge Obligations, the Secured Hedge Representatives or any other Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any insolvency or liquidation proceeding naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, pursuant to the terms of this Agreement or any of the other Financing Documents (including the Secured Hedge Instruments), including all principal, interest, fees, charges, expenses, attorneys’ fees, costs and expenses, accountants’ fees and Consultants’ fees payable by the Borrower hereunder or thereunder.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“OFAC Violation” has the meaning provided in Section 6.5(d) (Compliance with Government Rules, Etc.).

“Operating Budget” has the meaning provided in Section 6.12(a) (Operating Budget).

“Operating Budget Category” means each line item set forth in the Operating Budget in effect at such time.

“Operating Manual” means, collectively, (i) the O&M Procedures Manual (as defined in the O&M Agreement), and (ii) the Sabine Pass Marine Operations Manual (as defined in the FOB Sale and Purchase Agreements).

“Operation and Maintenance Expenses” means, for any period, the sum, computed without duplication, of the following, in each case that are contemplated by the then-effective Operating Budget or are incurred in connection with any permitted exceedance thereunder pursuant to Section 6.7(a) (Project Construction; Maintenance of Properties):

(a) for fees and costs of the Manager pursuant to the Management Services Agreement; plus

(b) expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreement; plus

(c) insurance costs payable during such period; plus

(d) applicable sales and excise taxes (if any) payable or reimbursable by the Borrower during such period; plus

(e) franchise taxes payable by the Borrower during such period; plus

(f) property taxes payable by the Borrower during such period; plus

(g) any other direct taxes (if any) payable by the Borrower to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus

(h) costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period; plus

(i) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period; plus

(j) Permitted Capital Expenditures contemplated by the then-effective Operating Budget; plus

(k) all other cash expenses payable by the Borrower in the ordinary course of business. Operation and Maintenance Expenses shall exclude any Gas Hedge Termination Value and shall exclude, to the extent included above: (i) transfers from any Account into any other Account (other than the Operating Account) during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, (iv) except as provided in clause (j) above, any Capital Expenditure including Permitted Capital Expenditures and (v) any payments of any kind with respect to any Restoration during such period.

To the extent insufficient funds are available in the Operating Account to pay any Operation and Maintenance Expenses and amounts are advanced by or on behalf of any Secured Party in accordance with the terms of the applicable Secured Debt Instrument or Secured Hedge Instrument for the payment of such Operation and Maintenance Expenses, the Obligation to repay such advances shall itself constitute an Operation and Maintenance Expense.

“Operator” means Cheniere Energy Partners GP, LLC, or such other Person from time to time party to the O&M Agreement as ‘Operator’.

“Organic Document” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability company agreement, and, with respect to any Person that is a partnership or limited partnership, its certificate of partnership and its partnership agreement.

“Other Secured Debt” means any Secured Debt other than (a) the Secured Bank Debt and (b) any Additional Secured Debt which constitutes one or more commercial loans made pursuant to one or more credit facilities in which the lenders are primarily financial institutions engaged in the business of banking.

“Payment Date” means (a) the Quarterly Payment Date in respect of the Term Loan A Credit Agreement, and (b) with respect to other Secured Debt Instruments, the meaning provided therein.

“Performance Liquidated Damages” means any liquidated damages resulting from the Project’s performance which are required to be paid by the EPC Contractor or any other Material Project Party for or on account of any diminution to the performance of the Project.

“Performance Test” means the Performance Tests under the EPC Contract and the Lenders’ Reliability Test.

“Permitted Capital Expenditures” means Capital Expenditures that:

(a) are required for compliance with Project Documents, insurance policies, Government Rules, Government Approvals and Prudent Industry Practices; or

(b) are otherwise used for the Project; and

in all cases, (i) are funded by equity or Permitted Indebtedness issued by the Borrower, (ii) are funded from the Distribution Account as set forth in Section 5.10 (Distribution Account) of the Accounts Agreement, (iii) are funded by insurance proceeds, each of (i), (ii) or (iii) as expressly permitted herein and the other Financing Documents and to the extent that all such sums entirely fund such Permitted Capital Expenditures, or (iv) are contemplated by the then-effective Operating Budget, and, in the case of clauses (i), (ii) or (iii), could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under the Sabine Pass TUA.

“Permitted Hedging Agreement” means any of the:

(a) Interest Rate Protection Agreements; and

(b) gas hedging contracts for up to a maximum of 7 Bcf of gas for a period of not to exceed ninety (90) days.

“Permitted Indebtedness” means:

(a) Senior Debt;

(b) unsecured Indebtedness of the Borrower incurred to finance working capital and other general corporate purposes; provided, that such Indebtedness shall be used (i) to finance working capital in an amount not to exceed twenty million Dollars ($20,000,000) in the aggregate or (ii) for general corporate purposes (including leases and sale-leaseback transactions) in an amount not to exceed ten million Dollars ($10,000,000) in the aggregate (in addition to the leases permitted pursuant to paragraph (c) of this definition);

(c) purchase money Indebtedness or Capital Lease Obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment; provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed five million Dollars ($5,000,000) in the aggregate;

(d) other unsecured Indebtedness for borrowed money subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties and that is not in excess of one hundred million Dollars ($100,000,000) in the aggregate; provided, that such instrument shall include that: (i) the maturity of such subordinated shall be no shorter than the maturity of the Secured Debt; (ii) such subordinated debt shall not be amortized; (iii) no interest payments shall be made under such subordinated debt except from monies held in the Distribution Account and are permitted to be distributed pursuant to the Accounts Agreement; (iv) such subordinated debt shall not impose covenants on the Borrower; and (v) such subordinated debt shall otherwise be governed pursuant to the terms of a subordination agreement in form and substance reasonably satisfactory to the Secured Parties;

(e) trade or other similar Indebtedness incurred in the ordinary course of business, which is (i) not more than ninety (90) days past due, or (ii) being contested in good faith and by appropriate proceedings;

(f) contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(g) any obligations under Permitted Hedging Agreements;

(h) to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(i) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business;

(j) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(k) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; and

(l) secured debt not in excess of $1,000 owed to the Common Security Trustee;

provided, that the Borrower may only incur the Indebtedness referred to in clauses (b) or (d) above following the Project Completion Date.

“Permitted Investments” has the meaning given to it in the Accounts Agreement.

“Permitted Liens” means, collectively:

(a) Liens in favor, or for the benefit, of the Secured Parties created or permitted pursuant to the Security Documents;

(b) Liens securing Indebtedness with respect to Permitted Hedging Agreements and Indebtedness described in clause (c) of Permitted Indebtedness;

(c) Liens which are scheduled exceptions to the coverage afforded by the Title Policy on the Closing Date;

(d) statutory liens for a sum not yet delinquent or which are being Contested;

(e) pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money) leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business and in accordance with the then-effective Operating Budget;

(f) capital leases and purchase money liens on property purchased securing obligations not in excess of five million Dollars ($5,000,000) in the aggregate;

(g) easements and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or encumbrances or imperfections in title which do not materially impair such property for the purpose for which the Borrower’s interest therein was acquired or materially interfere with the operation of the Project as contemplated by the Transaction Documents;

(h) Mechanics’ Liens, Liens of lessors and sublessors and similar Liens incurred in the ordinary course of business for sums which are not overdue for a period of more than thirty (30) days or the payment of which is subject to a Contest;

(i) legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are subject to a Contest;

(j) the Liens created pursuant to the Real Property Documents;

(k) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

(m) Liens for workers’ compensation awards and similar obligations not then delinquent; Mechanics’ Liens and similar Liens not then delinquent, and any such Liens, whether or not delinquent, whose validity is at the time being Contested in good faith; and

(n) the Lien securing the Indebtedness described in clause (l) of the definition of Permitted Indebtedness.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or Government Authority.

“Pipeline” means the approximately 200 feet of 42-inch diameter pipeline and other facilities as described in the application filed by the Cheniere Creole Trail Pipeline, L.P., pursuant to Section 7(c) of the NGA in FERC Docket No CP12-351-000.

“Pipeline Transportation Agreement” means the Firm Transportation Agreement to be entered into by the Borrower and Cheniere Creole Trail Pipeline, L.P. pursuant to the Precedent Agreement.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement, dated as of July 31, 2012, between the Pledgor and the Common Security Trustee and any other pledge agreement executed (in favor of the Common Security Trustee) by any Person holding any direct ownership interests in the Borrower.

“Pledgor” means Sabine Pass LNG-LP, LLC, a Delaware limited liability company.

“Precedent Agreement” means the Transportation Precedent Agreement, to be entered into on or prior to the date of the Initial Advance, between Cheniere Creole Trail Pipeline, L.P. and the Borrower, in substantially the form of Exhibit I to the Common Terms Agreement or such other form agreed to by the Common Security Trustee.

“Project” means the two liquefaction trains, each with a nominal capacity of at least 182,500,000 MMBtu per annum that (a) as of the date hereof, are intended to be used for production of LNG and other Services under the BG FOB Purchase and Sale Agreement and the GN FOB Purchase and Sale Agreement, as applicable, and (b) are identified in Exhibit H to the Common Terms Agreement.

“Project Completion Date” means the date upon which all of the conditions set forth in Section 6.05 of the Term Loan A Credit Agreement have been either satisfied, to the satisfaction of the Term Loan A Administrative Agent and the Required Secured Parties, or, in each case, waived by the Term Loan A Administrative Agent and the Required Secured Parties.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs and interest and interest rate hedge expenses), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project and all other costs incurred with respect to the Project in accordance with the Construction Budget and Schedule, including working capital prior to the end of the Availability Period (for the avoidance of doubt, Project Costs shall exclude any operation and maintenance expenses for any train of the Project that has achieved Substantial Completion).

“Project Document Termination Payments” means all payments that are required to be paid to or for the account of the Borrower as a result of the termination of or reduction of any obligations under any Material Project Document, if any.

“Project Documents” means each Material Project Document and any other material agreement relating to Development.

“Project Parties” means the Material Project Parties and each other Person from time to time party to a Project Document (other than the Borrower).

“Projected Debt Service Coverage Ratio” means, for the applicable period, the ratio of (a) Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, mixed, movable, immovable, corporeal or incorporeal and whether tangible or intangible.

“Provisional Sums Fixing Period” has the meaning provided in Section 6.21 (EPC Contract).

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“Qualified Counterparty” means:

(a) as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (a)(i) of this definition; and

(b) as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (b)(i) of this definition, in each case, with a credit rating (or a guaranty from a Person with a credit rating) of at least A- from S&P or Fitch or at least A-3 from Moody’s.

“Qualified Gas Supplier” means any of Chevron Natural Gas, a division of Chevron U.S.A., Inc., Total Gas & Power North America, Inc., EDF Trading North America, LLC, Louis Dreyfus Energy Services, L.P., Tenaska Marketing Ventures or any other Person (i) rated at least BBB- by S&P, BBB- by Fitch, or Baa3 by Moody’s, (ii) having an unconditional guaranty of its obligations to the Borrower pursuant to any Additional Material Project Document from another Person possessing one of the ratings specified in the foregoing clause (i), or (iii) providing a letter of credit from a final institution rated at least A- by S&P or A3 by Moody’s, in at least the amount of its obligations under its Gas supply contract with the Borrower; provided, however, that to the extent that any Qualified Gas Supplier under this definition is experiencing operational issues resulting in its inability to deliver quantities of natural gas pursuant to the terms of its respective Additional Material Project, any other Person that supplies such quantities of natural gas shall be deemed a Qualified Gas Supplier for purposes of this definition.

“Qualified Transporter” means any Person possessing the requisite FERC Government Approval to transport natural gas.

“Quarterly Payment Date” has the meaning provided in the Term Loan A Credit Agreement.

“Ready for Performance Testing” has the meaning provided in the EPC Contract.

“Ready for Start Up” has the meaning provided in the EPC Contract.

“Real Property Documents” means any material contract or agreement constituting or creating an estate or interest in any portion of the Site, including, without limitation, the Lease Agreements and the Sublease.

“Recognized Credit Rating Agency” means S&P, Fitch, Moody’s, or any successor to S&P, Fitch, Moody’s, so long as such agency is a “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission.

“Regulation T”, “Regulation U” and “Regulation X” means, respectively, Regulation T, Regulation U and Regulation X of the Board.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the shareholders, members, partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means, with respect to any Hazardous Material, any release, spill, emission, leaking, pouring, emptying, escaping, dumping, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the environment, including the movement of such Hazardous Material through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Replacement Debt” means, collectively, Secured Replacement Debt and Unsecured Replacement Debt incurred by the Borrower (including by way of Senior Bonds) pursuant to Section 2.5 (Replacement Debt) in order to partially or in whole (a) refinance by prepaying or redeeming then existing Senior Debt or (b) replace by cancelling then existing Senior Debt Commitments.

“Required Debt Service Reserve Amount” means as of any date on and after the Project Completion Date, an amount projected by the Common Security Trustee equal to the amount necessary to pay the forecasted Debt Service in respect of Secured Debt from such date through (and including) the next two (2) Payment Dates (which shall, if not already included, include the maturity date under any Secured Debt) (assuming that no Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of the Advances for the next six (6) months; provided, that for purposes of calculation of the amount specified in clause (c) of the definition of Debt Service, any final balloon payment or bullet maturity of Secured Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Payment Date prior to such balloon payment or bullet maturity shall be taken into account.

“Required Secured Parties” has the meaning given to it in the Intercreditor Agreement.

“Restricted Payment” means (a) any dividend or other distribution by the Borrower (in cash, Property of the Borrower, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any membership interest in the Borrower and (b) all payments (in cash, Property of the Borrower, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness owed to the Pledgor or any other Person party to a Pledge Agreement or any Affiliate thereof (including any Subordinated Indebtedness incurred to fund the Equity Contribution Amount). For the avoidance of doubt, payments to the Manager for fees and costs pursuant to the Management Services Agreement, and payments to the Operator pursuant to the O&M Agreement paid in accordance with Sections 5.02(b), 5.03(b), and 5.04(b) of the Accounts Agreement are not Restricted Payments.

“Revenue Account” has the meaning assigned to such term in the Accounts Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“Sabine Pass TUA” means the Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, between the Borrower and SPLNG.

“Secured Bank Debt” means Indebtedness incurred by the Borrower in the aggregate amount of up to three billion six hundred twenty six million Dollars ($3,626,000,000) pursuant to the Term Loan A Credit Agreement comprised of the Construction/Term Loans.

“Secured Bank Debt Holders” means, at any time, the Holders of the Secured Bank Debt.

“Secured Debt” means the Senior Debt (other than Indebtedness under Interest Rate Protection Agreements) that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Debt Holder Group” means, at any time, the Holders of each tranche of Secured Debt.

“Secured Debt Holder Group Representative” means, (a) the Term Loan A Administrative Agent in respect of the Secured Bank Debt Holders and Secured Bank Debt, and (b) with respect to any other Secured Debt Holder Group and its relevant Secured Debt Instrument, the representative designated as such in Schedule 2.7(e) (as such Schedule 2.7(e) may be updated from time to time).

“Secured Debt Holders” means, at any time, the Holders of the Secured Debt.

“Secured Debt Instrument” means, at any time, each instrument, including the Term Loan A Credit Agreement, governing Secured Debt and designated as such in Schedule 2.7(e) (as such Schedule 2.7(e) may be updated from time to time).

“Secured Expansion Debt” means the Expansion Debt that is Secured Debt.

“Secured Gas Hedge Instrument” means, at any time, each instrument governing Secured Gas Hedge Obligations and designated as such in Schedule 2.7(e) (as such Schedule 2.7(e) may be updated from time to time).

“Secured Gas Hedge Obligations” means the Indebtedness under any Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Gas Hedge Representative” means the representative or representatives of the Gas Hedge Providers designated as such in Schedule 2.7(e) (as such Schedule 2.7(e) may be updated from time to time).

“Secured Hedge Instrument” means, at any time, each instrument governing Secured Hedge Obligations and designated as such in Schedule 2.7(e) (as such Schedule 2.7(e) may be updated from time to time).

“Secured Hedge Obligations” means the Indebtedness under Interest Rate Protection Agreements that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Hedge Representative” means the representative or representatives of the Holders of Secured Hedge Obligations designated as such in Schedule 2.7(e) (as such Schedule 2.7(e) may be updated from time to time).

“Secured Hedging Parties” means the Holders of the Secured Hedge Obligations.

“Secured Parties” means the Secured Debt Holders, the Holders of Secured Hedge Obligations, the Gas Hedge Providers, the Common Security Trustee, the Intercreditor Agent, the Accounts Bank, the applicable Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives, in each case, in whose favor the Borrower has granted Security in the Collateral pursuant to the Security Documents.

“Secured Replacement Debt” means the Replacement Debt that is Secured Debt.

“Secured Working Capital Debt” means the Working Capital Debt that is Secured Debt.

“Security” means the security interest created in favor of the Common Security Trustee for the benefit of the Secured Parties pursuant to the Security Documents.

“Security Agency Agreement” means the Security Agency Agreement, dated as of July 31, 2012, among the Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, the Accounts Bank and the Intercreditor Agent.

“Security Documents” means:

(a) the Borrower Security Agreement;

(b) the CQP Security Agreement;

(c) the Accounts Agreement;

(d) each Pledge Agreement;

(e) the Mortgage;

(f) the Consents; and

(g) any such other security agreement, control agreement, patent and trademark assignment, lease, mortgage, assignment and other similar agreement securing the Obligations between any Person and the Common Security Trustee on behalf of the Secured Parties or between any Person and any other Secured Party and all financing statements, agreements or other instruments to be filed in respect of the Liens created under each such agreement.

“Senior Bonds” means debt securities issued pursuant to an Indenture that is a Senior Debt Instrument.

“Senior Debt” means:

(a) Secured Bank Debt;

(b) Additional Secured Debt;

(c) the Unsecured Replacement Debt;

(d) the Unsecured Expansion Debt;

(e) the Unsecured Working Capital Debt; and

(f) Indebtedness under Interest Rate Protection Agreements.

“Senior Debt Commitments” means, at any time, the aggregate of any principal amount that Holders of Senior Debt are committed to disburse or stated amount of letters of credit that Holders of Senior Debt are required to issue, in each case under any Senior Debt Instrument, and in the case of Senior Debt Commitments in respect of Secured Debt, as designated in Schedule 2.7(e) (as such Schedule 2.7(e) may be updated from time to time).

“Senior Debt Instrument” means a Secured Debt Instrument or an Unsecured Debt Instrument.

“Services” means the liquefaction and other services to be provided or performed by the Borrower under the FOB Sale and Purchase Agreements and, if applicable, the Train Three and Train Four LNG Sales Agreements.

“Site” means, collectively, each parcel or tract of land, as reflected on Schedule A of the Title Policy and in the Real Property Documents, upon which any portion of the Project is or will be located.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date:

(a) the fair valuation of the property of such Person is greater than the total liabilities, including, without limitation, contingent liabilities, of such Person;

(b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured;

(c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business;

(d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and

(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.

In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPLNG” means Sabine Pass LNG, L.P., a Delaware limited partnership.

“SPLNG Indenture” means the Indenture dated as of November 9, 2006, among SPLNG, the Guarantors (as defined therein) and The Bank of New York, as trustee.

“Sponsor” means Cheniere Energy Partners, L.P., a Delaware limited partnership.

“Sublease” means the Sub-lease Agreement, dated June 11, 2012, between SPLNG, as sublessor, and the Borrower, as sublessee covering approximately two hundred sixty-eight (268) acres of the Site.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower to any Person permitted by clause (d) of the definition of Permitted Indebtedness which is subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Completion” has the meaning assigned to the term “Substantial Completion” in the EPC Contract.

“Summary Milestone Schedule” means a summary of selected CPM Schedule milestones, extracted from the Level III CPM Schedule (each as defined in the EPC Contract) substantially in the form acceptable to the Independent Engineer, listing for each contained milestone: early start date, early finish date, late start date, late finish date, and days of float.

“Survey” means an ALTA survey of the Site:

(a) showing a state of facts reasonably acceptable to the Common Security Trustee;

(b) prepared by an independent surveyor licensed in the State of Louisiana;

(c) in compliance with the 2011 ALTA/ACSM Minimum Standard Detail Requirements for ALTA/ACSM Surveys, including Table A optional items 1, 2, 3, 4, 6(a), 6(b), 8, 10, 13, 17 and 18 and, in addition, with respect to the “as-built” ALTA Survey to be delivered pursuant to Section 6.18 (Surveys and Title Policies), Table A option items 7(a) and 9;

(d) dated no more than thirty (30) days prior to the Closing Date;

(e) certified to the Borrower, the Title Company, the Common Security Trustee and such additional parties as any of them shall designate; and

(f) otherwise sufficient for the Title Company to eliminate all standard survey exceptions from the Title Policy.

“Taxes” means, with respect to any Person, all taxes, assessments, imposts, duties, governmental charges or levies imposed directly or indirectly on such Person or its income, profits or Property by any Government Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax” shall have a correlative meaning.

“Term Loan A Administrative Agent” has the meaning given to it in the Term Loan A Credit Agreement.

“Term Loan A Credit Agreement” means the Credit Agreement (Term Loan A) dated on or about the Closing Date by and among the Borrower, the Term Loan A Administrative Agent, the Common Security Trustee, and the Secured Bank Debt Holders.

“Terminal Use Rights Assignment and Agreement” means the Terminal Use Rights Assignment and Agreement, dated as of July 31, 2012, among the Borrower, SPLNG and Cheniere Energy Investments, LLC.

“Title Company” means First American Title Insurance Company.

“Title Policy” means a fully paid ALTA form 6-16-2006 extended coverage lenders’ policy of title insurance as adopted for use in Louisiana, or a binding marked commitment deleting all requirements to issue such policy, including all amendments thereto, endorsements thereof and substitutions or replacements therefor, issued by the Title Company in favor of the Common Security Trustee, with such coinsurers or reinsurers as may be reasonably required by the Common Security Trustee, in an aggregate principal amount of not less than three billion six hundred twenty-six million Dollars ($3,626,000,000) and in form satisfactory to the Common Security Trustee in all respects, insuring as of the date of the recording of the Mortgage (except with respect to Mechanics’ Liens, which shall be insured through the date of the EPC Contractor’s most recent Interim Conditional Lien Waiver), that the Mortgage is a first and prior Lien on the Mortgaged Property (to the extent the Mortgaged Property consists of interests insurable under the terms of such form of title policy) free and clear of all Liens on and defects of title other than Permitted Liens, and containing or providing for, among other items:

(a) no survey exceptions other than those approved by the Common Security Trustee;

(b) a pending disbursements clause acceptable to the Common Security Trustee; and

(c) such endorsements and affirmative assurances as the Common Security Trustee shall reasonably require and which are reasonably obtainable from title insurers in regard to commercial property located in the State of Louisiana.

“Total Capitalization” means the sum of (a) Total Debt, plus (b) Funded Equity.

“Total Debt” means the principal amount of all Secured Debt of the Borrower and its Subsidiaries (if any), Indebtedness under any Unsecured Debt Instruments to which the Borrower or its Subsidiaries (if any) is a party, and all subordinated debt of the Borrower and its Subsidiaries (if any) (other than member loans made to the Borrower or its Subsidiaries (if any)).

“Train Three and Train Four LNG Sales Agreements” means the LNG Sale and Purchase Agreement (FOB), dated as of November 11, 2011, between the Borrower and GAIL, and the LNG Sale and Purchase Agreement (FOB), dated as of January 30, 2012, between the Borrower and KoGas.

“Tranche” has the meaning given to it in the Term Loan A Credit Agreement.

“Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“Transfer Accession Agreement” means an accession agreement substantively in the form set out in Schedule 2.8(d) in respect of any Secured Debt Holder Group Representative, Schedule 2.8(e) in respect of any Secured Hedge Representative and Schedule 2.8(f) in respect of any Secured Gas Hedge Representative.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America.

“Unsecured Debt Instrument” means, at any time, each material instrument governing Senior Debt other than Secured Debt or Secured Hedge Obligations.

“Unsecured Expansion Debt” means the Expansion Debt that is not Secured Debt.

“Unsecured Replacement Debt” means the Replacement Debt that is not Secured Debt.

“Unsecured Working Capital Debt” means the Working Capital Debt that is not Secured Debt.

“Water Agreement” means the Water Service Agreement, dated as of December 21, 2011, between the City of Port Arthur and the Borrower, as amended by that certain First Amendment to Water Service Agreement, dated as of June 12, 2012.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Debt” has the meaning assigned to such term in Section 2.4 (Working Capital Debt).